As filed with the Securities and Exchange Commission on January 9, 2007

Registration No. 333-138090

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smithfield Foods, Inc.

(Exact name of registrant as specified in its charter)

Virginia	2011	52-0845861
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael H. Cole, Esq.

Vice President, Chief Legal Officer & Secretary

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert E. Spatt Maripat Alpuche Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	John J. Sabl Dennis V. Osimitz Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603-2302 (312) 853-7000	Robert B. Schumer Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[•], 2007

To the Stockholders of Premium Standard Farms, Inc.:

You are cordially invited to attend a special meeting of stockholders of Premium Standard Farms, Inc. (“PSF”) to be held on [•], 2007, at [•] a.m., local time, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105.

At the special meeting, you will be asked to vote to adopt the merger agreement entered into by PSF with Smithfield Foods, Inc. (“Smithfield”) and a subsidiary of Smithfield. The merger agreement provides that, upon effectiveness of the merger contemplated by the merger agreement, PSF will become a wholly owned subsidiary of Smithfield and each share of PSF common stock you own will be converted into the right to receive:

•	0.6780 of a share of Smithfield common stock; and

•	$1.25 in cash.

Under limited circumstances, Smithfield will increase by up to $1.00 per share, the amount of cash to be included in the merger consideration and decrease the fraction of a share of Smithfield common stock by an amount having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as the amount of the increase in cash.

The board of directors of PSF has unanimously approved the merger agreement and has determined that the merger agreement is fair to, and in the best interests of, PSF and its stockholders. The board of directors of PSF unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

In reaching its determination to recommend adoption of the merger agreement, the board of directors considered the opinion of PSF’s financial advisor, Centerview Partners LLC, that, as of September 17, 2006, the consideration to be received by PSF stockholders pursuant to the merger was fair to the stockholders of PSF from a financial point of view. Centerview’s opinion is subject to the assumptions, matters considered, limitations and qualifications set forth in its written opinion dated September 17, 2006, which is attached as Annex C to the accompanying proxy statement/prospectus. We urge you to read the opinion in its entirety.

A holder of PSF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of PSF common stock for shares of Smithfield common stock pursuant to the merger. A holder of PSF common stock may, however, recognize gain with respect to the cash such holder receives pursuant to the merger. For a more detailed description of the U.S. federal income tax consequences of the merger, see “The Merger—Material United States Federal Income Tax Consequences” beginning on page 48 of the accompanying proxy statement/prospectus.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the shares of PSF common stock outstanding as of the record date. We urge you to read carefully the accompanying proxy statement/prospectus, which includes important information about PSF, Smithfield and the proposed merger. In particular, please see the section titled “Risk Factors” beginning on page 16 of the accompanying proxy statement/prospectus which contains a description of the risks that you should consider in evaluating the merger. Shares of PSF common stock are listed on the Nasdaq National Market under the ticker symbol “PORK.” Smithfield common stock is listed on the New York Stock Exchange under the symbol “SFD.” On [•], 2007, the most recent practicable trading day prior to the printing of the accompanying proxy statement/prospectus, the last sales price of PSF common stock was $[•] per share and the last sales price of Smithfield common stock was $[•] per share. Based on the number of shares of PSF common stock outstanding as of the record date, the total number of shares of Smithfield common stock to be issued pursuant to the merger to PSF stockholders (assuming no option exercises and no substitution of cash for stock merger consideration) would be approximately 21,677,563.

Very truly yours,

PREMIUM STANDARD FARMS, INC.

John M. Meyer
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2007, and is being first mailed to stockholders of PSF on or about [•], 2007.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such state.

References to Additional Information

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Smithfield and PSF from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Premium Standard Farms, Inc. 805 Pennsylvania Avenue, Suite 200 Kansas City, Missouri 64105 Telephone: (816) 472-7675 Attention: Secretary	Smithfield Foods, Inc. 200 Commerce Street Smithfield, Virginia 23430 Telephone: (757) 365-3000 Attention: Secretary

If you would like to request documents, please do so by [•], 2007 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 99.

PREMIUM STANDARD FARMS, INC.

805 Pennsylvania Avenue, Suite 200

Kansas City, Missouri 64105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2007

Dear Premium Standard Farms, Inc. Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Premium Standard Farms, Inc., a Delaware corporation (“PSF”), will be held on [•], 2007, at [•]:00 a.m., local time, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105. The purposes of the special meeting are:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield Foods, Inc., KC2 Merger Sub, Inc. (a wholly owned subsidiary of Smithfield Foods, Inc. established for the purpose of effecting the merger) and PSF, as amended from time to time, which provides for the merger of KC2 Merger Sub, Inc. with PSF; and

2.	To consider and vote upon any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting, including any adjournment for the purpose of soliciting additional proxies.

The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail. The PSF board of directors has determined that the merger agreement is advisable and fair to, and in the best interests of, PSF and its stockholders and recommends that PSF stockholders vote to adopt the merger agreement.

In accordance with the provisions of PSF’s Bylaws, the PSF board of directors has fixed the close of business on December 22, 2006 as the record date for the determination of PSF stockholders entitled to notice of, and to vote at, the special meeting of stockholders or any adjournment or postponement thereof.

Under Delaware law, PSF stockholders of record who do not vote in favor of the merger have the right to exercise appraisal rights in connection with the merger and obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court rather than the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the accompanying proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to the accompanying proxy statement/prospectus.

We will admit to the special meeting (1) all stockholders of record at the close of business on December 22, 2006, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person’s broker, (3) persons who have been granted proxies, and (4) such other persons that we, in our sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card or register your intention when submitting your proxy by telephone or through the Internet, according to the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerard J. Schulte
Secretary

Kansas City, Missouri

[•], 2007

Your vote is important. Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person. You may submit your proxy by telephone, through the Internet or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy will not be used. Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates.

PROXY STATEMENT/PROSPECTUS

Premium Standard Farms, Inc. is providing this proxy statement/prospectus and accompanying proxy card to you in connection with the solicitation by the Premium Standard Farms, Inc. board of directors of proxies to be voted at a special meeting of stockholders and at any adjournment of the special meeting. This proxy statement/prospectus also constitutes a prospectus of Smithfield Foods, Inc. for the shares of common stock of Smithfield Foods, Inc. to be issued to stockholders of Premium Standard Farms, Inc. pursuant to the merger of a wholly owned subsidiary of Smithfield Foods, Inc. with and into Premium Standard Farms, Inc.

i

ii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q1:   What is the proposed transaction upon which I am being asked to vote?

A1:   You are being asked to vote to adopt a merger agreement entered into between Smithfield and PSF. In the merger, KC2 Merger Sub, Inc., a newly formed, wholly owned subsidiary of Smithfield, will be merged with and into PSF. After the merger, PSF will be the surviving corporation and will be a wholly owned subsidiary of Smithfield.

Q2:   What vote is required for adoption?

A2:   The merger agreement must be adopted by a majority of the outstanding shares of PSF common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as voting against the merger agreement. You are entitled to vote on the merger agreement if you held PSF common stock at the close of business on the record date, which is December 22, 2006. On that date, 31,972,806 shares of PSF common stock were outstanding and entitled to vote.

Q3:   When do you expect the merger to be completed?

A3:   We expect to complete the merger promptly after the PSF stockholders adopt the merger agreement at the special meeting and after we receive all necessary regulatory approvals. We are hopeful that we can complete the merger in the first calendar quarter of 2007.

Q4:   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A4:   You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of PSF common stock for approval, these so-called “broker non-votes” have the same effect as votes cast against the merger agreement.

Q5:   What do I need to do now?

A5:  After carefully reading and considering the information contained in this proxy statement/

prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Your signed proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement. You may also submit a proxy by telephone or through the Internet by following the instructions with your proxy card. If you do not vote or if you abstain, the effect will be the same as a vote against the merger agreement. YOUR VOTE IS VERY IMPORTANT.

Q6:  May I change my vote after I have mailed my signed proxy card?

A6:  You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written notice stating that you want to revoke your proxy to:

Gerard J. Schulte, Secretary,

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, Missouri 64105

Second, you can complete and submit a new later-dated proxy card. Third, you can submit a proxy by telephone or through the Internet at a later time. Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q7: Should I send in my stock certificates now? A7: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q8:   Who can help answer my questions?

A8:   If you have any questions about the special meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, please contact PSF’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone: (212) 269-5550 (collect)

(800) 290-6429 (toll-free)

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders are encouraged to carefully read this entire proxy statement/prospectus, its annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus. The term “PSF” refers to Premium Standard Farms, Inc., a Delaware corporation, and its subsidiaries, and the term “Smithfield” refers to Smithfield Foods, Inc., a Virginia corporation, and its subsidiaries, unless otherwise stated or indicated by the context. Each item in this summary includes a page reference directing you to a more complete description of that item.

The merger. (Page 23)

On September 17, 2006, Smithfield, PSF and KC2 Merger Sub, Inc., a wholly owned subsidiary of Smithfield, entered into the merger agreement, which is the legal document governing the proposed merger. Subject to the terms and conditions of the merger agreement, KC2 Merger Sub, Inc. will be merged with and into PSF, with PSF continuing as the surviving corporation. Upon the completion of the merger, PSF will be a wholly owned subsidiary of Smithfield and PSF common stock will no longer be publicly traded.

What PSF stockholders will receive in the merger. (Page 54)

PSF Common Stock

Pursuant to the merger, each share of PSF common stock will be exchanged for (i) 0.6780 (the “exchange ratio”) of a share of Smithfield common stock and (ii) $1.25 in cash, without interest. Smithfield will increase, by up to $1.00 per share, the amount of cash to be included in the merger consideration and decrease the fraction of a share of Smithfield common stock by an amount having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as the amount of the increase in cash, if Smithfield reasonably determines that those actions are necessary in order to list on the New York Stock Exchange the shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of Smithfield stock options) without the requirement of a vote of Smithfield shareholders. Holders of PSF common stock will receive cash for any fractional shares of Smithfield common stock they otherwise would have received in the merger. Smithfield expects to use financing available under its existing U.S. bank revolving credit facility to fund the cash payment to PSF stockholders.

For example, a PSF stockholder owning 1,000 shares of PSF common stock would receive total consideration of 678 shares of Smithfield common stock and $1,250 in cash, assuming that Smithfield does not substitute up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as described above. In this example, there is no fractional share interest in Smithfield common stock and thus no payment to be made in lieu of such fractional share interest under the terms of the merger agreement.

The exchange ratio relating to the shares of Smithfield common stock to be issued in the merger is a fixed ratio, which means that it will not change because of a change in the trading price of Smithfield common stock between now and the time the merger is completed. Therefore, the market value of the Smithfield common stock received by PSF stockholders in the merger will depend on the market price of Smithfield common stock at the time the merger is completed. The exchange ratio will be reduced if Smithfield substitutes up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) under the circumstances described above. A vote by PSF stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not Smithfield substitutes up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value as described above.

At the time of the execution of the merger agreement, the shares of Smithfield common stock expected to be issued in the merger constituted less than 20% of Smithfield’s outstanding shares of common stock. New York Stock Exchange rules generally require that a listed company like Smithfield obtain approval of its stockholders if the number of shares of the company’s stock to be issued in connection with a business acquisition represents 20% or more of its outstanding stock. In response to PSF’s desire to avoid an additional condition to closing and to increase the likelihood of closing for PSF stockholders, Smithfield and PSF agreed that the merger would not be subject to a vote of Smithfield shareholders and, accordingly, agreed to Smithfield substituting a small amount of cash for a portion of the stock consideration having an equivalent value, if necessary, in order to complete the merger without a vote of Smithfield shareholders in the event the shares of Smithfield common stock to be issued in the merger constituted more than 20% of Smithfield’s outstanding common stock at closing.

If Smithfield substitutes cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing), Smithfield will issue a press release announcing the precise amount of stock consideration to be substituted and will provide for a toll-free number, which will be announced in that press release, where PSF stockholders can call to learn the final exchange ratio as adjusted for the substitution. Smithfield will make its determination as to whether such a substitution will be made prior to the fifth trading day before completion of the merger. Smithfield will only substitute cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) if the number of shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of PSF stock options that are converted into Smithfield stock options) would exceed 20% of the shares of Smithfield common stock outstanding immediately prior to the completion of the merger and, therefore, would require a vote of Smithfield shareholders under the rules of the New York Stock Exchange.

Treatment of PSF Stock Options

Outstanding PSF stock options at the closing date of the merger will be converted into options to purchase Smithfield common stock, with appropriate adjustments made to the number of shares and the exercise price under those options based on the value of the merger consideration. The impact of such options on the total purchase consideration is not expected to be significant.

Total Smithfield shares to be issued

Based on the number of shares of PSF common stock outstanding as of the record date, the total number of shares of Smithfield common stock to be issued pursuant to the merger to PSF stockholders (assuming no option exercises and no substitution of cash for stock merger consideration) would be approximately 21,677,563.

In connection with the merger, PSF will hold a special meeting of its stockholders. (Page 20)

When and Where. The special meeting will be held on [•], 2007, at [•] a.m., local time, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105.

Purposes of the Special Meeting. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. You will also be asked to consider and vote upon any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting, including an adjournment for the purposes of soliciting additional proxies.

Record Date; Voting Power. Holders of PSF common stock as of the close of business on December 22, 2006, the record date, are entitled to vote at the special meeting or any adjournment or postponement thereof. Each share of PSF common stock is entitled to one vote. As of the record date, 31,972,806 shares of PSF common stock were outstanding.

Vote Required. The affirmative vote of a majority of the shares of PSF common stock outstanding as of the record date is required to adopt the merger agreement. Acting upon any procedural matters incident to the conduct of the special meeting (other than adjournment) will require the affirmative vote of a majority of all votes cast with respect to such matter by the holders of shares of PSF common stock present or represented by proxy and entitled to vote on such matter at the special meeting. An adjournment of the special meeting will require the affirmative vote of shares of PSF common stock representing a majority of the shares of PSF common stock present in person or represented by proxy at the special meeting.

ContiGroup Companies, Inc., which we refer to as ContiGroup, in its capacity as a stockholder of PSF, entered into a voting agreement, dated September 17, 2006, with Smithfield and PSF with respect to the shares of PSF common stock owned by ContiGroup. Under the voting agreement, ContiGroup has agreed, subject to the terms of that agreement, to vote all shares of PSF common stock beneficially owned by it at the special meeting in favor of the adoption of the merger agreement. As of the record date, ContiGroup beneficially owned 12,428,592 shares of PSF common stock, representing approximately 38.9% of the shares of PSF common stock entitled to vote at the special meeting. See “The Merger—Voting Agreement” beginning on page 45.

Recommendation of the PSF board of directors. (Page 27)

On September 17, 2006, by unanimous vote, the PSF board of directors:

•	determined the merger agreement to be advisable and fair to, and in the best interests of, PSF and its stockholders;

•	approved the merger agreement and the voting agreement; and

•	resolved to recommend that PSF stockholders vote in favor of adoption of the merger agreement.

The PSF board of directors recommends a vote “FOR” adoption of the merger agreement.

Opinion of Centerview Partners LLC. (Page 30)

On September 17, 2006, Centerview Partners LLC, which we refer to as Centerview, delivered its opinion to the PSF board of directors that, as of September 17, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration of 0.6780 shares of Smithfield common stock together with $1.25 cash to be received pursuant to the merger for each share of PSF common stock held by holders of PSF common stock, was fair, from a financial point of view, to such holders.

The full text of Centerview’s opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview. Centerview’s opinion is attached as Annex C to this proxy statement/prospectus. Centerview’s opinion does not constitute a recommendation to any holder of PSF common stock as to how such stockholder should vote or act with respect to the merger agreement, nor did it constitute a recommendation to the PSF board of directors to approve the merger agreement.

Under the terms of Centerview’s engagement, PSF agreed to pay to Centerview certain fees for its services, some of which were payable in connection with rendering its opinion and a significant portion of which is contingent upon the mailing of this proxy statement/prospectus and completion of the merger.

Interests of certain persons in the merger. (Page 38)

When considering the recommendation by the PSF board of directors to vote “FOR” adoption of the merger agreement, you should be aware that certain directors and executive officers of PSF have, and ContiGroup, PSF’s largest stockholder, has, interests in the merger agreement that are different from, and may conflict with, your interests. Following the merger, Paul J. Fribourg, a member of the PSF board of directors and ContiGroup’s Chairman, President and Chief Executive Officer, will become a member of the Smithfield board of directors, and Michael J. Zimmerman, a member of the PSF board of directors and ContiGroup’s Executive Vice President and Chief Financial Officer, will become an advisory director of Smithfield. The directors and executive officers of PSF will receive certain benefits upon completion of the merger, including accelerated vesting of stock options and restricted stock. Options for 245,225 shares of PSF common stock as of December 1, 2006 with an average exercise price of $13.10 per share, and 259,849 shares of restricted stock as of December 1, 2006 held by directors and executive officers of PSF, will vest upon completion of the merger. Based on an implied merger consideration of $21.07 per share (calculated using the closing trading price of Smithfield common stock on September 15, 2006, the last trading day prior to the announcement of the merger), the difference between the implied merger consideration and the weighted average exercise price of $13.10 per share of the options held by directors and executive officers of PSF would be $7.97 per share (or approximately $2.6 million in the aggregate), and the aggregate value of the restricted shares held by directors and executive officers of PSF would be approximately $5.6 million. Additionally, certain executive officers may be entitled to receive severance payments in connection with the merger in an aggregate amount of approximately $2.6 million. Smithfield has agreed to continue certain indemnification arrangements for directors and executive officers of PSF.

As of the record date, ContiGroup owned approximately 38.9% of PSF common stock. Three members of the PSF board of directors are not considered independent due to current or past relationships with ContiGroup. PSF and ContiGroup are parties to a market hog grower agreement and a services agreement. Smithfield and ContiGroup are parties to a 50/50 joint venture that engages in cattle feeding operations and have agreed in principle to form a 50/50 joint venture to build a beef processing plant. The PSF board of directors was aware of these interests and considered them in approving the merger agreement.

Certain governmental and regulatory approvals must be obtained. (Page 46)

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be consummated unless certain waiting period requirements have expired or been terminated. Smithfield and PSF filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission regarding the merger on October 6, 2006. On November 6, 2006, each of Smithfield, PSF and ContiGroup received a request for additional information, commonly referred to as a second request, from the Antitrust Division of the Department of Justice in connection with the merger. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Smithfield, PSF and ContiGroup have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust Division of the Department of Justice.

The obligations of Smithfield and PSF to complete the merger are subject to a number of conditions. (Page 63)

Smithfield and PSF are obligated to complete the merger only if they satisfy, or in some cases, waive, several conditions, including the following:

•	the merger agreement has been adopted by the affirmative vote of PSF stockholders representing a majority of the shares of PSF common stock outstanding and entitled to vote at the PSF special meeting;

•	the shares of Smithfield common stock to be issued to PSF stockholders and the shares of Smithfield common stock to be reserved for issuance upon exercise of Smithfield stock options, have been approved for listing on the New York Stock Exchange, which we refer to as the NYSE, subject to official notice of issuance;

•	the waiting period applicable to the merger under the HSR Act has expired or has been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order; and

•	other customary conditions set forth in the merger agreement including the receipt of tax opinions, accuracy of representations and warranties and the performance of obligations under the merger agreement.

In addition, Smithfield is obligated to complete the merger only if there is not pending any suit, action or proceeding by any United States governmental entity seeking to prohibit the completion of the merger or any other material transactions contemplated by the merger agreement that are reasonably likely to succeed.

PSF has agreed not to solicit third party acquisition proposals. (Page 59)

Subject to certain exceptions, the merger agreement provides that neither PSF nor any of its subsidiaries nor any of its and their respective directors or officers shall, and PSF shall use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled affiliate, not to, directly or indirectly through another person, solicit, initiate or knowingly encourage or knowingly facilitate any “takeover proposal,” as defined in the merger agreement, or the making or consummation of any takeover proposal, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any takeover proposal, or waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Smithfield.

Under certain circumstances, Smithfield and PSF may terminate the merger agreement. (Page 64)

Smithfield and PSF may agree in writing to terminate the merger agreement at any time without completing the merger, even after the PSF stockholders have voted to adopt the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in other specified circumstances, including:

•	by either Smithfield or PSF if:

•	the merger has not been completed on or before September 17, 2007, unless the principal cause of the failure of the effective time of merger to occur by that date is a material breach of the merger agreement by the party seeking to terminate the merger agreement, provided that if the conditions set forth in the merger agreement relating to antitrust or other governmental approvals are the only conditions which have not been satisfied on September 17, 2007, either party may extend that date until December 17, 2007;

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger, unless the principal cause of that action or ruling is a material breach of the merger agreement by the party seeking termination;

•	the PSF stockholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting; or

•	the other party breaches or fails to perform any representation, warranty, covenant or agreement in the merger agreement which breach or failure to perform would give rise to the failure of a closing condition and cannot be cured by the breaching party by September 17, 2007 (or December 17, 2007, if the outside date is extended as described above); or

•

by Smithfield if prior to the adoption of the merger agreement by PSF stockholders, the PSF board of directors has withdrawn, modified or qualified in a manner adverse to Smithfield its recommendation of the merger, failed to publicly reaffirm its recommendation of the merger agreement within 10 business days following the written request to do so by Smithfield, or has materially breached its obligation regarding the delivery of this proxy statement/prospectus or the calling and holding of the meeting of PSF stockholders to adopt the merger agreement.

Termination Fees. (Page 65)

In connection with the termination of the merger agreement in certain circumstances involving a competitive takeover proposal by a third party or a change in the PSF board of director’s recommendation of the merger to PSF’s stockholders, PSF may be required to pay Smithfield a termination fee of up to $27,381,000. In addition, Smithfield has agreed to pay PSF a $100 million termination fee if the Merger Agreement is terminated under specified circumstances due to a failure to obtain the requisite antitrust clearance.

Material United States Federal Income Tax Consequences. (Page 48)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that you will recognize gain (but not loss) for United States federal income tax purposes as a result of the merger to the extent of any cash received as part of the merger consideration. Accordingly, a holder of PSF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of PSF common stock for shares of Smithfield common stock pursuant to the merger. A holder of PSF common stock may, however, recognize gain with respect to the cash such holder receives pursuant to the merger. No gain or loss will be recognized by Smithfield, KC2 Merger Sub, Inc. or PSF by reason of the merger. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes.

You should be aware that the tax consequences to you of the merger depend upon your own situation. In addition, you may be subject to non-income tax or state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Differences between the rights of Smithfield and PSF stockholders. (Page 79)

As a result of the merger, the holders of PSF common stock will become holders of Smithfield common stock. Following the merger, PSF stockholders will have different rights as shareholders of Smithfield than as stockholders of PSF due to differences between the laws of the states of incorporation and the different provisions of the governing documents of Smithfield and PSF.

Comparative market prices and dividend information. (Page 15)

Shares of Smithfield common stock are listed on the NYSE. Shares of PSF common stock are listed on NASDAQ. The following table presents the last reported sale prices of Smithfield common stock and PSF common stock, as reported in Bloomberg Financial Markets on:

•	September 14, 2006, the last full trading before an analyst report was published which speculated on a potential business combination involving PSF;

•	September 15, 2006, the last full trading day prior to the public announcement of the merger agreement; and

•	[•], 2007, the last full trading day prior to the date of this proxy statement/prospectus.

The table also presents the equivalent value of the merger consideration per share of PSF common stock on those dates.

	Smithfield Common Stock		PSF Common Stock		Equivalent Price Per Share of PSF Common Stock(1)
September 14, 2006	$29.30		$16.60		$21.11
September 15, 2006	29.24		17.73		21.07
[•], 2007	[	•]	[	•]	[	•]

(1)	Calculated by adding (a) the cash portion of the merger consideration, or $1.25, and (b) the Smithfield closing per share stock price multiplied by 0.6780.

These prices will fluctuate prior to the closing date of the merger, and PSF stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Smithfield has never paid a cash dividend on its common stock and has no current plan to pay cash dividends. In addition, the terms of certain of Smithfield’s debt agreements prohibit the payment of any cash dividends on its common stock. The payment of cash dividends, if any, would be made only from assets legally available for that purpose and would depend on Smithfield’s financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors then deemed relevant by the Smithfield board of directors. PSF declares and pays regular quarterly dividends of $0.06 per share on its common stock; however, after completion of the merger, PSF stockholders will not continue to receive dividends.

PSF stockholders will be entitled to demand appraisal rights. (Page 50)

Under Delaware law, PSF stockholders of record who do not vote in favor of the merger will be entitled to exercise appraisal rights and obtain payment in cash for the judicially-determined fair value of their shares of PSF common stock in connection with the merger if the merger is completed. The relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, are included as Annex D to this proxy statement/prospectus.

Smithfield common stock is listed on the NYSE. (Page 53)

Shares of Smithfield common stock received by PSF stockholders in the merger will be listed on the NYSE under the symbol “SFD.” After completion of the merger, shares of Smithfield common stock will continue to be traded on the NYSE, but shares of PSF common stock will no longer be listed or traded on NASDAQ.

Information about the Companies.

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

Smithfield is a Virginia corporation and is the largest hog producer and pork processor in the world and the fifth largest beef processor in the United States. Smithfield conducts its business through six reporting segments, Pork, Beef, International, Hog Production, Other and Corporate, each of which is comprised of a number of subsidiaries.

The Pork segment consists mainly of U.S. fresh pork and processed meats operations. The Pork segment produces a wide variety of fresh pork and processed meat products in the U.S. and markets them nationwide and to numerous foreign markets, including Japan, Mexico, Canada and Australia. The Pork segment currently operates over 40 processing plants.

The Beef segment is composed mainly of U.S. beef processing operations and Smithfield’s cattle feeding operations and interests in cattle feeding operations. The Beef segment primarily produces boxed beef and ground beef (both chub and case ready) and markets these products in large portions of the U.S. Smithfield processes cattle at four plants (two in the Midwest, one in the Northeast and one in the Southwest), with a current aggregate processing capacity of 7,600 cattle per day.

The International segment is comprised of international meat processing operations, mainly in Poland, Romania and the United Kingdom, and Smithfield’s interests in international meat processing operations, mainly in Western Europe, Mexico, Romania and China.

As a complement to the Pork and International segments, Smithfield has vertically integrated into hog production. The Hog Production segment consists mainly of hog production operations located in the U.S., Poland and Romania and Smithfield’s interests in hog production operations, mainly in Mexico and Brazil. The Hog Production segment operates numerous hog production facilities producing about 14 million market hogs annually. Additional hogs are produced through joint ventures. The Hog Production segment produces approximately 53% of the Pork segment’s live hog requirements and approximately 66% of the International segment’s live hog requirements. The Other segment is mainly comprised of Smithfield’s turkey production operations, its interests in turkey processing operations and Smithfield’s alternative fuels subsidiary. Each of the segments has certain joint ventures and other investments in addition to their main operations.

KC2 Merger Sub, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

KC2 Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Smithfield. KC2 Merger Sub, Inc. was organized on September 14, 2006 solely for the purpose of effecting the merger with PSF. It has not carried on any activities other than in connection with the merger agreement.

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, Missouri 64105

(816) 472-7675

PSF is a Delaware corporation and is one of the largest vertically integrated providers of pork products in the United States, producing consistent, high-quality pork products for the retail, wholesale, foodservice, further processor and export markets. PSF has become a recognized leader in the pork industry through its vertically integrated business model that combines modern, efficient production and processing facilities, sophisticated genetics, and strict control over the variables of health, diet and environment. PSF is the sixth largest pork processor in the United States, with processing facilities in Missouri and North Carolina that have the capacity to process approximately 4.6 million hogs per year. Operating in concert with its processing facilities, PSF is the second largest owner of sows in the United States, currently producing approximately 4.5 million hogs per year in operations located on approximately 100,000 acres in Missouri, North Carolina and Texas. As of October 13, 2006, PSF had approximately 4,300 employees working at its farms and processing facilities.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF SMITHFIELD

The following table sets forth selected historical consolidated financial information and other data of Smithfield for the periods presented. The selected financial information, exclusive of Other Operational Data, as of April 28, 2002, April 27, 2003, May 2, 2004, May 1, 2005 and April 30, 2006, and for each of the five fiscal years then ended, has been derived from Smithfield’s consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accountants. The selected financial data, exclusive of Other Operational Data, as of October 30, 2005 and October 29, 2006, and for each of the 26-week periods then ended, has been derived from Smithfield’s unaudited condensed consolidated financial statements which include, in the opinion of Smithfield’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Smithfield for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Smithfield, including the notes thereto, incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 99.

	Fiscal Year Ended (1)					26 Weeks Ended
	April 28, 2002	April 27, 2003	May 2, 2004	May 1, 2005	April 30, 2006	October 30, 2005	October 29, 2006
	(in millions, except per share data)
Statement of Income Data:
Sales	$6,554.4	$7,075.3	$9,178.2	$11,248.4	$11,403.6	$5,801.5	$5,580.6
Cost of sales	5,681.0	6,471.4	8,244.5	10,038.1	10,316.8	5,245.7	5,040.8

Gross profit	873.4	603.9	933.7	1,210.3	1,086.8	555.8	539.8
Selling, general and administrative expenses	491.5	487.9	560.2	644.6	675.2	343.2	347.4
Interest expense, net	87.1	85.5	118.7	132.0	149.5	74.2	84.7
Equity in (income) loss of affiliates	(10.0)	9.6	0.9	(17.5)	(9.2)	(12.2)	(13.5)
Gain on sale of IBP, inc. common stock (2)	(7.0)	—	—	—	—	—	—

Income from continuing operations before income taxes	311.8	20.9	253.9	451.2	271.3	150.6	121.2
Income taxes	118.8	6.1	86.6	152.3	91.0	50.0	37.6

Income from continuing operations	193.0	14.8	167.3	298.9	180.3	100.6	83.6
Income (loss) from discontinued operations, net of tax (3)	3.9	11.5	59.8	(2.7)	(7.6)	—	(14.3)

Net income	$196.9	$26.3	$227.1	$296.2	$172.7	$100.6	$69.3

Earnings per share (4):
Basic	$1.82	$.24	$2.06	$2.66	$1.55	$.91	$.62
Diluted	1.78	.24	2.03	2.64	1.54	.90	.62
Shares used to calculate earnings per share:
Basic	108.1	109.6	110.3	111.2	111.1	111.2	111.1
Diluted	110.4	109.8	111.7	112.3	112.0	112.0	112.1
Cash dividends declared per share	$—	$—	$—	$—	$—	$—	$—

Statement of Cash Flows Data:
Net cash flows from operating activities	$256.5	$60.3	$319.7	$94.6	$502.6	$66.0	$(104.7)
Net cash flows from investing activities	(227.2)	(264.8)	(454.2)	(504.3)	(797.3)	262.9	(499.8)
Net cash flows from financing activities	(24.3)	206.1	144.2	414.6	297.6	189.8	598.4
Other Data:
Capital expenditures, net of proceeds	$136.5	$166.0	$133.5	$199.3	$391.3	$152.8	$222.9
Depreciation and amortization expense	132.4	155.1	172.7	196.5	207.9	108.1	112.5
Balance Sheet Data (end of period):
Working capital	$917.1	$935.6	$1,056.6	$1,445.6	$1,177.8	$1,306.6	$1,419.2
Total assets	3,907.1	4,244.4	4,828.6	5,773.6	6,176.5	5,987.5	6,876.5
Long-term debt and capital lease obligations	1,304.6	1,523.1	1,696.8	2,151.7	2,313.9	2,146.8	2,814.0
Shareholders’ equity	1,362.8	1,299.2	1,598.9	1,901.4	2,028.2	1,929.5	2,104.6
Other Operational Data:
Total hogs processed	19.3	20.1	24.7	28.6	28.5	14.2	13.2
Processed meat sales (pounds)	1,891.0	1,916.8	2,289.3	2,624.4	2,703.8	1,271.6	1,300.4
Fresh beef sales (pounds)	880.2	1,489.7	1,457.9	1,307.3	1,401.6	692.8	757.5
Total hogs sold	12.2	12.9	14.5	15.4	15.0	7.0	6.8

(1)	Smithfield’s fiscal year consists of 52 or 53 weeks, ending on the Sunday nearest April 30. Fiscal years 2002, 2003, 2005 and 2006 were 52 weeks. Fiscal year 2004 was 53 weeks.
(2)	Fiscal 2002 income from continuing operations and net income include a gain of $7.0 million from the sale of IBP, inc. common stock, net of related expenses.
(3)	Income (loss) from discontinued operations, net of tax, are related to the dispositions of Quik-to-Fix in August 2006 (fiscal 2007) and Schneider Corporation in April 2004 (fiscal 2004).
(4)	Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The effect of stock options represents the only difference between the weighted average shares used for the basic earnings per share computations compared to the diluted earnings per share computations.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF PSF

The following table sets forth selected historical consolidated financial information and other data of PSF for the periods presented. The selected financial information, exclusive of Other Operational Data, as of March 30, 2002, March 29, 2003, March 27, 2004, March 26, 2005 and March 25, 2006, and for each of the five fiscal years then ended, has been derived from PSF’s consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent registered public accountants. The selected financial information, exclusive of Other Operational Data, as of September 24, 2005 and September 23, 2006, and for each of the 26-week periods then ended, has been derived from PSF’s unaudited condensed consolidated financial statements which include, in the opinion of PSF’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of PSF for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of PSF, including the notes thereto, incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 99.

	Fiscal Year Ended (1)					26 Weeks Ended
	March 30, 2002	March 29, 2003	March 27, 2004	March 26, 2005	March 25, 2006	September 24, 2005	September 23, 2006
	(in millions, except per share data)
Statement of Operations Data:
Sales	$674.9	$608.4	$730.7	$927.6	$919.5	$458.5	$426.5
Cost of goods sold	589.2	631.9	696.8	774.5	785.7	374.6	383.0

Gross profit	85.7	(23.5)	33.9	153.1	133.8	83.9	43.5
Selling, general and administrative expenses	20.9	16.0	16.7	25.2	25.8	12.8	21.6
Interest expense, net	20.4	23.7	24.7	20.2	8.9	5.1	3.0
Loss on early extinguishment of debt	2.2	—	—	—	21.7	21.7	0.1

Income (loss) before income taxes	42.2	(63.2)	(7.5)	107.7	77.4	44.3	18.8
Income tax expense (benefit)	16.8	(24.6)	(2.9)	40.0	24.3	16.7	6.9

Net income (loss)	$25.4	$(38.6)	$(4.6)	$67.7	$53.1	$27.6	$11.9

Earnings (loss) per share (2):
Basic	$.82	$(1.25)	$(.15)	$2.19	$1.71	$.89	$.38
Diluted	.82	(1.25)	(.15)	2.18	1.70	.88	.37
Shares used to calculate earnings (loss) per share (3):
Basic	30.9	30.9	30.9	30.9	31.0	30.9	31.6
Diluted	31.0	30.9	30.9	31.1	31.3	31.2	31.8

Cash dividends declared per share(4)	$—	$—	$—	$—	$.24	$.12	$.12

Statement of Cash Flows Data:
Net cash flows from operating activities	$80.5	$(17.4)	$41.7	$149.9	$118.0	$56.4	$22.7
Net cash flows from investing activities	(81.3)	(25.9)	(23.5)	(23.6)	(31.0)	(16.5)	(25.6)
Net cash flows from financing activities	(0.6)	36.1	(18.2)	(116.3)	(71.5)	(46.3)	(6.2)
Other Data:
Capital expenditures	$96.2	$35.5	$41.9	$44.3	$47.6	$25.0	$35.3
Depreciation and amortization expense	56.1	61.5	61.3	60.6	60.9	30.3	28.8
Balance Sheet Data (end of period):
Working capital	$120.1	$139.5	$164.8	$160.0	$175.2	$161.2	$176.5
Total assets	806.3	777.8	758.8	737.0	728.9	729.2	736.7
Long-term debt and capital lease obligations (including current portion)	271.4	303.9	285.9	176.1	128.3	140.6	125.9
Shareholders’ equity	383.6	344.3	340.0	407.7	460.7	433.9	469.1
Other Operational Data:
Total hogs processed	3.7	4.0	4.3	4.5	4.6	2.2	2.2
Processed pork sales (pounds)	675.0	738.0	786.2	844.2	869.5	404.4	404.8
Total hogs sold	4.0	4.2	4.3	4.5	4.7	2.3	2.2

(1)	PSF’s fiscal year is the 52 or 53-week period ending on the last Saturday in March. Each of fiscal years 2002 through 2006 consisted of 52 weeks.
(2)	Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The effect of stock options and warrants represents the only difference between the weighted average shares used for the basic earnings (loss) per share computation compared to the diluted earnings (loss) per share computations.
(3)	On May 6, 2005, the PSF board of directors declared a 145-for-1 stock split in the form of a stock dividend on account of its common stock. This stock dividend has been retroactively applied to the shares outstanding for each year shown.
(4)	On December 8, 2006, PSF declared a quarterly dividend of $0.06 per share, which will be paid on January 19, 2007 to all common stockholders of record as of December 22, 2006.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL DATA OF SMITHFIELD

The following table sets forth selected unaudited pro forma combined condensed financial data of Smithfield as of October 29, 2006 and for the 26 weeks ended October 29, 2006 and the fiscal year ended April 30, 2006. The pro forma amounts in the table below are based on the historical consolidated financial statements and the notes thereto of Smithfield and PSF and have been prepared to give effect to the merger as if the merger had occurred at the balance sheet date and at the beginning of the fiscal year ending April 30, 2006. Because the fiscal years of Smithfield and PSF are different, PSF’s unaudited condensed balance sheet as of September 23, 2006 and the unaudited pro forma combined condensed income statement for the 26 weeks ended September 23, 2006 and the fiscal year ended March 25, 2006 have been used in preparing the unaudited pro forma combined condensed financial statements. The selected unaudited pro forma combined condensed financial data included in the table below does not give effect to several significant developments of Smithfield described under “Other Recent Smithfield Transactions” beginning on page 67.

The unaudited pro forma financial data in the table below should be read in conjunction with the historical financial statements and accompanying disclosures of Smithfield and PSF, which are incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined condensed financial statements and accompanying disclosures beginning on page 69. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what Smithfield’s financial position or results of operations would actually have been had the merger occurred on those dates or to project Smithfield’s results of operations or financial position for any future period. See the “Unaudited Pro Forma Combined Condensed Financial Data of Smithfield” beginning on page 69 and “Other Recent Smithfield Transactions” beginning on page 67.

	Fiscal Year Ended April 30, 2006	26 Weeks Ended October 29, 2006
	(in millions)
Statement of Income Data
Sales	$12,323.1	$6,007.1
Cost of sales	11,109.1	5,427.1

Gross profit	1,214.0	580.0
Selling, general and administrative expenses	701.1	369.1
Interest expense, net	161.1	89.1
Equity in (income) loss of affiliates	(9.2)	(13.5)
Loss on early extinguishment of debt	21.7	0.1

Income from continuing operations before income tax	339.3	135.2
Income taxes	111.6	42.6

Income from continuing operations	$227.7	$92.6

Balance Sheet Data (end of period)
Working capital		$1,598.8
Total assets		7,830.3
Long term debt and capital lease obligations		2,982.6
Shareholders’ equity		2,728.9

COMPARATIVE PER SHARE DATA

The following table presents certain per share data of Smithfield and PSF on a historical basis and on an unaudited pro forma basis after giving effect to the merger as if the merger had occurred at the balance sheet date and at the beginning of the income statement period. The following information should be read in conjunction with the audited consolidated financial statements of Smithfield and PSF, which are incorporated by reference into this proxy statement/prospectus, and the unaudited pro forma combined condensed financial statements beginning on page 69. The pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. PSF equivalent per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 0.6780.

	Fiscal Year Ended April 30, 2006	26 Weeks Ended October 29, 2006
Smithfield—Historical
Historical diluted per Common Share:
Income from continuing operations per share	$1.61	$.75
Dividends declared per common share	—	—
Book value per share	18.11	18.79

PSF—Historical (1)
Historical diluted per Common Share:
Net income per share	$1.70	$.37
Dividends declared per common share	.24	.12
Book value per share	14.72	14.75

Unaudited Pro Forma Combined (2)
Unaudited diluted pro forma per Smithfield common share
Income from continuing operations per share	$1.70	$.69
Dividends declared per common share	—	—
Book value per share	20.37	20.39

Unaudited Pro Forma PSF Equivalent (1)(2)(3)
Unaudited diluted pro forma per PSF common share
Income from continuing operations per share	$1.15	$.47
Dividends declared per common share	—	—
Book value per share	13.81	13.82

(1)	PSF information is presented as of and for the periods ended March 25, 2006 and September 23, 2006.
(2)	Were Smithfield to increase the amount of cash paid per share by $1.00, based on a $28.60 price per share of Smithfield common stock, which is the average of the closing prices for the five days immediately prior and subsequent to the announcement of the merger agreement, the exchange ratio would be reduced to 0.6430, and the unaudited combined book value per share as of April 30, 2006 and October 29, 2006 would remain unchanged. The PSF equivalent per share amounts would be computed by multiplying amounts by 0.6430. The impact on pro forma earnings per share amounts would be less than 1%.
(3)	PSF equivalent per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 0.6780.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Comparison

Smithfield common stock is listed and traded on the NYSE under the symbol “SFD.” PSF common stock is listed and traded on NASDAQ under the symbol “PORK.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Smithfield common stock and PSF common stock as reported in Bloomberg Financial Markets. The high and low sales prices per share of PSF common stock are listed beginning with the second calendar quarter of 2005, following the date of the initial public offering of its common stock, which we refer to as the IPO, on June 13, 2005. The table also sets forth the quarterly cash dividends per share declared by PSF with respect to its common stock. Smithfield has never paid a cash dividend on its common stock.

	Smithfield Common Stock		PSF Common Stock
	High	Low	High	Low	Dividends
2004
First Quarter	$27.41	$20.10	$—	$—	$—
Second Quarter	31.15	25.90	—	—	—
Third Quarter	29.80	23.40	—	—	—
Fourth Quarter	29.98	23.27	—	—	—
2005
First Quarter	$34.64	$27.77	$—	$—	$—
Second Quarter	32.07	27.20	14.25	12.50	.06
Third Quarter	29.70	25.69	15.96	12.66	.06
Fourth Quarter	31.47	28.50	18.54	14.30	.06
2006
First Quarter	$31.10	$25.75	$19.47	$13.25	$.06
Second Quarter	29.48	25.00	17.93	13.60	.06
Third Quarter	30.51	26.86	20.64	13.31	.06
Fourth Quarter	27.26	25.59	19.68	18.18	.06
2007
First Quarter (through January 8, 2007)	$26.08	$24.49	$18.79	$17.81	$—

On September 14, 2006, the last trading day before an analyst report was published which speculated on a potential business combination involving PSF, the last sales price of PSF common stock was $16.60 per share and the last sales price of Smithfield common stock was $29.30 per share. On September 15, 2006, the last trading day prior to the announcement of the execution of the merger agreement, the last sales price of PSF common stock was $17.73 per share and the last sales price of Smithfield common stock was $29.24 per share. On [•], 2007, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the last sales price of PSF common stock was $[•] per share and the last sales price of Smithfield common stock was $[•] per share. All stock price information is as reported in Bloomberg Financial Markets. The market prices of shares of PSF common stock and Smithfield common stock are subject to fluctuation. As a result, PSF stockholders are urged to obtain current market quotations. On December 22, 2006, the record date for the special meeting, there were approximately 31,972,806 shares of PSF common stock outstanding.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/ prospectus, you should carefully consider the matters described below in evaluating whether to adopt the merger agreement.

Risk Factors Relating to Smithfield and PSF

Smithfield’s and PSF’s businesses are and will be subject to the risks described below relating to the merger. In addition, Smithfield and PSF are, and will continue to be, subject to the risks described in Part I, Item 1A in each of Smithfield’s annual report on Form 10-K for the year ended April 30, 2006 and PSF’s annual report on Form 10-K for the year ended March 25, 2006 and in Part II, Item 1A of Smithfield’s quarterly reports on Form 10-Q for the quarters ended July 30, 2006 and October 29, 2006 and PSF’s quarterly reports on Form 10-Q for the quarters ended June 24, 2006 and September 23, 2006, in each case as filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99 for the location of information incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to the Merger

Because the market price of Smithfield common stock will fluctuate, you cannot be sure of the market value of the shares of Smithfield common stock that you will receive.

The number of shares of Smithfield common stock to be received by holders of PSF common stock in the merger as part of the merger consideration is fixed at 0.6780 of a share of Smithfield common stock for each share of PSF common stock. That number will not be adjusted in the event of any increase or decrease in the price of either Smithfield common stock or PSF common stock. That number would be reduced, however, if Smithfield substitutes up to $1.00 per share in cash for shares having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) under the circumstances described under “The Merger—General” beginning on page 23. The price of Smithfield common stock may vary at the effective time of the merger from its price at the date of this proxy statement/prospectus and at the date of the special meeting. That variation may be the result of changes in the business, operations or prospects of Smithfield or PSF, market assessments of the likelihood that the merger will be completed and the timing of the merger, regulatory considerations, general market and economic conditions and other factors. In addition to the approval of PSF stockholders, completion of the merger is subject to the expiration or termination of the applicable waiting period, and any extension of the waiting period under the HSR Act and the satisfaction of other conditions that may not occur until some time after the special meeting. Therefore, at the time of the special meeting you will not know the precise dollar value of the merger consideration you will be entitled to receive upon completion of the merger or whether Smithfield will substitute up to $1.00 per share in cash for shares having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing). A vote by PSF stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not Smithfield substitutes up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing). PSF stockholders are urged to obtain current market quotations for Smithfield common stock and PSF common stock.

Obtaining required approvals may delay or prevent completion of the merger and may result in conditions on, or divestitures of certain assets of, Smithfield or PSF, which could adversely affect the combined company’s business if the merger is completed.

Completion of the merger is conditioned upon, among other things, the receipt of certain governmental authorizations, consents, orders and other approvals, including the expiration or termination of the applicable waiting period under the HSR Act. These governmental approvals may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Smithfield and/or PSF. These conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger and negatively impact the pro forma financial information included in this proxy statement/prospectus. Even if all required governmental approvals are obtained and the other conditions to closing are satisfied, no assurance can be given as to the terms, conditions and timing of the governmental approvals.

Smithfield, PSF and ContiGroup have each received a request for additional information from the Antitrust Division of the Department of Justice. The request has the effect of extending the waiting period under the HSR Act until 30 days after Smithfield, PSF and ContiGroup have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the Department of Justice.

The failure to successfully integrate PSF’s business and operations in the expected time frame may adversely affect Smithfield’s future results.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of Smithfield and PSF. However, to realize these anticipated benefits, the businesses of Smithfield and PSF must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, Smithfield needs to integrate the various acquisitions it has made in recent years, including the acquisition of the processed meats business of ConAgra in October 2006.

Smithfield and PSF have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Smithfield’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Smithfield and PSF.

Smithfield’s acquisition strategy may prove to be disruptive, divert management resources and present other risks to its business.

Smithfield has made numerous acquisitions in recent years and regularly reviews opportunities for strategic growth through acquisitions. Recent acquisitions include the acquisition of substantially all of the assets of the branded meats business of ConAgra Foods Packaged Foods Company, Inc. in October 2006 and substantially all of the assets of Cook’s Hams, Inc. in April 2006. These and other acquisitions may present potential financial, managerial and operational challenges, including:

•	diversion of management attention from existing businesses,

•	difficulty with integrating personnel and financial and other systems,

•	lack of experience in operating in the geographical market of the acquired business,

•	increased levels of debt and associated reduction in ratings of Smithfield’s debt securities,

•	loss of key employees and customers of the acquired business,

•	assumption of unknown liabilities, and

•	disputes with the sellers.

Smithfield could also experience financial or other setbacks if any of the businesses that it has acquired or may acquire in the future have problems of which Smithfield is not aware.

In addition, acquisitions outside the U.S. may present unique difficulties and increase Smithfield’s exposure to risks associated with international operations. Smithfield conducts foreign operations primarily in Poland,

Romania and the United Kingdom and has interests in joint ventures operating mainly in Western Europe, Mexico, Romania and China. In August 2006, Smithfield acquired a 50% joint venture interest in the European meats business of Sara Lee Corporation. All of these foreign operations are subject to various risks related to economic or political uncertainties, including among others:

•	general economic conditions,

•	imposition of tariffs, quotas, trade barriers and other restrictions,

•	enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws,

•	fluctuations in currency values,

•	translation of foreign currencies into U.S. dollars, and

•	foreign currency exchange controls.

As of October 29, 2006, approximately 27% of Smithfield’s long-lived assets were associated with its foreign operations.

The market price for Smithfield common stock may be affected by factors different from those affecting the shares of PSF.

Upon completion of the merger, holders of PSF common stock will become holders of Smithfield common stock. Smithfield’s businesses differ from those of PSF, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of PSF. For a discussion of the businesses of Smithfield and PSF and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 99.

Some directors and executive officers of PSF have interests in the merger that may differ from the interests of PSF stockholders.

When considering the recommendation by the PSF board of directors to vote “FOR” adoption of the merger agreement, you should be aware that certain directors and executive officers of PSF have, and ContiGroup, PSF’s largest stockholder, has, interests in the merger agreement that are different from, and may conflict with, your interests. Following the merger, Paul J. Fribourg, a member of the PSF board of directors and ContiGroup’s Chairman, President and Chief Executive Officer, will become a member of the Smithfield board of directors, and Michael J. Zimmerman, a member of the PSF board of directors and ContiGroup’s Executive Vice President and Chief Financial Officer, will become an advisory director of Smithfield. The directors and executive officers of PSF will receive certain benefits upon completion of the merger, including accelerated vesting of stock options and restricted stock. Additionally, certain executive officers may be entitled to receive severance payments in connection with the merger in the aggregate amount of $2,569,123 and performance bonuses in the aggregate amount of $275,000. Smithfield has agreed to continue certain indemnification arrangements for directors and executive officers of PSF. The PSF board of directors was aware of these interests and considered them in approving the merger agreement.

The shares of Smithfield common stock to be received by PSF stockholders as a result of the merger will have different rights from the shares of PSF common stock.

Following completion of the merger, PSF stockholders will no longer be stockholders of PSF, a Delaware corporation, but will instead be shareholders of Smithfield, a Virginia corporation. There will be important differences between your current rights as a PSF stockholder and the rights to which you will be entitled as a shareholder of Smithfield. See “Comparative Rights of Smithfield and PSF Stockholders” beginning on page 79 for a discussion of the different rights associated with Smithfield common stock.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to Smithfield’s and PSF’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements include the information concerning possible or assumed future results of operations of Smithfield and PSF as set forth under “The Merger—Smithfield’s Reasons for the Merger,” “The Merger—Recommendation of the PSF Board of Directors; Reasons for the Merger” and “The Merger—Opinion of Centerview Partners LLC.” These statements are not historical facts but instead represent only Smithfield’s and PSF’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, business, legal and operational uncertainties discussed elsewhere in this document and the documents which are incorporated herein by reference. Those uncertainties include, but are not limited to:

•	the ability to obtain requisite governmental approvals for the merger on the proposed terms and schedule;

•	the failure of the PSF stockholders to adopt the merger agreement;

•	the risks that the businesses of Smithfield and PSF will not be successfully integrated;

•	disruption from the merger, including lost business opportunities and difficulty maintaining relationships with employees, customers and suppliers;

•	legal risks, including litigation and legislative and regulatory developments; and

•	changes in general economic and market conditions.

Smithfield’s and PSF’s actual results and financial conditions may differ, perhaps materially, from the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect Smithfield’s and PSF’s future results and financial conditions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in each of Smithfield’s annual report on Form 10-K for the year ended April 30, 2006 and PSF’s annual report on Form 10-K for the year ended March 25, 2006 and each of Smithfield’s and PSF’s most recent quarterly reports on Form 10-Q, which are incorporated by reference. Smithfield and PSF undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

General

The special meeting will be held on [•], 2007, at [•] a.m., local time, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105.

The purposes of the special meeting are to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield, KC2 Merger Sub, Inc., a direct wholly owned subsidiary of Smithfield, and PSF, and to consider and vote upon any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting, including any adjournment for the purpose of soliciting additional proxies.

THE PSF BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PSF AND ITS STOCKHOLDERS AND RECOMMENDS THAT PSF STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Record Date; Voting Information; Required Vote

The PSF board of directors has fixed the close of business on December 22, 2006 as the record date for determining the holders of PSF common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of PSF common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

As of the record date, 31,972,806 shares of PSF common stock were issued and outstanding and entitled to vote at the special meeting and there were approximately 130 holders of record of PSF common stock. Each share of PSF common stock entitles the holder to one vote on each matter to be considered at the special meeting. If you are a record holder of PSF common stock, you may vote your shares of PSF common stock in person at the special meeting or by proxy as described below under “—Voting by Proxy; Revocation of Proxies.”

The presence in person or by proxy at the special meeting of the holders of at least a majority of the outstanding shares of PSF common stock entitled to vote at the meeting will constitute a quorum for the special meeting. Properly signed proxies that are marked “abstain” are known as abstentions. Properly signed proxies that are held by brokers in street name on behalf of customers who have not provided their broker with specific voting instructions on nonroutine matters such as the proposal to adopt the merger agreement are known as broker non-votes. Abstentions and broker non-votes will be counted for the purposes of determining whether a quorum exists at the special meeting but will have the same effect as a vote against the proposal to adopt the merger agreement.

The affirmative vote of a majority of the shares of PSF common stock outstanding as of the record date is required to adopt the merger agreement. Acting upon any procedural matters incident to the conduct of the special meeting (other than adjournment) will require the affirmative vote of a majority of all votes cast with respect to such matter by the holders of shares of PSF common stock present or represented by proxy and entitled to vote on such matter at the special meeting. An adjournment of the special meeting will require the affirmative vote of shares of PSF common stock representing a majority of the shares of PSF common stock present in person or represented by proxy at the special meeting.

PSF does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Voting by Proxy; Revocation of Proxies

Each copy of this proxy statement/prospectus mailed to PSF stockholders is accompanied by a form of proxy and a self-addressed postage pre-paid envelope.

If you are a registered stockholder (that is, if you hold your PSF common stock in certificate form) you should either complete and return the proxy card accompanying this proxy statement/prospectus, or submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, in each case, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your shares through a broker or other nominee, you should follow the separate voting instructions, if any, provided by the broker or other nominee with this proxy statement/prospectus. Your broker or nominee may permit proxy submission through the Internet or by telephone. Please contact your broker or nominee to determine how to vote your proxy.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker or other nominee, you may revoke your proxy before the proxy is voted by:

•	delivering a written notice of revocation of proxy, which is dated a later date than the initial proxy, to PSF’s Secretary;

•	submitting a duly executed proxy bearing a later date than the initial proxy;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [•], 2007, or the day before the meeting date if the special meeting is adjourned or postponed; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

To submit a written notice of revocation or other communications about revoking your proxy, or to request a new proxy card, you should write to:

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, Missouri 64105

Attention: Secretary

If your shares of PSF common stock are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

All shares represented by valid proxies received through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you submit a proxy by telephone or through the Internet, your shares will be voted at the special meeting as instructed.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. We intend, with respect to proxies that make no specification as to, or proxies that vote in favor of, the proposal with respect to any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting, including for the purpose of soliciting additional proxies, that the shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote “against” adoption of the merger agreement but do not indicate a vote on the proposal with respect to procedural matters incident to the conduct of the special meeting will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the merger agreement.

You should NOT send stock certificates with your proxy cards. If the merger is completed, stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange PSF common stock certificates.

Effects of Abstentions and Broker Non-Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote shares of PSF common stock with respect to the adoption of the merger agreement, any other matters that may properly come before the special meeting, or any adjournment of the special meeting. For purposes of determining adoption of the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. For purposes of acting upon any procedural matters incident to the conduct of the meeting (other than adjournment), abstentions and broker non-votes will have no effect on the outcome of the action. For purposes of acting upon any adjournment for the purpose of soliciting additional proxies, abstentions and broker non-votes will have the effect of a vote against the matter.

Share Ownership of Management and Certain Stockholders

At the close of business on the record date, PSF’s directors and executive officers as a group owned and were entitled to vote 377,578 shares of PSF common stock, representing approximately 1.2% of the outstanding shares of PSF common stock. One of PSF’s directors, Mr. Fribourg, may be deemed to share voting power with respect to an additional 12,428,592 shares of PSF common stock owned directly by ContiGroup (representing approximately 38.9% of the shares of PSF common stock outstanding as of the record date) by virtue of being the Chairman, Chief Executive Officer and President of ContiGroup. The voting of those ContiGroup shares is discussed more fully in the immediately following paragraph. All of the directors and executive officers of PSF that are entitled to vote at the special meeting have indicated that they currently intend to vote their shares of PSF common stock in favor of adoption of the merger agreement.

ContiGroup has entered into a voting agreement with Smithfield and PSF pursuant to which ContiGroup has agreed to vote the shares of PSF common stock owned by it in favor of adoption of the merger agreement and against third party acquisition proposals, subject to specified exceptions. Accordingly, subject to those exceptions, approximately 38.9% of the shares of PSF common stock outstanding as of the record date will be contractually committed to vote for adoption of the merger agreement. See “The Merger—Voting Agreement” beginning on page 45.

Solicitation of Proxies

PSF will bear the costs of soliciting proxies from its stockholders. However, PSF and Smithfield have agreed to share equally the costs of filing, printing and mailing Smithfield’s registration statement on Form S-4 and this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of PSF, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by those persons, and PSF will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with those actions. In addition, D.F. King & Co., Inc. has been retained by PSF to assist in the solicitation of proxies. D.F. King & Co., Inc. may contact holders of shares of PSF common stock by mail, telephone, facsimile, telegraph or personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of PSF common stock. D.F. King & Co., Inc. will receive reasonable and customary compensation for its services (estimated at $6,000) and will be reimbursed for certain reasonable out-of-pocket expenses and other customary costs.

THE MERGER

General

On September 17, 2006, the PSF board of directors and the Smithfield board of directors each approved the merger agreement, which provides for the acquisition by Smithfield of PSF through a merger of KC2 Merger Sub, Inc., a newly formed and wholly owned subsidiary of Smithfield, with and into PSF. After the merger, PSF will be the surviving corporation (unless Smithfield and PSF agree to change the direction of the merger; see “—Form of the Merger”) and will be a wholly owned subsidiary of Smithfield.

Upon completion of the merger, each share of PSF common stock (other than dissenting shares) will be converted into the right to receive (i) 0.6780 (the “exchange ratio”) of a share of Smithfield common stock, par value $0.50 per share, and (ii) $1.25 in cash, without interest. If Smithfield reasonably determines that it is necessary in order to list on the NYSE the shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of Smithfield stock options) without the requirement of a vote of Smithfield shareholders, it will substitute up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (using a value per share of Smithfield common stock equal to the average of the volume weighted averages of the trading prices of Smithfield common stock as reported on the consolidated transaction reporting system for securities traded on the NYSE for each of the 10 consecutive full trading days ending on the third trading day prior to the closing date of the merger for purposes of calculating the value of Smithfield common stock). A vote by PSF stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not Smithfield substitutes up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing).

Background of the Merger

In the fall of 2004, PSF began exploring a number of strategic alternatives, including a possible sale of the company. At that time, ContiGroup owned a majority of the outstanding PSF common stock and the PSF common stock was not publicly traded. PSF’s financial advisor at the time contacted eight potential strategic buyers and two potential financial buyers. Three potential buyers conducted diligence and, in January 2005, two potential buyers, one of which was Smithfield, submitted “final” bids to acquire PSF. The PSF board of directors determined that it was not in the best interests of PSF stockholders to pursue either proposal and terminated the sale process. The offer price submitted by Smithfield in that process (which was the higher offer) was a cash price of approximately $443 million (an enterprise valuation of $650 million, before deducting net debt of $207 million) or a valuation of approximately $14.28 per share, based on the weighted average number of shares outstanding during the fourth quarter of calendar 2004.

In June 2005, certain stockholders of PSF sold approximately 10.1 million shares of PSF common stock in the initial public offering of PSF common stock at an initial price to the public of $12.50 per share. Neither PSF nor ContiGroup sold any shares in this offering. In June 2006, ContiGroup and another stockholder sold 4.0 million and 196,245 shares, respectively, of PSF common stock in a secondary offering at an initial price to the public of $16.25 per share. As a result of the secondary offering, ContiGroup’s ownership of PSF common stock decreased from approximately 52.0% to 38.8%.

On July 6, 2006, four representatives of Smithfield (Joseph W. Luter III, Chairman of the Board, C. Larry Pope, President, Richard J.M. Poulson, Executive Vice President, and Daniel G. Stevens, Vice President and Chief Financial Officer) met with representatives of ContiGroup (Paul J. Fribourg and Michael J. Zimmerman), who also are PSF directors, and a representative of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which we refer to as Paul Weiss, ContiGroup’s counsel. At this meeting, Smithfield suggested a merger transaction in which Smithfield would acquire PSF in a stock-for-stock merger at an exchange ratio of 0.55 shares of Smithfield common stock for each share of PSF common stock. The ContiGroup representatives responded that they thought that this price (which implied a value of $15.63 per share based on the closing price of $28.42 per share of Smithfield common stock on that day) was not attractive to ContiGroup and would not be attractive to the other stockholders of PSF. The closing price of PSF common stock on that day was $16.68 per share. They also indicated that ContiGroup did not think that it would support any transaction between Smithfield and PSF unless Smithfield gave strong protection to PSF against risks relating to the antitrust clearance process. Shortly after this meeting, the ContiGroup representatives informed John M. Meyer, the President and Chief Executive Officer of PSF, and Robert S. Kopriva, PSF’s Chairman of the Board, of the discussions that had taken place at this meeting.

On July 24, 2006, representatives of ContiGroup (Messrs. Fribourg and Zimmerman) met with representatives of another industry participant, which we refer to as Company A, about a potential combination involving PSF. The representatives from Company A suggested that Company A and ContiGroup work together towards a joint bid for PSF. The ContiGroup representatives indicated that they were not interested in a transaction that treated ContiGroup differently than the other stockholders of PSF but might be interested in some combination of Company A and PSF. Representatives of Company A expressed some willingness to consider alternate structures. However, no further discussions with Company A took place with respect to a possible combination until after Company A submitted its indication of interest on September 11, 2006 as described below.

Following a telephone call between Messrs. Luter and Fribourg on August 25, 2006, the above mentioned Smithfield representatives met with Messrs. Fribourg and Zimmerman on August 29, 2006 to make a revised proposal. At this meeting, they suggested a merger between PSF and Smithfield based on an exchange ratio of 0.644 shares of Smithfield common stock for each share of PSF common stock. This represented an implied value of $19.13 per share based on the closing price of Smithfield common stock of $29.70 per share on that day. The closing price of PSF common stock on that day was $16.55 per share. Smithfield indicated that it wanted a transaction in which Smithfield common stock was issued to PSF stockholders, because it desired to issue equity rather than incur additional debt and believed the tax-free nature of a stock transaction would be attractive to PSF stockholders. The Smithfield representatives also expressed confidence that the antitrust clearance for the transaction could be achieved and stated their willingness to provide strong protection in this regard. The Smithfield representatives further indicated that it would be a condition to any transaction that ContiGroup sign an agreement to support the merger transaction and that their proposal was conditioned on the PSF board of directors approving the merger and the agreement of support between ContiGroup and Smithfield. The ContiGroup representatives indicated that the proposal was interesting to them and that they would discuss it with the PSF board of directors and legal counsel.

On September 5, 2006, the PSF board of directors held a meeting by teleconference to discuss the proposal from Smithfield and related matters, with Stephen A. Lightstone, PSF’s Executive Vice President, Chief Financial Officer and Treasurer, Gerard J. Schulte, PSF’s General Counsel and Secretary, and representatives of Sidley Austin LLP, which we refer to as Sidley, counsel to PSF, and Paul Weiss also in attendance. Prior to this meeting, Paul Weiss had agreed to serve as counsel both to ContiGroup and, together with Sidley, to PSF. At the meeting, PSF’s legal advisors advised the PSF directors of their fiduciary duties under Delaware law, particularly in connection with considering a possible merger or sale transaction. After discussion of the Smithfield proposal, and discussion among the directors and PSF’s management team and advisors, the PSF board of directors authorized the retention of a financial advisor to assist it in evaluating the proposed transaction with Smithfield and in considering other possible strategic alternatives and authorized its representatives to continue discussions with Smithfield and its counsel with respect to a possible merger agreement.

On September 6, 2006, Smithfield’s legal advisors circulated an initial draft merger agreement and a voting agreement that contemplated that ContiGroup would agree to vote all of the shares of PSF common stock owned by it in favor of the adoption of the merger agreement at the special meeting of PSF stockholders that would be called to consider the merger agreement. A draft of a mutual confidentiality agreement was circulated on September 6, 2006 and a mutual confidentiality agreement was executed by Smithfield and PSF on September 7, 2006.

During the period from September 7, 2006 through September 17, 2006, PSF’s and ContiGroup’s legal advisors negotiated the provisions of the merger agreement, the related disclosure schedules and the voting agreement with Smithfield’s counsel. These negotiations did not focus on the price for the transaction. The negotiations, among other things, addressed the nature of the representations and warranties to be made by PSF and Smithfield, the limitations on the conduct of business between signing and closing, the extent of Smithfield’s obligation to take actions to obtain requisite regulatory approvals and the parties’ respective rights and obligations in the event a third party sought to make a takeover proposal for PSF and various provisions relating to termination fees and expense reimbursements. In the course of the merger agreement negotiations, the parties ultimately agreed to address the antitrust risks by requiring Smithfield to use reasonable best efforts as outlined in the merger agreement to obtain antitrust clearance and to pay PSF a termination fee of $100 million if the merger could not close due to failure to obtain antitrust clearance.

On September 11, 2006, the PSF board of directors met by teleconference. Also present were Messrs. Lightstone and Schulte, PSF’s outside legal advisors and representatives of Centerview. At the meeting, the PSF board of directors approved the engagement of Centerview as PSF’s financial advisor. Centerview presented its preliminary analysis of PSF’s valuation and reviewed certain strategic alternatives available to PSF. PSF’s legal advisors briefed the directors on the status of the merger agreement negotiations with Smithfield’s counsel and the process and potential issues relating to obtaining antitrust clearance.

On the afternoon of September 11, 2006, PSF received an unsolicited indication of interest letter from Company A stating that, subject to confirmatory due diligence, it was prepared to acquire all outstanding PSF common stock for $20.00 per share in cash.

On the evening of September 11, 2006, the PSF board of directors reconvened by teleconference to discuss the letter received from Company A. Following discussion among the directors and PSF’s management team and advisors, the PSF board of directors authorized PSF’s management team and advisors to discuss potential transactions with each of Smithfield and Company A.

On September 12, 2006, PSF and Company A entered into a confidentiality agreement.

During the week of September 11, 2006, representatives of Smithfield and Company A conducted separate due diligence investigations on PSF and representatives of PSF conducted due diligence on Smithfield.

Beginning the last week of August and through the first two weeks of September, including at the annual meeting of the Smithfield board of directors on August 30, 2006, Mr. Luter and Smithfield’s senior management informed members of the Smithfield board of directors of the potential transaction with PSF and updated the directors on the status of negotiations with PSF. A special meeting of the Smithfield board of directors was held on September 12, 2006 at the New York offices of Simpson Thacher & Bartlett LLP, outside counsel to Smithfield. At that meeting, the Smithfield board of directors and senior management reviewed and discussed strategic considerations relating to the proposed merger, the status of discussions regarding the terms of the merger agreement and voting agreement and the status of Smithfield’s due diligence investigation of PSF. At that meeting, Smithfield’s internal legal advisors also reviewed with the Smithfield board of directors their applicable fiduciary duties under Virginia law in connection with the merger. During the meeting, the Smithfield board of directors discussed the proposed transaction and related agreements and asked questions of Smithfield’s senior management and legal advisors.

On September 12, 2006, PSF’s legal advisors circulated an initial draft merger agreement and voting agreement to Company A. During the period from September 12, 2006 through September 17, 2006, PSF’s legal advisors and other representatives negotiated the provisions of the merger agreement, the related disclosure schedules and the voting agreement with Company A’s counsel and other representatives.

On September 13, 2006, Messrs. Meyer, Kopriva, Fribourg, Zimmerman and Lightstone, and representatives of Sidley and Centerview, met with Smithfield’s chief executive officer to discuss Smithfield’s business and prospects.

On September 14, 2006, the PSF board of directors, together with Messrs. Lightstone and Schulte and PSF’s legal and financial advisors, met in person. At the meeting, representatives of PSF’s management team and Centerview reviewed the financial terms of the proposals from Smithfield and Company A and reviewed the status of discussions with respect to these potential transactions and answered questions from directors. Centerview updated the PSF board of directors on its valuation analysis. The PSF board of directors determined (based in part on PSF’s earlier experience in seeking to sell the company) that it was unlikely any other strategic buyers would be interested in pursuing an acquisition of PSF at a higher price than those being considered and, based on advice received from Centerview, that it was unlikely private equity buyers would be interested. PSF’s legal advisors discussed the principal terms of the draft merger agreements and voting agreements with Smithfield and Company A and the potential issues relating to the antitrust clearance process in connection with these potential transactions, discussed the directors’ fiduciary duties under Delaware law, and answered questions from directors. ContiGroup reminded the PSF board of directors that it is involved in a joint venture with Smithfield and advised that the current Smithfield proposal to acquire PSF should be viewed as entirely independent of that existing relationship and, consequently, would not be affected by the outcome of this process.

At the meeting, the PSF board of directors also considered the possibility of remaining as a stand-alone public company or attempting to grow PSF through acquisitions, and discussed issues relating to remaining a stand-alone company as opposed to pursuing a merger transaction, including the execution risk and ability to enhance value for PSF’s stockholders involved with each of the alternatives, the prospects and growth opportunities for PSF if it were to remain a stand-alone public company in light of the industry’s highly cyclical and competitive nature and trend toward consolidation, and current and historical valuations for PSF and other companies in the industry.

At the direction of the PSF board of directors, Centerview instructed both Smithfield and Company A to submit revised bids on September 16, 2006.

On the evening of September 14, 2006, Messrs. Meyer and Kopriva met with members of Company A’s senior management team.

On the morning of September 16, 2006, Company A delivered to PSF a revised written proposal for a cash merger at a price of $20.75 per share, together with a commitment letter from a major bank to provide financing, and Smithfield orally indicated to PSF’s financial advisor that it was willing to increase its offer to an exchange ratio with an implied value of $20.00 per share in stock.

During the morning of September 17, 2006 and then later in the day on September 17, 2006, the Smithfield board of directors held special meetings to consider the proposed transaction, which was also attended by members of Smithfield’s senior management and Smithfield’s legal advisors. During the meetings, Mr. Luter and Smithfield’s senior management reviewed with the Smithfield board of directors strategic considerations relating to the transaction and the progress of the negotiations regarding the terms of the transaction and apprised the Smithfield board of directors of the results of its due diligence review of PSF. In addition, Smithfield’s legal advisors reviewed the legal terms of the proposed definitive merger agreement and voting agreement, and responded to questions from directors. During the September 17 meetings, the Smithfield board of directors discussed the proposed transaction and related agreements and asked questions of Smithfield’s senior management and legal advisors. Following deliberations, the Smithfield board of directors, by unanimous vote of all directors present, approved the merger agreement and the voting agreement.

On September 17, 2006, each of Smithfield and Company A orally submitted increased offers to Centerview. Smithfield’s proposal was at an exchange ratio of 0.6780 plus $1.25 to be paid in cash, or a cash equivalent of $21.07 per share based on the closing price of Smithfield common stock on September 15, 2006 (or $21.35 per share based on the average closing price of Smithfield common stock for the preceding ten trading days). Company A’s proposal was for $21.00 in cash. Each bidder indicated to Centerview that the bid was its final, highest offer.

Later on September 17, 2006, the PSF board of directors, together with Messrs. Schulte and Lightstone and PSF’s legal and financial advisors, met in person in New York City, with two directors participating by telephone. At the meeting, Centerview updated the directors on the financial terms of the revised bids received from Smithfield and Company A. PSF’s legal advisors summarized the principal terms of the draft merger agreements and voting agreements, including the key deal protection provisions, and again reviewed the fiduciary duties of the directors under Delaware law. The board of directors discussed with PSF’s management team and its legal and financial advisors the proposals from Smithfield and Company A and, based on the factors outlined below under “Recommendation of the PSF Board of Directors; Reasons for the Merger,” determined to proceed with the proposal from Smithfield. Centerview reviewed its final presentation materials and rendered its oral opinion (subsequently confirmed in writing) to the PSF board of directors that, as of September 17, 2006 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed merger consideration to be paid by Smithfield was fair to PSF stockholders from a financial point of view. The PSF board of directors, by unanimous vote, approved the merger agreement with Smithfield and declared its advisability and approved the voting agreement to be entered into by PSF with ContiGroup and Smithfield.

Thereafter, PSF, Smithfield and KC2 Merger Sub, Inc. executed the merger agreement and PSF, Smithfield and ContiGroup, executed the voting agreement.

On September 18, 2006, before the opening of trading on the NYSE and NASDAQ, PSF and Smithfield issued a joint press release announcing the execution of the merger agreement. The terms of the merger agreement and the voting agreement are detailed below under “The Merger—Voting Agreement” beginning on page 45 and “The Merger Agreement” beginning on page 54.

Recommendation of the PSF Board of Directors; Reasons for the Merger

The PSF board of directors has unanimously approved the merger agreement and the voting agreement, has determined that the merger agreement is advisable and fair to, and in the best interests of, PSF and the holders of PSF common stock and recommends that PSF stockholders vote “FOR” adoption of the merger agreement.

In reaching its determination to recommend adoption of the merger agreement, the PSF board of directors consulted with senior management and PSF’s legal and financial advisors and considered various factors, including those listed below.

The PSF board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	The value of the consideration to be received by PSF stockholders pursuant to the merger, including the historical market prices and trading information for the shares of Smithfield common stock and that the implied merger consideration of $21.07 per share on September 17, 2006 (calculated using the closing trading price of Smithfield common stock on September 15, 2006, the last trading day prior to announcement of the merger agreement, or $21.35 per share based on the average closing price of Smithfield common stock for the ten trading days prior to that announcement) represented a significant premium over the market prices at which PSF common stock had previously traded, including a premium of approximately:

•	26.8% over the closing price of PSF common stock of $16.60 per share on September 14, 2006, the last trading day before an analyst report was published which speculated on a potential business combination involving PSF;

•	68.4% over the IPO price of PSF common stock of $12.50 per share on June 14, 2005; and

•	11.2% over the all-time high closing price of PSF common stock of $18.93 per share, which was reached on March 20, 2006.

•	The PSF board of directors’ familiarity with, and presentations by PSF’s management regarding, the current and historical financial condition and results of operations and the most recent financial projections of PSF which evidence the cyclical nature of PSF’s operations primarily due to fluctuations in hog prices and feed component costs. The PSF board of directors was aware that Smithfield’s operations are also cyclical but believed that PSF stockholders could benefit from Smithfield’s more diversified and international product lines which include poultry and beef, in addition to pork, and more branded and further processed meat products. Taking into account the historical and projected financial results of PSF, the PSF board of directors believed that the value of the consideration to be received by PSF stockholders pursuant to the merger was likely to be higher than the market price of PSF common stock in the near term.

•	The status of the expansion project to increase the capacity of its Milan facility from 7,400 hogs per day to 10,000 hogs per day (representing a 35% increase), and the potential effects of a productivity improvement program that was under consideration but not yet implemented, including the timing, costs and potential benefits of the program, if adopted, and the uncertainties related thereto.

•	Current industry, economic and market conditions, including lean hog prices which are lower than high levels experienced in recent years but higher than levels generally experienced historically, and the expectation of PSF’s management, as evidenced by the most recent financial projections of PSF, that lean hog prices will be lower in fiscal year 2007 than in fiscal year 2006.

•	The PSF board of directors’ familiarity with the business of Smithfield and presentations by PSF’s management and financial advisors regarding the current and historical financial condition and results of operations of Smithfield, the due diligence review of Smithfield by PSF’s management and its financial and legal advisors and Smithfield’s historical stock price performance.

•	The efforts undertaken to sell PSF during 2004 and the beginning of 2005 prior to the IPO of shares of PSF common stock completed in June 2005 and the fact that the merger consideration pursuant to the merger agreement and the terms of the merger agreement were significantly more favorable than the bids received as a result of those efforts.

•	The expectation that the merger would be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, as a result, a holder of PSF common stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of PSF common stock for shares of Smithfield common stock pursuant to the merger; however, a holder of PSF common stock may recognize gain with respect to the cash that holder receives pursuant to the merger.

•	The belief that the merger agreement pursuant to which PSF stockholders would receive primarily Smithfield common stock was more attractive to PSF stockholders than the alternative of a merger agreement with Company A pursuant to which PSF stockholders would receive $21.00 per share in cash in a generally taxable transaction.

•	The fact that the merger offers PSF stockholders the opportunity to own stock of a significantly larger and more actively traded business enterprise that is more diversified than PSF and that PSF stockholders would have the opportunity to participate in the potential growth of the combined company after the closing of the merger.

•	The opinion of Centerview Partners LLC, delivered to the PSF board of directors, dated September 17, 2006, which provides that, as of that date and based on and subject to the assumptions, qualifications and limitations described in the opinion, the merger consideration to be received by PSF stockholders pursuant to the merger agreement is fair to the holders of PSF common stock from a financial point of view. A copy of the written opinion of Centerview Partners LLC, dated September 17, 2006, which discusses the procedures followed, assumptions made, matters considered and the limitations of the reviews undertaken by Centerview Partners LLC in connection with its opinion, is attached as Annex C to this proxy statement/prospectus. PSF stockholders are urged to read the Centerview Partners LLC opinion in its entirety. See “The Merger—Opinion of Centerview Partners LLC” beginning on page 30.

•	The likelihood, determined after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained and the fact that in the merger agreement Smithfield covenants to use its reasonable best efforts as outlined in the merger agreement to obtain those approvals and clearances, not to acquire any entity if that acquisition would reasonably be expected to materially delay or impede completion of the merger and to pay PSF a termination fee of $100 million in certain circumstances in which the condition relating to regulatory approvals under antitrust laws has not been satisfied and all other conditions to the closing have been satisfied.

•	The terms and conditions of the merger agreement, including:

•	the closing conditions to the merger, including the absence of the need for approval by the Smithfield shareholders which increases the probability of closing;

•	the provisions of the merger agreement that allow PSF to engage in negotiations with, and provide information to, third parties, under certain limited circumstances in response to an unsolicited takeover proposal that the PSF board of directors reasonably determines, after consultation with its outside legal advisors and its financial advisors, would reasonably be expected to constitute a transaction that is more favorable to PSF stockholders, from a financial point of view, than the merger;

•	the provisions of the merger agreement that allow the PSF board of directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that PSF stockholders vote in favor of the adoption of the merger agreement and the fact that such a change, if made in connection with a superior proposal, would reduce the percentage of the shares of PSF common stock owned by ContiGroup that ContiGroup is required under the voting agreement to vote in favor of the adoption of the merger agreement; and

•	the termination fee of up to $27,381,000 and the circumstances under which such fee is payable, which the PSF board of directors concluded were reasonable in light of the benefits of the merger and commercial practice.

•	The fact that PSF stockholders would be entitled to appraisal rights under Delaware law.

•	The fact that PSF stockholders would own approximately 17% of the combined company immediately following the merger.

•	The careful review of the representations and warranties in the merger agreement, and the preparation of PSF’s disclosure schedules, by PSF’s management team and its legal advisors.

The PSF board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	The recent and pending acquisitions by Smithfield and the management challenges it will face in integrating those acquisitions as well as the acquisition of PSF following completion of the merger.

•	The conflicts of interest that some of the directors and executive officers of PSF have, and ContiGroup has, with respect to the merger.

•	The requirement that PSF conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of PSF’s business without Smithfield’s prior consent (which consent may not be unreasonably withheld or delayed), which might delay or prevent PSF from undertaking certain business opportunities that might arise pending completion of the merger.

•	The fact that Smithfield is more highly leveraged than PSF.

•	The fact that Smithfield has not historically paid cash dividends on its common stock as compared to PSF’s practice of paying a quarterly cash dividend of $.06 per share on its common stock.

•	The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of the PSF common stock;

•	PSF’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	PSF’s ability to attract and retain key personnel.

•	The possibility of significant costs and delays that may result from seeking regulatory approvals necessary for the completion of the merger and the fact that failure to obtain these regulatory approvals could prevent completion of the merger.

•	The risk that various provisions of the merger agreement, including the requirement that PSF submit the merger agreement to its stockholders even if the PSF board of directors changes its recommendation of the merger, and the voting agreement may have the effect of discouraging other persons potentially interested in an acquisition of, or combination with, PSF from pursuing that opportunity.

•	The risk that the potential benefits sought in the merger will not be fully realized and the risks associated with the integration by Smithfield of PSF.

•	The possible disruption to PSF’s business that may result from the merger and the resulting distraction of the attention of PSF’s management.

The PSF board of directors also considered that the fixed exchange ratio in the merger agreement for the stock portion of the merger consideration would not adjust upwards to compensate for declines, or downwards to compensate for increases, in the price of Smithfield common stock prior to the closing of the merger, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of the merger consideration implied by the market price of Smithfield common stock. The PSF board of directors determined that this structure was appropriate and the risk acceptable in view of:

•	the PSF board of directors’ focus on the relative intrinsic values and financial performance of Smithfield and PSF and the percentage of the combined company to be owned by former holders of PSF common stock; and

•	the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse effect (as defined in the merger agreement) on the business, assets, financial condition, liabilities or results of operations of Smithfield and its subsidiaries.

The PSF board of directors also considered that Smithfield will increase, by up to $1.00 per share, the amount of cash to be included in the merger consideration and decrease the fraction of a share of Smithfield common stock by an amount having an equivalent value (based on the average price of Smithfield stock during a specified period prior to closing) as the amount of the increase in cash, if Smithfield reasonably determines that those actions are necessary in order to list on the NYSE the shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of Smithfield stock options) without the requirement of a vote of Smithfield shareholders.

The PSF board of directors considered all of the foregoing factors as a whole and, on balance, concluded that they supported a favorable determination to approve the merger agreement and declare its advisability.

The foregoing discussion of the information and factors considered by the PSF board of directors is not exhaustive, but PSF believes it includes all the material factors considered by the PSF board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PSF board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. In addition, individual directors may have given different weights to different factors.

Opinion of Centerview Partners LLC

On September 17, 2006, Centerview delivered its oral opinion to the PSF board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated September 17, 2006 to the effect that, as of such date, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration of 0.6780 shares of Smithfield common stock together with $1.25 cash, to be received in the merger for each share of PSF common stock held by holders of PSF common stock, was fair, from a financial point of view, to such holders.

The full text of Centerview’s opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview. Centerview’s opinion is attached as Annex C to this proxy statement/prospectus. Centerview’s opinion is directed only to the fairness, from a financial point of view, to the holders of PSF common stock of the consideration to be received by such holders in the merger and does not address the fairness of any other aspect of the merger. The opinion also does not address PSF’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any holder of PSF common stock as to how such stockholder should vote or act with respect to the merger agreement, nor did it constitute a recommendation to the PSF board of directors to approve the merger agreement. Holders of PSF common stock are encouraged to read Centerview’s opinion carefully in its entirety.

In arriving at its opinion, Centerview:

•	reviewed a draft of the merger agreement;

•	reviewed and analyzed certain publicly available business and financial information relating to PSF and Smithfield for recent years and interim periods to date;

•	reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of PSF and provided to Centerview for purposes of its analysis;

•	reviewed certain published estimates of equity research analysts relating to Smithfield;

•	met with management of PSF to review and discuss such information and, among other matters, each of PSF and Smithfield’s business, operations, assets, financial condition and future prospects;

•	met with management of Smithfield to discuss future prospects of Smithfield;

•	reviewed and considered certain financial and stock market data relating to PSF and Smithfield, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that Centerview believes may be relevant or comparable in certain respects to PSF and Smithfield or one or more of their respective businesses or assets;

•	reviewed and considered the financial terms of certain acquisitions and business combination transactions in the protein industry specifically, and in other industries generally, that Centerview believes to be reasonably comparable to the merger or otherwise relevant to PSF inquiry; and

•	performed such other financial studies, analyses, and investigations and reviewed such other information as Centerview considered appropriate.

In its review and analysis, Centerview assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it or publicly available. Centerview did not assume any responsibility for independent verification of any of such information. Centerview also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and Centerview assumed that such projections, forecasts and analyses were reasonably prepared in good faith and (i) in the case of PSF, on bases reflecting the best currently available judgments and estimates of PSF’s management as to the future operating and financial performance of PSF and (ii) in the case of Smithfield, on bases not materially different from the best currently available judgments and estimates of PSF’s management as to the future operating and financial performance of Smithfield. Centerview expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Centerview did not review any of the books and records of PSF or Smithfield, or assume any responsibility for conducting a physical inspection of the properties or facilities of PSF or Smithfield, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of PSF or Smithfield, and no such independent valuation or appraisal was provided to Centerview. Centerview also assumed that obtaining all regulatory and other approvals and third party consents required for completion of the merger would not have a material adverse impact on Smithfield or on the anticipated benefits of the merger, assumed that the transactions described in the merger agreement would be completed without waiver or modification of any of the merger agreement’s material terms or conditions and that the final form of the merger agreement would not differ in any material respect from the draft provided to it. The Centerview opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Centerview as of September 17, 2006. Centerview did not express any opinion as to the prices at which any securities of Smithfield or PSF would actually trade at any time, nor did Centerview address the solvency of PSF or Smithfield following completion of the merger or at any other time.

In connection with rendering its opinion, Centerview performed a variety of financial and comparative analyses. The material analyses are summarized below. PSF placed no limitations on the scope of Centerview’s investigation or the procedures followed by Centerview in rendering its opinion. The preparation of a fairness opinion involves various qualitative determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis.

Accordingly, Centerview believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Centerview’s analyses and opinion. Centerview did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Centerview’s opinion. Rather, Centerview arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The forecasts and estimates of PSF future performance provided by PSF’s management together with PSF’s management’s estimates relating to Smithfield that are in or underlying Centerview’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Centerview considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of anyone involved with the merger. Estimates of the financial value of companies or securities do not purport to be appraisals nor do they necessarily reflect the prices at which companies or securities may actually be sold.

The merger consideration was determined through arms’ length negotiation between PSF and Smithfield. Centerview provided advice to PSF during the negotiations. Centerview did not, however, recommend any specific amount or type of consideration to PSF or its board of directors or that any specific amount or type of consideration constituted the only appropriate amount or type of consideration for the merger.

The following is a summary of the material financial analyses performed by Centerview and reviewed by the board of directors of PSF in connection with Centerview’s opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by Centerview. The financial analyses summarized below include information presented in tabular format. In order to fully understand Centerview’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Centerview’s financial analyses.

Stock Trading History

Centerview reviewed the historical daily closing prices of PSF common stock from June 13, 2005, the date on which PSF completed the IPO of its common stock, through September 14, 2006. Centerview excluded stock price data for September 15, 2006 because of the possibility that the trading prices on that day were affected by merger speculation. The high and low daily closing prices of PSF common stock for that period were $18.93 and $12.50 (the first trading day following PSF’s IPO), respectively.

Selected Public Companies Analysis

Centerview compared certain PSF selected financial information with corresponding financial information of selected publicly traded companies that Centerview judged generally to be relevant. These companies were selected, among other reasons, because of their operational and overall business similarities with PSF’s business, although companies in the protein industry generally focus on different segments of the industry, e.g., pork, poultry, beef. The companies reviewed in connection with this analysis were:

Selected Protein Companies

•	Gold Kist

•	Pilgrim’s Pride

•	Sanderson Farms

•	Tyson

•	Seaboard

Centerview reviewed, among other things, (1) market values of equity, including options, on a fully diluted basis, (2) enterprise values (calculated as fully diluted equity value, plus book value of total debt and book value of minority interests, less cash and cash equivalents) and (3) enterprise values as a multiple of (a) the average earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the prior five years of EBITDA, (b) the average EBITDA for the prior three years of EBITDA, (c) the most recently completed fiscal year EBITDA, and (d) the estimated calendar year 2006 EBITDA. Centerview then compared the multiples derived for the selected companies with corresponding multiples implied for PSF based on the closing price of PSF common stock on September 14, 2006 and based on the estimated aggregate merger consideration of $21.07 per share, based on Smithfield’s closing price of $29.24 on September 15, 2006 (the last trading day prior to announcement of the merger agreement). Centerview used average EBITDA for the prior five years and for the prior three years as a metric because EBITDA for protein industry companies fluctuates significantly with the price of certain input commodities which are subject to significant volatility. Thus, the averaging technique is an attempt to analyze the quality of cash flow and operating margins by analyzing less volatile financial and operating statistics. Financial data for the selected companies were based on closing stock prices on September 15, 2006, except for Gold Kist, as to which such data was based upon the closing stock price on August 18, 2006, the last trading day prior to public announcement of an unsolicited offer from Pilgrim’s Pride to acquire Gold Kist. Estimated financial data for the selected companies were based on the most recent publicly available consensus research analysts’ estimates as published by Reuters and estimated financial data for PSF was based on the financial forecasts and estimates provided to Centerview by PSF’s management. This analysis indicated the following implied multiples and implied mean and median multiples for the selected companies, as compared to corresponding multiples implied for PSF based both on the closing price of PSF common stock on September 14, 2006 and the implied merger consideration of $21.07 per share:

Enterprise Value as Multiple of
	Average Last 5 Year EBITDA	Average Last 3 Year EBITDA	Last Fiscal Year EBITDA	Estimated Calendar Year 2006 EBITDA
Gold Kist	3.4x	2.5x	2.7x	not meaningful
Pilgrim’s Pride	8.4x	6.2x	3.9x	15.2x
Sanderson Farms	6.5x	5.3x	5.4x	23.8x
Tyson	7.4x	6.7x	6.9x	16.4x
Seaboard	7.2x	5.6x	3.9x	not available

Mean	6.6x	5.2x	4.6x	18.5x
Median	7.2x	5.6x	3.9x	16.4x

PSF	5.6x	4.4x	3.8x	4.8x
Merger Consideration	6.8x	5.4x	4.7x	5.8x

This analysis led Centerview to a reference range for PSF common stock of $19-24 per share, based on estimated five year average EBITDA multiples of 6.5x-7.5x and three year average EBITDA multiples of 5.0x-6.0x.

Selected Precedent Transactions Analysis

Centerview reviewed the multiples of enterprise values to the last twelve months, commonly referred to as LTM, sales and EBITDA (as most recently reported as of September 15, 2006, the last trading day prior to the announcement of the merger agreement) of the following 21 selected transactions announced between June, 1999 and August, 2006:

Target	Acquiror
• Gold Kist	• Pilgrim’s Pride
• ConAgra Refrigerated Meats	• Smithfield
• Armour Foods (Henkel)	• Pinnacle Foods
• Sara Lee European Meats	• Smithfield
• Cook’s Hams (ConAgra)	• Smithfield
• Schneider Corp. (Smithfield)	• Maple Leaf Foods
• Farmland Foods	• Smithfield
• ConAgra poultry division	• Pilgrim’s Pride
• ConAgra meat processing division	• Investor Group
• WLR Foods Inc.	• Pilgrim’s Price
• Packerland Packing Co.	• Smithfield
• Purina Mills	• Land-o-Lakes
• Moyer Packing Company	• Smithfield
• Jerome Foods Inc.	• Hormel Foods Corp.
• IBP	• Tyson
• Michael Foods	• Investor Group
• Agribrands	• Cargill
• Lundy Packing	• PSF
• Murphy Family Farms	• Smithfield
• Seaboard Farms (Poultry Business)	• ConAgra
• Thorn Apple Valley	• IBP

Multiples for these selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

Centerview reviewed the enterprise values of these transactions as a multiple of LTM sales prior to announcement of such transactions. Centerview also reviewed enterprise values of those transactions (excluding those involving Farmland Foods, Moyer Packing Company, Lundy Packing and Murphy Family Farms, for which information was not publicly available) as a multiple of LTM EBITDA prior to announcement of such transactions. Centerview then compared the sales and EBITDA multiples derived from the selected transactions with the corresponding sales and EBITDA multiples implied in the merger based on the estimated aggregate merger consideration of $21.07 per share (based on Smithfield’s closing price on September 15, 2006). This analysis indicated the following implied mean, median, high and low for LTM sales and EBITDA, based on the selected transactions, as compared to the corresponding multiples implied in the merger:

	Multiples for Selected Protein Industry Precedent Transactions				Multiples for PSF/Smithfield Transaction Based on Implied Merger Consideration
	Mean	Median	High	Low
Enterprise Value as Multiples of:
LTM
Sales	0.5x	0.5x	1.2x	0.2x	0.9x
EBITDA	6.5x	5.8x	12.2x	4.1x	6.0x

This analysis led Centerview to a reference range for PSF common stock of $17-$25 per share, based on an estimated LTM EBITDA multiple of 5.0x-7.0x.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that PSF could generate over the period from the fiscal year ending March 31, 2007 through the fiscal year ending March 31, 2011 based on internal estimates PSF management provided to Centerview. Centerview calculated a range of terminal values for PSF by applying an EBITDA exit multiple of 6.5 to 7.5 times PSF’s average EBITDA for the five years ending March 31, 2011. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 11% to 13%, based on Centerview’s estimate of PSF’s weighted average cost of capital, commonly referred to as WACC.

This analysis led Centerview to a reference range for PSF common stock of $17-$20 per share.

Smithfield Stock Trading History and Historical Trading Ratio

Centerview reviewed the historical daily closing prices of Smithfield common stock for the period beginning on June 14, 2006 (the first trading day following PSF’s IPO) and ending September 15, 2006 (the last trading day prior to the announcement of the merger agreement). The high and low daily closing prices of Smithfield common stock for such period were $34.39 and $23.55, respectively. The average daily closing price over such period was $28.63. The closing price of Smithfield common stock on September 15, 2006 was $29.24.

Centerview also analyzed the historical daily closing price ratio between PSF common stock and Smithfield common stock for each trading day between June 14, 2005 and September 15, 2006. The all time high closing price ratio represents the highest ratio of the closing price of PSF common stock on any particular day during such period to the closing price of Smithfield common stock on the same day. The all time low closing price ratio represents the lowest ratio of the closing price of PSF common stock on any particular day during that period to the closing price for Smithfield common stock on the same day. The results are as follows:

Ratio of Historical Closing Price of PSF Common Stock to Smithfield Common Stock	Closing Price Ratio
All Time High	0.660x
All Time Low	0.449x
As of September 14, 2006	0.567x
Average Since PSF IPO	0.555x
Average Between September 8, 2006- September 14, 2006	0.551x
Average Over the One Month Prior to September 14, 2006	0.555x

These results were reviewed in light of the merger consideration of 0.6780 shares of Smithfield common stock, together with $1.25 in cash, for each share of PSF common stock. Centerview noted that the total consideration could be equated to a 0.72 exchange ratio if the cash consideration of $1.25 were viewed as equivalent to Smithfield common stock at the then-current price (as of September 15, 2006) of Smithfield common stock.

Selected Public Companies Analysis

Centerview compared certain of Smithfield’s selected financial information with corresponding financial information of selected publicly traded companies that Centerview judged generally to be relevant. These companies were selected, among other reasons, because of their operational and overall business similarities with Smithfield’s business, although (i) companies in the protein industry generally focus on different segments of the industry, e.g., pork, poultry, beef; and (ii) Smithfield’s business includes a branded meat component which constitutes a lower percentage of its business than the branded meats businesses of the selected branded meat companies listed below, but a higher percentage of its business than the branded meat businesses of the selected protein companies listed below. The companies reviewed in connection with this analysis were:

Selected Protein Companies	Selected Branded Meat Companies

• Gold Kist	• ConAgra
• Pilgrim’s Pride	• Hormel
• Sanderson Farms	• Sara Lee
• Tyson
• Seaboard

Centerview reviewed, among other things, (1) market values of equity, including options, on a fully diluted basis, (2) enterprise values and (3) enterprise values as a multiple of EBITDA for (i) with respect to Selected Protein Companies, (a) the average of the prior five years of EBITDA, (b) the average of the prior three years of EBITDA, and (c) the last fiscal year EBITDA, and (ii) with respect to the Selected Branded Meat Companies, (a) enterprise values as a multiple of (x) LTM EBITDA, and (y) the estimated calendar year 2006 EBITDA, and (b) equity values (as of September 15, 2006, except for Gold Kist, as to which the data was based on its closing stock price on August 18, 2006) as a multiple of estimated 2006 fiscal year earnings, based on the most recent publicly available consensus research analysts’ estimates as published by Reuters.

Protein Companies

Enterprise Value as Multiple of
	5 Year EBITDA	3 Year EBITDA	Last Fiscal Year EBITDA
Gold Kist	3.4x	2.5x	2.7x
Pilgrim’s Pride	8.4x	6.2x	3.9x
Sanderson Farms	6.5x	5.3x	5.4x
Tyson	7.4x	6.7x	6.9x
Seaboard	7.2x	5.6x	3.9x
Mean	6.6x	5.2x	4.6x
Median	7.2x	5.6x	3.9x
Smithfield	9.5x	8.2x	8.3x

Branded Meat Companies

Enterprise Value as Multiple of
	LTM EBITDA	2006 Estimated EBITDA	2006 Estimated Price/Earnings
ConAgra	9.8x	9.8x	18.9x
Hormel	9.4x	9.2x	17.9x
Sara Lee	9.3x	8.9x	17.7x

Mean	9.5x	9.3x	18.2x

Smithfield	8.2x	8.6x	19.4x

This analysis led Centerview to a reference range for Smithfield common stock of $25-$38 per share, based on an estimated LTM EBITDA multiple range of 7.5x to 9.5x.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Smithfield could generate over the period from the fiscal year ending March 31, 2007 through the fiscal year ending March 31, 2011 based on estimates that certain members of PSF management provided to Centerview, following discussions with management of Smithfield as to its future financial performance. Centerview calculated a range of terminal values for Smithfield by applying an EBITDA exit multiple of 8.0 to 9.0 times Smithfield’s normalized EBITDA for the fiscal year ending March 31, 2011. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 9.0% to 10.0%, based on Centerview’s estimate of Smithfield’s WACC.

This analysis led Centerview to a reference range for Smithfield common stock of $27-$34 per share.

Other Factors

In rendering its opinion, Centerview also reviewed and considered other factors, including:

•	The one-week (prior to announcement) premiums implied in 45 transactions announced since January 1, 2005 with enterprise values between $500 million and $5 billion, excluding transactions within the financial, real estate, technology and telecommunication sectors, noting a median premium of 26.6%. This review led Centerview to a reference range for PSF common stock of $18-$23 per share, based on an implied premium range of 10%-40% over the then-current market price at the time of announcement of a transaction.

•	The impact of the merger on Smithfield’s pro forma earnings per share, which we refer to as EPS, for its fiscal years ending April 30, 2007 and 2008, based on PSF management’s estimates as to PSF and Smithfield’s earnings for such period, and assuming no reduction in the number of Smithfield shares outstanding. Centerview compared such estimated EPS of Smithfield common stock on a stand alone basis, to such estimated pro forma EPS of common stock of the combined company. This analysis indicated that the merger would likely be slightly dilutive to Smithfield’s shareholders on an EPS basis before taking into account any cost savings or other synergies, if any, that may result from the merger. Centerview took note, however, that Smithfield management had indicated that it expected the merger to generate synergies and that it expected the merger to be accretive to Smithfield shareholders on an EPS basis. However, since Smithfield did not quantify any synergies for Centerview, Centerview did not take them into account for purposes of this analysis.

•	Selected recent publicly available research analyst price targets for Smithfield common stock, as of September 15, 2006, from eight selected firms who published price targets ranging in time from 12-18 months, with prices ranging from $26-$36 per share and an average price target of $33 per share. Centerview elected to exclude the high and low price targets in formulating a reference range, which led to a reference range for Smithfield common stock, of $30-$35 per share. Smithfield’s closing stock price on September 15, 2006 was $29.24.

Miscellaneous

Under the terms of Centerview’s engagement, PSF agreed to pay to Centerview certain fees for its services, some of which were payable in connection with rendering its opinion and a significant portion of which was contingent upon the mailing of this proxy statement/prospectus and completion of the merger. The fees payable prior to or upon rendering of the fairness opinion aggregated $1.2 million. The fees payable upon mailing of this proxy statement/prospectus equal $1.0 million, and an additional $2.05 million will be due and payable upon completion of the merger. In addition, PSF agreed to reimburse Centerview for its reasonable expenses, up to $50,000 without further approval, including fees and disbursements of its counsel, and to indemnify Centerview against liabilities relating to or arising out of its engagement as PSF’s financial advisor. Employees of Centerview who worked on the merger have performed investment banking services for ContiGroup, a significant stockholder of PSF, in the past and the firm for whom such employees then worked was compensated for such services. In addition, Centerview has performed investment banking services for ContiGroup and has received customary compensation for such services.

The PSF board of directors selected Centerview as its financial advisor in connection with the merger because the principals and other professionals of Centerview have substantial experience in similar transactions having worked at other internationally recognized investment banking firms. Centerview, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Smithfield’s Reasons for the Merger

The Smithfield board of directors, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, considered the following factors:

•	PSF’s financial condition, results of operations, business, competitive position, reputation, relationships with regulators, pending legal proceedings and business prospects, as well as current industry, economic, government, regulatory and market conditions and trends.

•	The Smithfield board of directors’ assessment of the complementary strengths of each of the companies and the experience of Smithfield in integrating acquired companies. The Smithfield board of directors also reviewed information with respect to the prospects of the combined company.

•	The regulatory risks relating to the merger, which the Smithfield board of directors analyzed with the assistance of its outside antitrust advisors. In that regard, the Smithfield board of directors considered the provisions of the merger agreement relating to the payment by Smithfield of a termination fee of $100 million if the merger is not completed solely for antitrust reasons.

•	That, because the exchange ratio under the merger agreement is fixed (will not be adjusted for fluctuations in the market price of Smithfield common stock or PSF common stock), the per share value of the merger consideration to be paid to PSF stockholders on completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement.

•	The terms and conditions of the merger agreement and the voting agreement, including the form and amount of the consideration and the representations, warranties, covenants, conditions to closing and termination rights contained in those agreements.

In view of the number and variety of factors considered in connection with its evaluation of the merger, the Smithfield board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

Interests of Certain Persons in the Merger

The directors and executive officers of PSF have, and ContiGroup, PSF’s largest stockholder, has, interests in the merger agreement and the merger that are different from, and in addition to, your interests as a stockholder. The PSF board of directors was aware of and considered these interests when it considered and unanimously approved the merger agreement.

Appointment of Director to Smithfield Board of Directors

The merger agreement provides that, upon completion of the merger, Smithfield will appoint Paul J. Fribourg, who is currently a PSF director and ContiGroup’s Chairman, President and Chief Executive Officer, to the Smithfield board of directors and will cause Michael J. Zimmerman, another PSF director and ContiGroup’s Executive Vice President and Chief Financial Officer, to be appointed as an advisory director of Smithfield.

Severance Agreements with Executive Officers

Employment Agreement with John M. Meyer

Pursuant to the employment agreement between PSF and John M. Meyer, President and Chief Executive Officer of PSF, if Mr. Meyer is terminated without cause or voluntarily terminates with good reason (as defined below), in addition to accrued unpaid base salary through the date of termination, he would be entitled to receive (1) two times the sum of his base salary plus the target bonus then in effect, payable over 24 months, (2) a portion of his target bonus representing the pro rata portion of the year completed prior to termination, (3) the vesting of all stock options and restricted stock grants made under any long-term incentive and deferred compensation plans in which he participated, and (4) the continuation of medical and certain other benefits for a period of 24 months following termination. The term of Mr. Meyer’s employment agreement expires on May 9, 2007. “Good reason” under the employment agreement includes (i) the assignment to Mr. Meyer of duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by PSF which results in a significant diminution in such position, authority, or duties; (ii) PSF’s requiring Mr. Meyer to be based at any office or location more than 60 miles from PSF’s headquarters in Kansas City, Missouri; (iii) a reduction by PSF in Mr. Meyer’s rate of annual base salary; or (iv) the failure of PSF to obtain from a successor (including a successor to a material portion of the business or assets of PSF) a satisfactory assumption in writing of PSF’s obligations under the employment agreement with Mr. Meyer.

Employee Severance Agreement with Richard L. Morris

Pursuant to the employee severance agreement between PSF and Richard L. Morris, Vice President, Sales & Marketing of PSF, if Mr. Morris is terminated without cause before November 17, 2008, he would be entitled to the continuation of his annual salary and standard benefits afforded to PSF officers until November 17, 2008.

Executive Level Severance Plan

PSF has established a Executive Level Severance Pay Plan, which we refer to as the Executive Severance Plan, covering certain of its executive employees. The purpose of the Executive Severance Plan is to provide eligible employees with base severance pay, supplemental severance pay and supplemental severance benefits for a specified period of time in the event that their employment is involuntarily terminated other than for good reason. Under the Executive Severance Plan, those persons serving as Chief Executive Officer, President and Chief Financial Officer are entitled to receive the following benefits upon termination of the employment:

•	base severance pay equal to two weeks pay;

•	supplemental severance pay equal to 50 weeks of pay; and

•	continuation of health benefits coverage for 52 weeks following termination.

Severance pay under the Executive Severance Plan is generally payable in a lump sum following the date of termination. Supplemental severance pay and continuation of health benefits, however, are conditioned upon the employee’s execution of a general waiver and release agreement, and supplemental severance pay will be paid only after execution of that agreement.

Vice President Level Severance Plan

PSF has established a Vice President Level Severance Pay Plan, which we refer to as the VP Severance Plan, covering certain of its executive employees. The purpose of the VP Severance Plan is to provide eligible employees with base severance pay, supplemental severance pay and supplemental severance benefits for a specified period of time in the event that their employment is involuntarily terminated other than for good reason. Under the VP Severance Plan, those persons serving as vice presidents are entitled to receive the following benefits upon termination of their employment by PSF:

•	base severance pay equal to two weeks pay;

•	supplemental severance pay equal to 34 weeks of pay; and

•	continuation of health benefits coverage for 34 weeks following termination.

Severance pay under the VP Severance Plan is generally payable in a lump sum following the date of termination. Supplemental severance pay and continuation of health benefits, however, are conditioned upon the employee’s execution of a general waiver and release agreement, and supplemental severance pay will be paid only after execution of that agreement.

The following table shows the amount of potential cash severance estimated by PSF to be payable to PSF’s executive officers who are parties to severance arrangements with PSF, assuming a January 15, 2007 termination under circumstances entitling the executive officer to severance.

Executive Officers	Aggregate Amount of Potential Severance Payment
John M. Meyer	$1,580,000	(1)
Calvin R. Held	155,769
Stephen A. Lightstone	275,000	(2)
Richard L. Morris	430,000	(3)
Dennis D. Rippe	128,354

Total	$2,569,123

(1)	Assumes two years of base pay ($395,000) and two years of target bonus. Target bonus is equivalent to 100% of base salary. Mr. Meyer’s employment agreement expires May 9, 2007.
(2)	Assumes executive level severance of 52 weeks of base pay.
(3)	Assumes two years of base pay remaining on a five year severance agreement.

In addition to PSF’s existing severance arrangements, the merger agreement permits PSF to implement retention and severance plans in connection with the merger provided that the payments made pursuant to such plans do not exceed $4 million in the aggregate. On September 29, 2006, the compensation committee of the PSF board of directors approved a retention bonus program, an enhanced severance pay plan and a performance bonus program. The retention bonus program and enhanced severance pay plan do not apply to PSF’s directors or executives officers.

The following table shows the amount of potential performance bonuses estimated by PSF to be payable to the PSF executive officers participating in the performance bonus plan in connection with the closing of the merger transaction. Performance bonuses are discretionary and subject to approval from PSF’s Chief Executive Officer and Chairman of the Board.

Executive Officers	Aggregate Amount of Potential Bonus Upon Completion of Merger
Stephen A. Lightstone	$100,000
Dennis D. Rippe	75,000
Gerard J. Schulte	100,000

Total	$275,000

Stock Options and Restricted Stock held by Directors and Executive Officers

Pursuant to PSF’s 2005 Long Term Incentive Plan and 1999 Equity Incentive Plan, in the event of a “change of control,” (i) stock options become fully exercisable to the full extent of the original grant, (ii) restrictions applicable to restricted stock awards lapse and the restricted stock becomes free of all restrictions and become fully vested and transferable to the full extent of the original grant, and (iii) any performance goal or other condition with respect to performance units or performance shares will be deemed satisfied in full and the awards fully distributable.

Conversion of PSF Stock Options

As of the completion of the merger, all outstanding stock options under PSF’s 2005 Long Term Incentive Plan and 1999 Equity Incentive Plan will become fully vested and will be converted into options to acquire shares of Smithfield common stock based on the option exchange ratio set forth in the merger agreement. These resulting Smithfield options will have the same general terms and conditions as the PSF options from which they were converted, except that the exercise price per share of each Smithfield option will be equal to the quotient of the exercise price per share of the PSF option divided by the option exchange ratio set forth in the merger agreement. As of the record date, the directors and executive officers of PSF held in the aggregate outstanding options to purchase 326,221 shares of PSF common stock. Of these, options to purchase 245,225 shares of PSF common stock were unvested as of the record date and will vest in full upon completion of the merger.

The table below shows the number of PSF stock options held by the directors and executive officers of PSF as of January 8, 2007 and the total number of substitute Smithfield stock options the directors and executive officers of PSF will receive in substitution for such PSF stock options upon completion of the merger.

Directors and Executive Officers	PSF Stock Options Pre-Merger	Smithfield Stock Options Post-Merger
John M. Meyer	96,115	69,219
Calvin R. Held	21,900	15,771
Stephen A. Lightstone	50,186	36,142
Robert W. Manly (1)	—	—
Richard L. Morris	104,241	75,071
Dennis D. Rippe	15,530	11,184
Gerard J. Schulte	18,249	13,142
Robert S. Kopriva	20,000	14,403
Vart K. Adjemian	—	—
Mollie H. Carter	—	—
Paul J. Fribourg	—	—
Ronald E. Justice (2)	—	—
Maurice L. McGill	—	—
William R. Patterson	—	—
Michael J. Zimmerman	—	—

Total	326,221	234,932

(1)	Mr. Manly resigned as President and Chief Operating Officer of PSF, effective July 7, 2006 and was appointed as Executive Vice President of Smithfield on August 30, 2006.
(2)	Mr. Justice’s term as a director of PSF expired on September 14, 2006.

Based on an implied merger consideration of $21.07 per share (calculated using the closing trading price of Smithfield common stock on September 15, 2006, the last trading day prior to the announcement of the merger), the difference between the implied merger consideration and the weighted average exercise price of $13.10 per share of the options would be $7.97 per share (or approximately $2.6 million in the aggregate for all of the outstanding stock options held by directors and executive officers of PSF that will vest upon completion of the merger).

Vesting of Restricted Stock

All outstanding shares of restricted PSF common stock held by the directors and executive officers of PSF that were granted under PSF’s 2005 Long Term Incentive Plan and 1999 Equity Incentive Plan will, upon completion of the merger, become free of all restrictions and fully vested and will be converted into the merger consideration payable part in cash and part in Smithfield common stock as described in “The Merger Agreement —Merger Consideration” beginning on page 54. The table below shows the number of unvested shares of restricted PSF common stock held by the directors and executive officers of PSF as of January 8, 2007.

Directors and Executive Officers	PSF Restricted Shares that will Vest and Become Unrestricted Upon Completion of the Merger
John M. Meyer	118,874
Calvin R. Held	15,161
Stephen A. Lightstone	62,549
Robert W. Manly (1)	—
Richard L. Morris	12,608
Dennis D. Rippe	8,412
Gerard J. Schulte	9,598
Robert S. Kopriva	24,997
Vart K. Adjemian	2,000
Mollie H. Carter	2,000
Paul J. Fribourg	2,000
Ronald E. Justice (2)	—
Maurice L. McGill	2,000
William R. Patterson	2,000
Michael J. Zimmerman	2,000

Total	264,199

(1)	Mr. Manly resigned as President and Chief Operating Officer of PSF, effective July 7, 2006 and was appointed as Executive Vice President of Smithfield on August 30, 2006.
(2)	Mr. Justice’s term as a director of PSF expired on September 14, 2006.

Based on an implied merger consideration of $21.07 per share (calculated using the closing trading price of Smithfield common stock on September 15, 2006, the last trading day prior to the announcement of the merger), the aggregate value of the outstanding shares of restricted stock held by the directors and executive officers of PSF that will vest upon completion of the merger is approximately $5.6 million.

Indemnification and Insurance of PSF Directors and Executive Officers

Smithfield has agreed to cause the surviving corporation in the merger to assume and perform the obligations with respect to indemnification and exculpation from liability, including advancement of expenses, existing in favor of all current and former officers and directors of PSF as provided in the certificate of incorporation and bylaws of PSF, in each case as in effect on the date of the merger agreement.

The merger agreement also provides that Smithfield will maintain PSF’s current directors’ and officers’ liability insurance policies, or policies containing terms and conditions, including with respect to coverage and amounts, no less favorable to the covered parties than the current policy, for six years after completion of the merger, subject to specified cost limitations. Alternatively, Smithfield may request that PSF obtain “tail” insurance policies with a claims period of at least six years after completion of the merger, subject to specified cost limitations.

ContiGroup’s Relationship with PSF

ContiGroup’s Ownership Interest in PSF

In 1998, ContiGroup acquired a 51.0% ownership interest in PSF’s outstanding common stock in exchange for cash and the contribution by ContiGroup of its hog production operations in Missouri to PSF. ContiGroup increased its ownership to 53.1% in 2000 when PSF acquired Premium Standard Farms of North Carolina from ContiGroup. On June 1, 2006, ContiGroup reduced its ownership from approximately 52.0% to 38.8% pursuant to a public offering of shares. As of the record date, ContiGroup owned approximately 38.9% of PSF common stock.

Certain PSF Directors Not Considered Independent Due to ContiGroup Relationships

Three members of the PSF board of directors are not considered independent under the rules of the Nasdaq National Market due to their current or past relationships with ContiGroup. Paul J. Fribourg is not considered independent, because he currently serves as ContiGroup’s Chairman, President and Chief Executive Officer. Michael J. Zimmerman is not considered independent, because he currently serves as ContiGroup’s Executive Vice President and Chief Financial Officer. Vart Adjemian retired from ContiGroup on April 1, 2005 but will not be considered independent under the rules of the Nasdaq National Market until three years after the date of his retirement.

Agreements between PSF and ContiGroup

Grower Agreement and Missouri Sale Agreement

PSF contracted with ContiGroup to provide certain services pursuant to a market hog contract grower agreement dated May 13, 1998. Under the grower agreement, ContiGroup serves as an independent contractor in breeding and growing PSF’s hogs on land owned by ContiGroup in Missouri. In exchange, PSF pays ContiGroup a fee for its labor and services incurred under the grower agreement. In addition, PSF has agreed to indemnify ContiGroup against any and all claims and expenses incurred in connection with the grower agreement, the performance by ContiGroup of its obligations thereunder or ContiGroup’s ownership of the real property on which the farms are located. During the fiscal year ended March 25, 2006, the amount paid by PSF for obligations under the grower agreement was approximately $3.9 million. Upon the completion of the merger, ContiGroup will cease to beneficially own any interest in PSF’s capital stock and, as a result, the grower agreement will terminate in accordance with its terms. Upon termination of the grower agreement, PSF has an option to acquire the land in Missouri from ContiGroup for $1.00. In connection with the merger and corresponding termination of the grower agreement, PSF, ContiGroup and Smithfield entered into an agreement which we refer to as the Missouri sale agreement, dated as of September 17, 2006, pursuant to which PSF agreed to, and Smithfield agreed to cause PSF to, exercise its option to purchase the land in Missouri effective upon completion of the merger. In addition, in accordance with the terms of the grower agreement and the Missouri sale agreement, PSF agreed to pay all of ContiGroup’s transaction expenses and transfer taxes incurred in connection with the exercise of the option and transfer of the land. It is currently anticipated that, at the completion of the merger, PSF will assign this purchase obligation to a designee satisfactory to Smithfield and that complies with Missouri farming law. Smithfield has also agreed, subject to completion of the merger, to perform PSF’s indemnification obligations under the grower agreement to the extent that PSF’s ability to satisfy those obligations has been impaired by the net removal of assets from PSF by Smithfield by means of (i) dividends or other distributions of assets in excess of capital contributions and historical dividends, (ii) disposals of assets to or for the benefit of Smithfield or its affiliates for less than fair value, (iii) acquisitions of assets from or for the benefit of Smithfield or its affiliates for more than their fair value or (iv) other actions taken for the benefit of Smithfield or its affiliates at the material expense of PSF.

Services Agreement

Under a services agreement between PSF and ContiGroup, ContiGroup provides purchasing assistance, legal services, limited human resource services, including the services of Mr. Gerard J. Schulte, PSF’s General

Counsel and Secretary, and other personnel in exchange for a monthly fee which amount is negotiated on an annual basis. For the fiscal year ended March 25, 2006, the amount paid by PSF for all services was $1.4 million. PSF believes that the terms of these arrangements are at least as favorable to PSF as those available from third parties. As with the grower agreement, the services agreement will terminate in accordance with its terms when ContiGroup ceases to beneficially own any interest in PSF’s capital stock upon completion of the merger.

ContiGroup’s Relationship with Smithfield

In May 2005, Smithfield and ContiGroup completed the formation of Five Rivers Ranch Cattle Feeding LLC, a 50/50 joint venture between their respective cattle feeding businesses, MF Cattle Feeding, Inc., which we refer to as MFI, and ContiBeef LLC. Five Rivers is a stand-alone operating company, independent from both Smithfield and ContiGroup, headquartered in Loveland, Colorado, with a total of ten feedlots located in Colorado, Idaho, Kansas, Oklahoma and Texas. It is the largest commercial cattle feeding operation in the United States. Five Rivers sells cattle to multiple beef packing firms throughout the United States using a variety of marketing methods that were already in place at MFI and ContiBeef.

See “Other Recent Smithfield Transactions” beginning on page 67 for additional information on ContiGroup’s relationship with Smithfield.

Manner and Procedure for Exchanging Shares of PSF Common Stock; No Fractional Shares

The conversion of PSF common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Smithfield’s exchange agent will send a letter of transmittal to each former holder of record of shares of PSF common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the shares of Smithfield common stock, the cash portion of the merger consideration and cash for any fractional shares of Smithfield common stock, in exchange for shares of PSF common stock. PSF stockholders should not return stock certificates with the enclosed proxy card.

After the effective time of the merger, each certificate that previously represented shares of PSF common stock will no longer be outstanding, will be automatically canceled and will cease to exist and will represent only the right to receive the merger consideration as described above.

Until holders of certificates previously representing PSF common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Smithfield common stock into which those shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Smithfield common stock. When holders surrender those certificates, they will receive any dividends on Smithfield common stock with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Smithfield common stock, in each case without interest.

In the event of a transfer of ownership of PSF common stock that is not registered in PSF’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of the certificate.

PSF stockholders will not receive any fractional shares of Smithfield common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction calculated by multiplying (x) the amount of the aggregate proceeds from the sale at then prevailing prices on the NYSE of the excess shares of Smithfield common stock deposited with the exchange agent over the number of whole shares of Smithfield common stock distributed to former holders of PSF common stock by (y) a fraction, the numerator of which is the amount of the fractional share interest to which the holder of PSF common stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of PSF common stock are entitled. However, Smithfield may elect to calculate the amount of cash by multiplying (i) the fractional share interest to which the holder of PSF common stock would otherwise be entitled by (ii) the per share closing price of Smithfield common stock on the last trading day prior to the closing date of the merger, as that price is reported on the NYSE Composite Transaction Tape.

Voting Agreement

The following is a summary of the material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex B. We encourage you to read the voting agreement in its entirety.

Concurrently with the execution of the merger agreement, Smithfield executed a voting agreement with ContiGroup and PSF to facilitate the merger of Smithfield and PSF. As of September 17, 2006 and as of the record date, ContiGroup beneficially owned 12,428,592 shares of PSF common stock, which represented approximately 38.9% of PSF’s common stock outstanding at September 17, 2006 and at the record date.

Voting of Shares. Under the voting agreement, and as further described below, ContiGroup has agreed, prior to termination of the voting agreement, to appear at any meeting of the PSF stockholders or otherwise cause its shares to be counted as present for the purpose of establishing a quorum and to vote its shares or cause its shares to be voted:

•	in favor of the adoption of the merger agreement and any related proposal submitted for a vote of PSF stockholders in furtherance of the merger agreement, as reasonably requested by Smithfield;

•	against any action or agreement submitted for a vote of PSF stockholders that is in opposition to, or competitive or materially inconsistent with the merger or that would result in a breach of the merger agreement by PSF or of the voting agreement by ContiGroup; and

•	against any takeover proposal (as described under “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 59) and any other action, agreement or transaction submitted for a vote of PSF stockholders that would reasonably be expected to impede, interfere with, delay or adversely affect the transactions contemplated by the merger agreement or the voting agreement or PSF’s or ContiGroup’s performance of their respective obligations under the merger agreement or the voting agreement.

The obligations of ContiGroup to vote as described in the paragraph above apply whether or not the merger or any action described above is recommended by the PSF board of directors. However, if the PSF board of directors changes its recommendation with respect to the merger agreement in connection with a takeover proposal (as described in “The Merger Agreement—Covenants and Agreements—No Solicitation”), the obligation of ContiGroup to vote in the manner described in the paragraph above will only apply to a number of ContiGroup’s shares equal to 32% of the outstanding shares of PSF common stock. ContiGroup has agreed to cause its remaining shares to be voted in the same proportion as all other shares of PSF common stock voted at the special meeting not beneficially owned by ContiGroup are voted at the special meeting.

Grant of Proxy. In furtherance of the voting agreement, ContiGroup granted an irrevocable proxy to designated officers of Smithfield to vote its shares in the manner described in the two immediately preceding paragraphs.

Transfer and Other Restrictions. ContiGroup has agreed that beginning September 17, 2006 until the termination of the voting agreement, it will not:

•	enter into a voting agreement, grant a proxy, or knowingly take actions that would prevent it from performing its obligations under the voting agreement;

•	sell, transfer, assign, pledge or similarly dispose of its shares of PSF common stock or any interest in PSF common stock (except for transfers to wholly owned subsidiaries of ContiGroup that agree to be bound by the voting agreement); or

•	take any action that would violate or conflict with its representations, warranties, covenants or obligations under the voting agreement or that would restrict or otherwise affect its legal power, authority and right to perform its covenants and obligations under the voting agreement.

No Solicitation. ContiGroup has also agreed not to, and not to permit any of its subsidiaries, representatives or affiliates to:

•	solicit, initiate, or knowingly encourage or knowingly facilitate any takeover proposal or the making or consummation of a takeover proposal, or enter into or participate in any discussions or negotiations regarding, furnish any confidential information in connection with, or otherwise cooperate in any way with a takeover proposal;

•	waive, terminate, modify or fail to enforce any provision of any standstill or similar obligation of any person other than Smithfield;

•	make or participate in any solicitation of proxies, or seek to advise or influence any person with respect to the voting of PSF common stock other than to recommend the adoption of the merger agreement;

•	vote, approve, adopt or recommend or enter into any agreement constituting or relating to, or that could reasonably be expected to lead to any takeover proposal; or

•	agree or publicly propose to do any of the foregoing.

For purposes of the voting agreement, the term takeover proposal has the meaning described under “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 59.

Profit Disgorgement. In the event the merger agreement is terminated under circumstances in which a termination fee is payable or may be payable by PSF to Smithfield with respect to such termination, in each case subject to the termination fee actually becoming payable, ContiGroup has agreed to pay to Smithfield an amount equal to 50% of ContiGroup’s net profit from the sale or other transfer of its shares of PSF common stock pursuant to a takeover proposal so long as the agreement with respect to the takeover proposal is entered into or consummated within 12 months of the termination of the voting agreement or from the sale or other transfer of its shares (other than a distribution to its stockholders who agree to be bound by the voting agreement) within 12 months of the termination of the voting agreement.

Piggy-back Registration Rights. Smithfield agreed to grant to ContiGroup piggy-back registration rights in respect of the Smithfield common stock it receives in the merger.

Termination. The voting agreement will terminate upon the earliest to occur of

•	the completion of the merger;

•	the termination of the merger agreement in accordance with its terms; and

•	the delivery of written notice of termination by ContiGroup to Smithfield upon an amendment of the merger agreement without ContiGroup’s prior written consent which reduces or changes the consideration received by PSF stockholders in the merger.

Governmental and Regulatory Approvals

U.S. Antitrust Filing. Under the HSR Act and related regulations the merger may not be completed unless the parties to the transaction file all Premerger Notification and Report forms with the U.S. Department of Justice and the Federal Trade Commission that may be required and the applicable waiting period has either expired or been earlier terminated. On October 6, 2006, Smithfield, PSF and ContiGroup filed all required premerger reporting forms. Both the U.S. Department of Justice and the Attorney General of the State of Missouri have commenced initial reviews of the merger under the antitrust laws. Smithfield, PSF and ContiGroup are cooperating with these reviews. On November 6, 2006, each of Smithfield, PSF and ContiGroup received a second request from the Antitrust Division of the Department of Justice in connection with the merger. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Smithfield, PSF and ContiGroup have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust Division of the Department of Justice. Smithfield, PSF and ContiGroup intend to respond expeditiously to the second request. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Regulatory Approvals. Other than the filings described above, neither Smithfield nor PSF is aware of any regulatory notifications that must be filed, approvals that must be obtained, or waiting periods that must be observed, in order to complete the merger. If the parties discover that other notifications, approvals or waiting periods are necessary, they will seek to observe or obtain them. If any such approval or action is needed, however, Smithfield and PSF may not be able to obtain it or any of the other necessary approvals. Even if the parties could obtain all necessary approvals, and the merger agreement is adopted by PSF stockholders, conditions may be placed on the merger that could cause Smithfield to abandon it.

General. It is possible that any of the governmental entities with which filings have been made may seek additional regulatory concessions or impose additional conditions or states or private parties may commence litigation to prevent the completion of the merger. There can be no assurance that:

•	Smithfield or PSF will be able to satisfy or comply with any conditions imposed;

•	compliance or non-compliance will not have adverse consequences on Smithfield after completion of the merger; or

•	litigation, if any, will be resolved favorably by Smithfield and PSF.

Even if the parties could obtain all necessary approvals and the merger agreement is adopted by PSF stockholders, conditions may be placed on the merger that could cause Smithfield to abandon it. See “The Merger Agreement—Conditions to the Merger” beginning on page 63.

Merger Expenses, Fees and Costs

All expenses incurred in connection with the merger agreement and the related transactions will be paid by the party bearing those expenses, except that Smithfield and PSF have agreed to share equally the costs of filing, printing and mailing Smithfield’s registration statement on Form S-4 and this proxy statement/prospectus and the costs relating to filings under antitrust laws. The parties have agreed that in certain circumstances involving termination of the merger agreement, however, PSF will pay Smithfield’s expenses. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 65.

Accounting Treatment

The merger will be accounted for by Smithfield using the “purchase” method of accounting. Under this method of accounting, the purchase price paid by Smithfield, together with the direct costs of the merger, will be allocated in accordance with generally accepted accounting principles to PSF’s tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of PSF will be consolidated into the assets, liabilities and results of operations of Smithfield as of the closing date of the merger.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, KC2 Merger Sub (a newly formed and wholly owned subsidiary of Smithfield established to facilitate the acquisition of PSF) will be merged with and into PSF. PSF will survive the merger as a wholly owned subsidiary of Smithfield and will continue its corporate existence under Delaware law under the name “Premium Standard Farms, Inc.” Upon the terms and subject to the conditions set forth in the merger agreement, the parties may change the structure or method of effecting the combination of KC2 Merger Sub and PSF to provide for the merger of PSF into any direct wholly owned subsidiary of Smithfield if necessary to obtain the opinions of Smithfield’s and PSF’s respective counsels that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; see “The Merger Agreement—Conditions to the Merger.” Your vote for the adoption of the merger agreement constitutes approval of the merger, whether it is completed as a “forward” or “reverse” merger.

As Smithfield will be the acquiring entity under generally accepted accounting principles, whether the merger is structured as a “forward” merger or a “reverse” merger between PSF and KC2 Merger Sub will not affect the accounting for the merger. The assets of PSF (the acquired entity for accounting purposes) will be revalued to fair value and the assets of KC2 Merger Sub/Smithfield (the acquiring entity for accounting purposes) will remain at historical cost, irrespective of the legal form of the transaction.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to a stockholder of PSF that holds shares of PSF common stock as capital assets, which we refer to as a holder. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Code (including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, holders that dissent and exercise appraisal rights, holders who are subject to alternative minimum tax and holders that are not United States persons (as defined in section 7701(a)(30) of the Code), or that acquired shares of PSF common stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the non-income tax or state, local or foreign tax consequences of the merger.

Tax Consequences of the Merger Generally. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in the representation letters provided by Smithfield and PSF, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of each of Simpson Thacher & Bartlett LLP, counsel to Smithfield, and Sidley Austin LLP, counsel to PSF, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

As a result of the merger being treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon a holder’s exchanging PSF common stock for a combination of Smithfield common stock and cash, such holder will generally recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of gain realized (i.e., the excess, if any, of the sum of the cash and the fair market value of the Smithfield common stock received over such holder’s tax basis in the PSF common stock surrendered in the merger); and

•	the amount of cash received in the merger.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if a holder’s holding period with respect to the PSF common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of such holder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of Smithfield common stock that a holder receives in the merger will equal such holder’s aggregate adjusted tax basis in the PSF common stock surrendered, increased by the amount of taxable gain, if any, that is recognized in the merger (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below) and decreased by the amount of any cash received in the merger. A holder’s holding period for the shares of Smithfield common stock that is received in the merger (including fractional shares deemed received and redeemed as described below) will include such holder’s holding period for the shares of PSF common stock surrendered in the merger.

In computing the above-referenced gain to be recognized on the exchange of PSF common stock for cash and stock of Smithfield as well as computing the aggregate tax basis in Smithfield common stock received in the merger, the amount of cash to be considered received in the merger does not include cash received in lieu of fractional shares. In addition, the amount of Smithfield common stock received in the merger includes any fractional share of Smithfield common stock you are deemed to receive prior to the exchange of such share for cash. See “—Cash Received In Lieu of a Fractional Share” below.

It is a condition to the closing of the merger that each of Smithfield and PSF will receive opinions of Simpson Thacher & Bartlett LLP and Sidley Austin LLP, respectively, each dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to in such opinions, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. This condition applies regardless of the form of the merger.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership interest in Smithfield. For purposes of this determination, a holder will be treated as if the holder first exchanged all of the holder’s shares of PSF common stock solely for Smithfield common stock and then Smithfield immediately redeemed (which we refer to as the deemed redemption) a portion of that Smithfield common stock in exchange for the cash that the holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the holder.

The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding stock of Smithfield that is actually and constructively owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Smithfield that the holder is deemed actually and constructively to have owned immediately before the deemed redemption. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Smithfield. In applying the foregoing tests, a stockholder will be deemed to own stock actually owned by such stockholder and, in some cases, constructively owned by certain family members, certain estates and trusts of which the holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the stockholder or such other persons.

The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.” Accordingly, in most circumstances, gain recognized by a holder that exchanges the holder’s shares of PSF common stock for a combination of Smithfield common stock and cash generally will be a long-term capital gain if the holder’s holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.

As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

Cash Received in Lieu of a Fractional Share. A holder that receives cash instead of a fractional share of Smithfield common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of PSF common stock exchanged pursuant to the merger which is allocable to such fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such share of PSF common stock was greater than one year as of the date of the merger.

Backup Withholding. If you are a non-corporate holder of PSF common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Reporting Requirements. If you are a significant holder of PSF common stock for U.S. federal income tax purposes and you receive shares of Smithfield common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the merger. Accordingly, each PSF stockholder is urged to consult its own tax advisor with respect to the particular U.S. federal, state, local and foreign or other tax consequences to it of the merger.

Appraisal Rights

In connection with the merger, record holders of PSF common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as Section 262), as a result of completion of the merger, holders of shares of PSF common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. PSF is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex D.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the merger and (b) deliver a written demand for appraisal of the stockholder’s shares to the Secretary of PSF before the vote on the merger at the special meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform PSF of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Premium Standard Farms, Inc., 805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri, 64105, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his or her shares. The written demand must be received by PSF prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation....” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and shares of Smithfield common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the cash and shares of Smithfield common stock as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex D. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Restrictions on Sales of Shares by Affiliates of PSF

The shares of Smithfield common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Smithfield common stock issued to any person who is deemed to be an “affiliate” of PSF at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of PSF and may include PSF’s executive officers, directors and significant stockholders. Affiliates may not sell their shares of Smithfield common stock acquired in connection with the mergers except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

PSF has agreed to use its reasonable best efforts to deliver to Smithfield a letter agreement executed by each of its affiliates at least 30 days prior to the completion of the merger, pursuant to which these affiliates will agree, among other things, not to transfer any shares of Smithfield common stock received in the merger except in compliance with the Securities Act. This proxy statement/prospectus does not cover resales of Smithfield common stock received pursuant to the merger by affiliates of PSF. In the voting agreement, Smithfield agreed to grant to ContiGroup piggy-back registration rights in respect of the Smithfield common stock it receives pursuant to the merger.

Stock Exchange Listing

Smithfield has agreed to use its reasonable best efforts to cause the shares of Smithfield common stock to be issued pursuant to the merger, and shares of Smithfield common stock to be issued upon exercise of Smithfield stock options issued in exchange for PSF options, to be approved for listing on the NYSE. It is a condition to the completion of the merger that such shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, the shares of Smithfield common stock will continue to trade on the NYSE under the symbol “SFD.”

Delisting and Deregistration of PSF Common Stock

If the merger is completed, PSF common stock will be delisted from NASDAQ and will no longer be registered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. This summary is not intended to provide you with any other factual information about Smithfield or PSF. Such information can be found elsewhere in this proxy statement/prospectus and in Smithfield’s and PSF’s public filings with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 99.

Form of the Merger

If the holders of PSF common stock adopt the merger agreement and all other conditions to the merger are satisfied or waived, KC2 Merger Sub (a newly formed and wholly owned subsidiary of Smithfield established to facilitate the acquisition of PSF) will be merged with and into PSF. PSF will survive the merger as a wholly owned subsidiary of Smithfield and will continue its corporate existence under Delaware law under the name “Premium Standard Farms, Inc.” Upon the terms and subject to the conditions set forth in the merger agreement, the parties may change the structure or method of effecting the combination of KC2 Merger Sub and PSF to provide for the merger of PSF into any direct wholly owned subsidiary of Smithfield if necessary to obtain the opinions of Smithfield Food’s and PSF’s respective counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; see “—Conditions to the Merger” beginning on page 63. However, no such change will be required if it would reasonably be expected to have a material adverse effect on PSF or would alter or change the amount or kind of merger consideration to be issued to PSF stockholders or impede or materially delay the completion of the merger or the other transactions contemplated by the merger agreement.

Merger Consideration

At the effective time of the merger, each share of PSF common stock will be exchanged for (i) 0.6780, which we refer to as the exchange ratio, of a share of Smithfield common stock and (ii) $1.25 in cash, without interest. Smithfield will increase, by up to $1.00 per share, the amount of cash to be included in the merger consideration and decrease the fraction of a share of Smithfield common stock by an amount having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as the amount of the increase in cash, if Smithfield reasonably determines that those actions are necessary in order to list on the NYSE the shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of Smithfield stock options) without the requirement of a vote of Smithfield shareholders. The adjustment to the stock portion of the merger consideration will be calculated using a fixed value per share of Smithfield common stock equal to the average of the volume weighted averages of the trading prices of Smithfield common stock on the NYSE for the ten consecutive full trading days ending on the third trading day prior to the effective time of the merger. A vote by PSF stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not Smithfield elects to substitute up to $1.00 per share in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as described in this paragraph. Smithfield will only substitute cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) if the number of shares of Smithfield common stock to be issued in the merger (including shares to be reserved for issuance upon exercise of PSF stock options that are converted into Smithfield stock options) would exceed 20% of the shares of Smithfield common stock outstanding immediately prior to the completion of the merger and, therefore, would require a vote of Smithfield shareholders under the rules of the NYSE. Smithfield will make the determination whether to substitute cash for a portion of the stock consideration having such equivalent value based on the number of outstanding shares of PSF common stock and options to purchase shares of PSF common stock prior to the fifth trading day before completion of the merger.

PSF stockholders will not receive any fractional shares of Smithfield common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction calculated by multiplying (x) the amount of the aggregate proceeds from the sale at then prevailing prices on the NYSE of the excess shares of Smithfield common stock deposited with the exchange agent over the number of whole shares of Smithfield common stock distributed to former holders of PSF common stock by (y) a fraction, the numerator of which is the amount of the fractional share interest to which the holder of PSF common stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of PSF common stock are entitled. However, Smithfield may elect to calculate the amount of cash by multiplying (i) the fractional share interest to which the holder of PSF common stock would otherwise be entitled by (ii) the per share closing price of Smithfield common stock on the last trading day prior to the closing date of the merger, as that price is reported on the NYSE Composite Transaction Tape.

Closing

Unless the parties agree otherwise, the closing will occur on a date to be specified by the parties (which will be no later than the second business day after the satisfaction or waiver of all closing conditions).

Effective Time

The merger will become effective at the time at which a certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the certificate of merger. The filing of the certificate of merger will take place upon the closing of the merger.

Treatment of Stock Options

Each option to acquire shares of PSF common stock held by employees and directors of PSF and outstanding immediately prior to the effective time of the merger, which we refer to as PSF options, will be converted into an option to acquire the number of shares of Smithfield common stock obtained by multiplying

•	the number of shares of PSF common stock subject to the PSF option, times

•	the special option exchange ratio referred to below,

and rounding the result down to the nearest whole share.

The per share exercise price of these converted options will be obtained by dividing

•	the per share exercise price of the PSF option by

•	the special option exchange ratio,

and rounding the result up to the nearest whole cent.

The “special option exchange ratio” is the sum of

•	the exchange ratio plus

•	the quotient of (a) the per share cash consideration received by PSF stockholders in the merger divided by (b) the average of the volume weighted averages of the trading price of Smithfield common stock on the NYSE for the ten consecutive full trading days ending on the third trading day prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The merger agreement contains representations and warranties by PSF, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the organization, valid existence, good standing and qualification to do business of PSF and its subsidiaries;

•	PSF’s interests in its subsidiaries;

•	capitalization and indebtedness of PSF and its subsidiaries;

•	corporate authorization and validity of the merger agreement and voting agreement;

•	the unanimous approval of the PSF board of directors of the merger agreement, the voting agreement and the transactions contemplated by the merger agreement and the voting agreement;

•	the absence of any conflicts with PSF’s organization documents, applicable laws or certain agreements as a result of entering into the merger agreement and the voting agreement and completing the merger;

•	required consents and filings with governmental entities in connection with the transactions contemplated by the merger agreement and the voting agreement;

•	proper filings of documents with the SEC and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of PSF’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	the accuracy of information supplied by PSF in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of certain material changes or events in PSF’s business or condition since the date of PSF’s last audited financial statements;

•	the absence of litigation, investigations and injunctions;

•	the existence of and compliance with material contracts;

•	PSF’s compliance with applicable laws, including environmental laws;

•	employment and labor matters affecting PSF, including matters relating to PSF employee benefit plans;

•	tax matters;

•	real property and intellectual property;

•	required vote by PSF stockholders to complete the merger;

•	the inapplicability of takeover statutes to the merger agreement, the voting agreement, the merger or the transactions contemplated by those agreements;

•	broker’s and advisor’s fees related to the merger;

•	receipt of the opinion from Centerview Partners LLC, dated September 17, 2006, as to the fairness of the merger consideration to the PSF stockholders from a financial point of view; and

•	insurance matters.

The merger agreement contains representations and warranties by Smithfield and KC2 Merger Sub, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the organization, valid existence, good standing and qualification to do business of Smithfield, KC2 Merger Sub and Smithfield’s subsidiaries;

•	capitalization of Smithfield and KC2 Merger Sub;

•	corporate authorization and validity of the merger agreement and voting agreement;

•	the absence of any conflicts with Smithfield’s or KC2 Merger Sub’s organization documents, applicable laws or certain agreements as a result of entering into the merger agreement and the voting agreement and completing the merger;

•	required consents and filings with governmental entities in connection with the transactions contemplated by the merger agreement and the voting agreement;

•	proper filings of documents with the SEC and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of Smithfield’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	the accuracy of information supplied by Smithfield in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the purpose of the formation and prior activities of KC2 Merger Sub;

•	broker’s and advisor’s fees related to the merger;

•	the absence of certain material changes or events in Smithfield’s business or condition since the date of Smithfield’s last audited financial statements;

•	the absence of litigation, investigations and injunctions;

•	Smithfield’s compliance with applicable laws, including environmental laws;

•	employment and labor matters affecting Smithfield, including matters relating to Smithfield employee benefit plans; and

•	tax matters.

Certain of the representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to PSF or Smithfield, as the case may be, any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (x) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operation of PSF and its subsidiaries or Smithfield and its subsidiaries, in each case taken as a whole, or (y) is or would reasonably be expected to impair in any material respect PSF’s or Smithfield’s ability to complete the merger or the other transactions contemplated by the merger agreement or to perform its obligations under the merger agreement on a timely basis. However, in determining whether there has been or would reasonably be expected to be a material adverse effect under clause (x), there will be excluded any changes, effects, occurrences, state of facts or developments:

•	in the financial or securities markets or the economy in general, including prevailing interest rates, commodity prices and energy costs (to the extent not disproportionately affecting PSF or Smithfield, as applicable);

•	in the industries in which PSF and Smithfield operate (to the extent not disproportionately affecting PSF or Smithfield, as applicable);

•	in the case of PSF, resulting from any change in the trading price of PSF common stock (excluding the facts underlying the decline) and, in the case of Smithfield, resulting from any change in the trading prices of Smithfield’s equity or debt securities (excluding the facts underlying the change);

•	demonstrated by the affected party to have resulted from the announcement of the execution of the merger agreement (including demonstrated losses or threatened losses of relationships with customers, distributors or suppliers) or the performance of the obligations or satisfaction of conditions under the merger agreement, including actions taken to satisfy the antitrust conditions; and

•	resulting from the settlement of, or outcome of, any legal proceedings disclosed in SEC filings of PSF or Smithfield or in the disclosure schedules to the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Covenants and Agreements

Conduct of Business by PSF. PSF has agreed that, subject to certain exceptions and unless Smithfield gives its prior written consent, between September 17, 2006 and the completion of the merger:

•	PSF and its subsidiaries will conduct business in the ordinary course consistent with past practice; and

•	PSF and its subsidiaries will use reasonable best efforts to preserve intact current business organizations, keep available the services of their current officers, employees and consultants and preserve relationships with customers, suppliers, licensors, licensees, distributors and others with whom they have business dealings.

PSF has also agreed that during the same time period, and again subject to certain exceptions or unless Smithfield gives its prior written consent (which consent will not be unreasonably withheld or delayed), PSF and its subsidiaries will not:

•	declare, set aside or pay dividends on or make other distributions in respect of its capital stock, other than regular quarterly cash dividends in respect of PSF common stock not exceeding $0.06 per share and dividends or distributions by wholly owned subsidiaries;

•	split, combine or reclassify any capital stock;

•	repurchase, redeem or otherwise acquire any of capital stock;

•	issue or sell any shares of capital stock or other voting securities, except for shares of PSF common stock issued pursuant to the exercise of PSF stock options in existence as of the date of the merger agreement and, subject to specified limitations, the grant of equity awards pursuant to currently existing benefit plans;

•	amend the organizational documents of PSF or its subsidiaries;

•	acquire any person or division, business or equity interest of any person or any assets, rights or properties, except for capital expenditures, acquisitions of raw materials, inventory and supplies, and other assets up to $2,000,000 in the aggregate, in the ordinary course and other acquisitions not exceeding $10,000,000 in the aggregate in each of 2006 and 2007;

•	sell, lease, encumber or dispose of any material properties, rights or assets of PSF or any of its subsidiaries, except (i) for sales as required by existing contracts, (ii) for sales of inventory or finished goods in the ordinary course or (iii) for other dispositions having a value not in excess of $2,000,000 in any six-month period;

•	prepay, incur, assume or materially modify the terms of any indebtedness for borrowed money or guarantee or incur any indebtedness for borrowed money of another person, other than borrowings under PSF’s existing credit agreement (excluding PSF’s outstanding term loan) not in excess of $45,000,000 at any time;

•	make loans or advances in excess of $2,000,000 in the aggregate at any time;

•	make any new capital expenditures in excess of specified amounts;

•	except as required by law or judgment or to the extent reserved for in PSF’s financial statements filed with the SEC prior to September 17, 2006, discharge or settle any material claim or liability in excess of specified amounts;

•	enter into, materially modify, terminate or materially waive any material contracts;

•	subject to specific exceptions, adopt any employee benefit plan or arrangement or increase the compensation or severance of PSF employees, except in the ordinary course with respect to employees with base salary of $100,000 or less;

•	except as required by generally accepted accounting principles, change any accounting method, principle or practice; or

•	take any action that would reasonably be likely to prevent the merger from qualifying for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code.

Conduct of Business by Smithfield. Smithfield has agreed that, subject to certain exceptions and unless PSF gives its prior written consent, between September 17, 2006 and the completion of the merger:

•	Smithfield will maintain its existence in good standing under applicable law and continue to conduct its and its subsidiaries’ businesses so as to maintain the primary nature of Smithfield’s business; and

•	Smithfield and its subsidiaries will use reasonable best efforts to keep available the services of their current officers, employees and consultants and preserve relationships with customers, suppliers, licensors, licensees, distributors and others with whom they have business dealings.

Smithfield has also agreed that during the same time period, and again subject to certain exceptions or unless PSF gives its prior written consent (which consent will not be unreasonably withheld or delayed), Smithfield and its subsidiaries will not:

•	amend the organizational documents of Smithfield in a manner that is adverse to the completion of the merger, or that will affect the holders of PSF common stock whose shares are converted into Smithfield common stock at the effective time of the merger in a manner different than holders of Smithfield common stock prior to the effective time of the merger;

•	declare or pay dividends or make distributions in respect of capital stock;

•	issue, deliver or sell any shares of Smithfield common stock or any convertible securities if those actions would require approval of Smithfield shareholders;

•	acquire any business organization or division, or dispose of assets or securities of Smithfield or its subsidiaries if those actions would reasonably be expected to materially delay or impede the consummation of the merger; or

•	take any action that would reasonably be likely to prevent the merger from qualifying for U.S. income tax purposes as a reorganization under Section 368(a) of the Code.

No Solicitation. The merger agreement precludes PSF, its subsidiaries and their respective directors or officers, and requires PSF to use its reasonable best efforts to preclude its and its subsidiaries’ employees, advisors, agents and representatives and controlled affiliates from, directly or indirectly:

•	soliciting, initiating, knowingly encouraging or knowingly facilitating any takeover proposal, as described below, or the making or consummation of any takeover proposal; or

•	entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information in connection with, or otherwise cooperating in any way with, any takeover proposal; or

•	waiving, terminating, modifying or failing to enforce any provision of any “standstill” or similar obligation of any person other than Smithfield.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any person relating to, or that could reasonably be expected to lead to:

•	any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of PSF) or businesses that constitute 15% or more of the revenues, net income or assets of PSF and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of PSF;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of PSF; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving PSF or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of PSF or of any resulting parent company of PSF, in each case, other than the transactions contemplated by the merger agreement.

The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time PSF stockholders have adopted the merger agreement:

•	PSF receives a bona fide written takeover proposal that the PSF board of directors reasonably determines (after consultation with its outside legal advisors and its financial advisors) would reasonably be expected to constitute a superior proposal, as described below; and

•	that takeover proposal was not solicited after the date of the merger agreement and did not otherwise result from a breach by PSF of the no solicitation provisions described above;

then PSF may if it is in compliance with its obligations described in the section entitled “—No Solicitation” and its obligation not to change its recommendation except as described in “PSF Stockholder Meeting and Duty to Recommend”:

•	furnish information about PSF and its subsidiaries to the person making the takeover proposal pursuant to a customary confidentiality agreement not less restrictive to that person than the provisions of the confidentiality agreement between PSF and Smithfield, provided that all of the information to be furnished has previously been provided to Smithfield or is provided to Smithfield prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations regarding the takeover proposal.

The merger agreement provides that the term “superior proposal” means any bona fide offer made by a third party that, if consummated, would result in a person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of PSF common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of PSF, which the PSF board of directors reasonably determines (after consultation with its outside legal advisors and financial advisors) taking into account all financial, legal, regulatory and other aspects of the proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal (i) to be (a) more favorable to the PSF stockholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any changes to the financial terms of the merger agreement proposed by Smithfield in response to the offer or otherwise); and (b) reasonably capable of being completed on terms set forth in the proposal; and (ii) for which financing, to the extent required, is then committed or reasonably likely to be obtained.

The merger agreement provides that PSF must as promptly as practicable (and in any event within 24 hours after receipt) advise Smithfield orally and in writing of any takeover proposal, the material terms and conditions of any takeover proposal and the identity of the person making any takeover proposal and PSF must keep Smithfield informed on a reasonably current basis of material developments with respect to any such takeover proposal.

PSF Stockholder Meeting and Duty to Recommend. The merger agreement requires PSF to call and hold a special meeting of its stockholders for the purpose of voting on the adoption of the merger agreement. The PSF board of directors has agreed to recommend that PSF’s stockholders vote in favor of adoption of the merger agreement and to not (i) withdraw, modify or qualify in a manner adverse to Smithfield that recommendation or make any public statement in connection with that recommendation or the special meeting or in reference to a takeover proposal, that is inconsistent with that recommendation or (ii) approve, adopt or recommend, or allow PSF or any of its subsidiaries to execute or enter into, any agreement (other than a confidentiality agreement under the circumstances described above) or any tender offer with respect to any takeover proposal.

Notwithstanding the above, at any time prior to the time PSF stockholders have adopted the merger agreement, the PSF board of directors may, in response to (1) a takeover proposal that the PSF board of directors reasonably determines (after consultation with outside legal advisors and financial advisors) constitutes a superior proposal and that was unsolicited and made after September 17, 2006 or (2) a material development or change in circumstances occurring or arising after September 17, 2006 that was neither known to the PSF board of directors nor reasonably foreseeable as of or prior to September 17, 2006 (such material development or change in circumstances referred to as an intervening event), withdraw, modify or qualify its recommendation to stockholders to adopt the merger agreement, or make any public statement in connection with its recommendation or the special meeting or in reference to a takeover proposal, that is inconsistent with its recommendation, if:

•	the PSF board of directors has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, in light of such superior proposal or intervening event that the failure to do so would result in a breach of its fiduciary duties under applicable law,

•	in the case of a change in recommendation in light of a superior proposal, PSF has complied in all material respects with the no-solicitation provisions in the merger agreement,

•	PSF has, in the case of a superior proposal, provided to Smithfield all materials and information delivered or made available to the person or group of persons making any superior proposal,

•	PSF has provided to Smithfield five business days’ (or three business days’ in the case of a change in recommendation relating to an intervening event or any amendment to any material terms of a superior proposal) prior written notice advising Smithfield that the PSF board of directors intends to take that action and specifying, in the case of an intervening event, the reasons for the action or, in the case of a superior proposal, the terms and conditions of such superior proposal and the identity of the person making the proposal,

•	during such five business day period (or three business day period in the case of an intervening event or amendment to the terms of a superior proposal), if requested by Smithfield, PSF has engaged in good faith negotiations with Smithfield to amend the merger agreement in such a manner that any takeover proposal which was determined to constitute a superior proposal no longer is a superior proposal or obviating the need for a change in recommendation to PSF stockholders as a result of the intervening event, and

•	in the case of a superior proposal, at the end of such five business day period (or three business day period in the case of an amendment to the terms of a superior proposal), that takeover proposal has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the financial terms of the merger agreement proposed by Smithfield following a notice of superior proposal, as a result of the negotiations required by the above clause or otherwise).

The merger agreement provides that the above-described no-solicitation provisions do not prohibit the PSF board of directors from taking and disclosing to PSF stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act, except that compliance with such rules will not limit or modify the effect that any such action pursuant to such rules has under the merger agreement and in no event may PSF or the PSF board of directors take, or agree or resolve to take, any action prohibited by the no-solicitation provisions described above.

Reasonable Best Efforts. Smithfield and PSF have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement.

Governmental Approvals. Smithfield and PSF have agreed to use their reasonable best efforts to obtain prompt termination of the waiting period under the HSR Act, as well as any other required waiting periods under applicable law. If any objections are asserted by any governmental entity with respect to the merger or if any litigation or proceedings are instituted by a governmental entity challenging the merger under applicable antitrust laws, or if any order is issued enjoining the merger under applicable antitrust laws, Smithfield has agreed to use its reasonable best efforts to resolve the objections, litigation or proceedings, or to have the order vacated in order to enable the merger agreement to close by the first anniversary of the merger agreement (or the fifteen month anniversary of the merger agreement if extended as described below under “—Termination”) and PSF has agreed to use reasonable best efforts to assist in those efforts.

Smithfield is not obligated to agree to take any action or accept any condition or requirement with respect to Smithfield or PSF, and PSF is not permitted to agree to that action without Smithfield’s consent, if that action or requirement would reasonably be expected to:

•	require Smithfield or PSF to dispose of or hold separate any material businesses or assets; or

•	result in any material limitations on Smithfield or PSF to own or operate all or a material portion of their respective businesses or assets.

Smithfield is entitled under the merger agreement to determine strategy, lead proceedings and coordinate activities relating to obtaining antitrust clearance of the merger and PSF is obligated to take actions reasonably requested by Smithfield in connection with such efforts, as long as the actions would not bind PSF irrespective of the completion of the merger.

Employee Benefits. For twelve months following completion of the merger, Smithfield has agreed with PSF that the employees of PSF will be entitled to receive employee benefits that, in the aggregate, are substantially similar to the employee benefits received by those employees prior to the merger, provided that Smithfield will not be required to adopt or issue any equity plans or equity awards. Subject to certain exceptions, Smithfield will cause the surviving corporation to honor all benefit obligations to and contractual rights of employees of PSF and its subsidiaries under the PSF benefit plans, and will ensure that, upon the completion of the merger, the continuing employees of PSF will be eligible to participate in each of the benefit plans maintained by PSF prior to the completion of the merger to the same extent as immediately prior to the completion of the merger. The provisions of this section are for the sole benefit of PSF and Smithfield and can be modified or waived by them. No employee or any other person has any right to enforce this provision.

Smithfield Board Appointments. Upon completion of the merger, Smithfield will cause Paul Fribourg (or if Mr. Fribourg shall decline to serve, another individual designated by PSF and reasonably acceptable to Smithfield) to be appointed to the Smithfield board of directors and will cause Michael Zimmerman to be appointed as an advisory director.

Takeover Laws. PSF has agreed to use reasonable best efforts to ensure that no state takeover or similar law becomes applicable to the merger agreement, the merger or the other transactions contemplated by the merger agreement, and if any takeover or similar law becomes applicable, to use reasonable best efforts to ensure the merger may be completed as promptly as practicable on the terms contemplated by the merger agreement and to otherwise minimize the effect of the takeover or similar law on the merger agreement and the merger. PSF has also agreed not to (i) take any action to approve any takeover proposal, other than the merger, for purposes of any state takeover law or (ii) approve, for purposes of Section 203 of the DGCL, any acquisition of PSF common stock by any person other than Smithfield, or (iii) take any action that would cause the PSF common stock owned by ContiGroup not to be outstanding for purposes of Section 203 of the DGCL.

Company Loan Agreement. PSF has agreed to cooperate reasonably with Smithfield’s reasonable requests to obtain any waivers or amendments under PSF’s outstanding loan agreement to be effective at the completion of the merger that Smithfield deems advisable to facilitate the merger and related transactions, including any waivers or amendments intended to prevent any defaults under PSF’s outstanding loan agreement or the outstanding indebtedness of Smithfield as a result of the completion of the merger and the assumption by Smithfield of PSF’s outstanding loan agreement.

Conditions to the Merger

Conditions to Smithfield’s and PSF’s Obligations to Complete the Merger. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions that include the following:

•	the merger agreement has been adopted by the affirmative vote of stockholders of PSF representing a majority of the shares of PSF common stock outstanding and entitled to vote at the special meeting;

•	the shares of Smithfield common stock issuable pursuant to the merger as well as the shares reserved for issuance upon exercise of Smithfield stock options issued in exchange for PSF options have been approved for listing on the NYSE;

•	no temporary restraining order, preliminary or permanent injunction or other order or statute, law, rule, legal restraint or prohibition is in effect that prevents or makes illegal the completion of the merger;

•	the waiting period applicable to the merger under the HSR Act has expired or been terminated;

•	all other consents, approvals and authorizations of governmental entities required for the completion of the merger, the failure of which to obtain, individually or in the aggregate, would have a material adverse effect on PSF or Smithfield, have been obtained; and

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order.

Conditions to Smithfield’s and KC2 Merger Sub’s Obligation to Complete the Merger. Smithfield’s and KC2 Merger Sub’s obligations to complete the merger are further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of PSF made in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, subject to the materiality standards contained in the merger agreement;

•	PSF must have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed;

•	there is no pending suit, action or proceeding by any U.S. governmental entity seeking to prohibit the completion of the merger or any other material transactions contemplated by the merger agreement that is reasonably likely to succeed; and

•	Smithfield shall have received an opinion of Simpson Thacher & Bartlett LLP, counsel to Smithfield, dated the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the time of the merger that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Conditions to PSF’s Obligation to Complete the Merger. PSF’s obligation to complete the merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Smithfield and KC2 Merger Sub made in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, subject to the materiality standards contained in the merger agreement;

•	Smithfield and KC2 Merger Sub must have performed in all material respects all obligations required to be performed by it under the merger; and

•	PSF shall have received an opinion of Sidley Austin LLP, counsel to PSF, dated the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the time of the merger that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Smithfield, KC2 Merger Sub and PSF;

•	by either Smithfield or PSF if:

•	the merger has not been completed on or before September 17, 2007 (which date, as extended as set forth below, we refer to as the outside date), unless the principal cause of the failure of the effective time of merger to occur by that date is a material breach of the merger agreement by the party seeking to terminate the merger agreement, provided that if the conditions set forth in the merger agreement relating to antitrust or other governmental approvals are the only conditions which have not been satisfied on September 17, 2007, either party may extend the outside date until December 17, 2007;

•	any governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, unless the principal cause of that ruling or action is a material breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	the PSF stockholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting;

•	by Smithfield or PSF if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement which breach or failure to perform (a) would give rise to the failure of a condition regarding representations and warranties and performance of obligations and (b) cannot be cured by the breaching party by the outside date; or

•	by Smithfield if prior to the adoption of the merger agreement by PSF stockholders, the PSF board of directors has withdrawn, modified or qualified in a manner adverse to Smithfield its recommendation of the merger, failed to publicly reaffirm its adoption and recommendation of the merger agreement within 10 business days following the written request to do so by Smithfield, or materially breached its obligations regarding the delivery of this proxy statement/prospectus or the calling and holding of the special meeting to vote on adoption of the merger agreement.

If Smithfield elects to extend the closing date to December 17, 2007 with respect to any period during which the antitrust conditions are not satisfied, then Smithfield will be deemed to have waived the condition relating to the accuracy of PSF’s representations and warranties except for any non-willful breaches of PSF’s representations and warranties to the extent solely relating to the period following such extension and during which any antitrust condition remains unsatisfied.

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for its willful and material breach of the merger agreement; and

•	designated provisions of the merger agreement, including the representations and warranties relating to brokers fees, the confidential treatment of information and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination.

Termination Fees and Expenses

A termination fee of up to $27,381,000 will be paid by PSF to Smithfield as follows:

•	If Smithfield terminates the merger agreement prior to the adoption of the merger agreement by PSF stockholders, because the PSF board of directors has withdrawn, modified or qualified in a manner adverse to Smithfield its recommendation of the merger agreement, failed to publicly reaffirm its adoption and recommendation of the merger agreement as provided in the merger agreement or failed to call and hold a meeting of PSF stockholders to adopt the merger agreement; or

•	if Smithfield or PSF terminates the merger agreement, following the PSF board of directors withdrawing or adversely modifying its recommendation of the merger agreement and prior to the adoption of the merger agreement by PSF stockholders, due to:

•	the failure of the merger to be completed by the outside date;

•	a final non-appealable order relating to matters other than antitrust laws;

•	the failure of the PSF stockholders to adopt the merger agreement at the special meeting; or

•	a material breach by PSF of a representation, warranty, covenant or agreement in the merger agreement that is unable to be cured by the outside date;

then, in either case, PSF will pay Smithfield the full termination fee of $27,381,000 on the first business day following the termination.

•	If, prior to adoption of the merger agreement by PSF stockholders, Smithfield or PSF terminates the merger agreement due to:

•	the failure of the merger to be completed by the outside date (unless at the time of termination, the antitrust conditions are not satisfied so long as the failure to be satisfied is not principally caused by a material breach by PSF of the merger agreement or the facts underlying that breach), but only if by such date the PSF stockholder vote on the merger agreement is not held or the PSF special meeting is not held;

•	a material breach by PSF of a representation, warranty, covenant or agreement in the merger agreement that is unable to be cured by the outside date, but only if by such date the PSF stockholder vote on the merger is not held or the PSF special meeting is not held and antitrust conditions are not satisfied; or

•	the failure of the PSF stockholders to adopt the merger agreement at the special meeting; and

•	prior to such termination, a takeover proposal has been made to PSF after the date of the merger agreement, or a takeover proposal with respect to PSF made after the date of the merger agreement has been publicly made to the PSF stockholders or any person has publicly announced an intention to make a takeover proposal at any time;

then PSF will pay up to $6,000,000 of Smithfield’s documented expenses on the first business day following the receipt of an invoice for such expenses and, if within 12 months after the termination, PSF enters into a definitive agreement with respect to, or consummates, a takeover proposal (regardless of whether the takeover proposal is made before or after the termination of the merger agreement), then PSF will pay to Smithfield the remainder of the $27,381,000 termination fee less the previously paid expenses on the date of such execution or consummation. For purposes of determining whether the remainder of the termination fee is payable under the circumstances described in the previous sentence, the term takeover proposal has the meaning described under “—No Solicitation,” except that the references to “more than 15%” in the definition of takeover proposal will be deemed to be references to “a majority.”

A “non-clearance” termination fee of $100,000,000 will be paid by Smithfield to PSF on the first business day following termination if Smithfield or PSF terminates the merger agreement due to the failure of the merger to be completed by the outside date or due to the issuance of a final non-appealable order prohibiting the merger under antitrust laws, and at the time of termination the following conditions are satisfied:

•	the closing conditions are satisfied or waived (other than the antitrust conditions, the delivery of certificates and opinions which (in light of the facts at the time of termination and any waiver of the condition relating to the accuracy of PSF’s representation and warranties described under “—Conditions to the Merger—Conditions to Smithfield’s and PSF’s Obligations to Complete the Merger” and “—Termination”) would be capable of being delivered but are to be delivered on the closing date and any conditions the failure of which is principally caused by a material breach by Smithfield of the merger agreement or the facts underlying that breach), or in the case of termination due to an antitrust order prohibiting the merger, are reasonably likely to be satisfied by the outside date; and

•	neither Smithfield or PSF has the right to terminate the merger agreement due to the issuance of an order prohibiting the merger relating to matters other than antitrust laws (regardless of whether such order has become final and non-appealable at the time of termination and so long as such order was not principally caused by a material breach by Smithfield of the merger agreement or the facts underlying that breach).

Amendment and Waiver

Amendment. The merger agreement may be amended solely by an instrument in writing signed on behalf of the parties, either before or after the PSF stockholders have adopted the merger agreement. However, following such adoption of the merger agreement by the PSF stockholders, no amendment may be made that by law requires further approval of PSF stockholders unless the required approval is obtained.

Waiver. At any time prior to the effective time of the merger, Smithfield and PSF may:

•	extend the time of performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by law, waive compliance with any of the agreements or conditions contained in the merger agreement.

OTHER RECENT SMITHFIELD TRANSACTIONS

The following are recent Smithfield transactions, which are not significant individually or where required to be aggregated. However, Smithfield believes that a brief summary of these transactions is useful to assist investors in understanding Smithfield’s current businesses and future financial results of these businesses.

Sara Lee European Meats Business

In August 2006 (fiscal 2007), Smithfield completed its investment, through a 50/50 joint venture with Oaktree Capital Management, LLC called Groupe Smithfield S.L., in the European meats business of Sara Lee Corporation, which we refer to as SLFE, for $575.0 million in cash, plus the assumption of excess pension-related liabilities of approximately $39.0 million. Headquartered in Hoofddorp, The Netherlands, SLFE generated approximately €871.6 million (approximately $1.1 billion) in sales for the fiscal year ended July 2, 2005, and holds its largest positions in France, Portugal, Belgium, the Netherlands, and Luxembourg, with popular European brands such as Aoste, Justin Bridou and Nobre, and has a presence in Germany, Italy and the United Kingdom.

To form the joint venture, Smithfield contributed its French operations and cash of €50.0 million (approximately $63.1 million) and Oaktree contributed cash of €108.9 (approximately $137.4 million) and a convertible note of €40.0 million (approximately $50.4 million). Sales of Smithfield’s French operations while consolidated by Smithfield were approximately $372.5 million and $98.9 million for the fiscal year ended April 30, 2006 and the 26 weeks ended October 29, 2006, respectively. Losses from operations of Smithfield’s French operations while consolidated by Smithfield were approximately $13.4 million and $6.5 million for the fiscal year ended April 30, 2006 and the 26 weeks ended October 29, 2006, respectively.

In connection with the acquisition and to finance a portion of the purchase price, Smithfield and Groupe Smithfield entered into an interim credit facility, which has been refinanced by Groupe Smithfield. Smithfield is not an obligor with respect to Groupe Smithfield’s long-term financing.

Smithfield will account for its investment in Groupe Smithfield as an equity investment and will record 50% of the earnings of Groupe Smithfield in the “Equity in (income) loss of affiliates” line of its consolidated income statement. This treatment will affect the comparability of results in the future. Groupe Smithfield is evaluating restructuring opportunities to effectuate cost savings and realize operating synergies as a result of the investment in SLFE. The extent of the restructuring has not been determined and as a result Smithfield cannot currently estimate a range for the charges related to this restructuring. To the extent charges from this restructuring are associated with Smithfield’s former French operations contributed to the joint venture, 50% of those charges will be reflected in “Equity in (income) loss of affiliates.” Although the amount of the charges have not been finally determined, they could be material to the results of operations of Smithfield. To the extent charges from this restructuring are associated with SLFE, those charges will be reflected in Groupe Smithfield’s final purchase accounting allocations relating to the transaction and will only affect Groupe Smithfield’s consolidated balance sheet. It is expected by Smithfield that cash requirements for this restructuring will be significant.

ConAgra Branded Meats Business

In October 2006 (fiscal 2007), Smithfield completed its acquisition of substantially all of the assets of the branded meats business of ConAgra Foods Packaged Foods Company, Inc., which we refer to as the ConAgra Branded Meat Business, for $571 million in cash, subject to certain post-closing adjustments. The ConAgra Branded Meats Business includes the packaged meat products sold under the Armour, Eckrich, Margherita and LunchMakers brands and turkey products sold under the Butterball and Longmont brands. The ConAgra Branded Meats Business had sales of approximately $1.8 billion for the fiscal year ended May 28, 2006, which includes approximately $600.0 million associated with the Butterball and Longmont brands.

Concurrent with the acquisition of the ConAgra Branded Meats Business, Smithfield entered into a partial assignment and assumption agreement with a joint venture between Smithfield and Maxwell Farms, Inc. called

Butterball, LLC (formerly known as Carolina Turkeys), pursuant to which, among other things, Butterball, LLC purchased the Butterball and Longmont turkey business portion of the ConAgra Branded Meats Business for $325.0 million, subject to certain post-closing adjustments. Smithfield owns 49% of Butterball, LLC. Smithfield will account for its investment in Butterball, LLC as an equity investment and will record 49% of the earnings of Butterball, LLC in the “Equity in (income) loss of affiliates” line of the consolidated income statement.

Smithfield financed the remaining $246.0 million of the acquisition price of the ConAgra Branded Meats Business using borrowings from its primary revolving credit facility.

Smithfield is evaluating restructuring opportunities to effectuate cost savings and realize operating synergies as a result of the acquisition of the ConAgra Branded Meats Business and expects to incur significant charges and capital expenditures related to the acquisition, but expects the acquisition of the ConAgra Branded Meats Business to result in decreased total capital expenditures over the next few years. The extent of the restructuring has not been determined and as a result Smithfield cannot currently estimate a range for the charges related to this restructuring. Because the restructuring will relate primarily to assets of the ConAgra Branded Meats Business, most of the charges related to this restructuring will be reflected in Smithfield’s final purchase accounting allocations related to the ConAgra Branded Meats Business acquisition and will only impact Smithfield’s consolidated balance sheet, although Smithfield expects that cash requirements for this restructuring will be significant. Smithfield does not expect the balance of the restructuring activities to have a material effect on Smithfield’s results of operations.

Cook’s

In April 2006 (fiscal 2006), Smithfield completed the acquisition of substantially all of the assets of Cook’s Hams, Inc. for approximately $260.0 million plus an additional $41.0 million for working capital build-up. Cook’s, based in Lincoln, Nebraska, is a producer of traditional and spiral sliced smoked bone-in hams, corned beef and other smoked meat items sold to supermarket chains and grocers throughout the U.S. and Canada and will be included in Smithfield’s Pork segment. Smithfield recorded the fair value of trademarks totaling $75.0 million. The preliminary balance of the purchase price in excess of the fair value of the assets acquired and the liabilities assumed at the date of acquisition was recorded as goodwill of $130.4 million in the aggregate. Smithfield’s final valuation of tangible and intangible assets is currently in process. Had the acquisition of Cook’s occurred at the beginning of fiscal 2006, there would not have been a material effect on Smithfield’s sales, net income or net income per diluted share for fiscal 2006. Results for Cook’s are included from the date of acquisition.

Quik-to-Fix

In August 2006 (fiscal 2007), Smithfield completed the sale of substantially all of the assets and business of Quik-to-Fix. Quik-to-Fix is a producer, marketer and distributor of value-added beef, pork and poultry products for the retail and food service industry and is based in Garland, Texas. Smithfield received net proceeds of approximately $31.4 million from the sale. While under Smithfield ownership, sales of Quik-to-Fix were approximately $103.2 million and $21.5 million for the fiscal year ended April 30, 2006 and the 26 weeks ended October 29, 2006, respectively. Losses before income tax were approximately $11.7 million and $6.1 million for the fiscal year ended April 30, 2006 and the 26 weeks ended October 29, 2006, respectively. In addition, during the first quarter of fiscal 2007, Smithfield recorded an after tax loss of $10.4 million on the writedown of certain Quik-to-Fix assets.

Beef Processing Plant

On October 18, 2006, Smithfield and ContiGroup announced an agreement in principle to form a 50/50 joint venture to build a new beef processing plant in Texas County, Oklahoma. Construction of this planned 675,000 square foot facility is expected to begin in January 2007 and currently scheduled to be completed by early 2008 at an estimated cost of $200 million. The plant is expected to process between 4,000 and 5,000 head of cattle per day at full capacity. Cattle for the plant are expected to be supplied by nearby feedlots, including those operated by Five Rivers. See “ContiGroup’s Relationship with Smithfield” beginning on page 44.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF SMITHFIELD

The following unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements and the notes thereto of Smithfield and PSF and have been prepared to illustrate the effect of Smithfield’s acquisition of PSF.

The unaudited pro forma combined condensed balance sheet as of October 29, 2006 and the unaudited pro forma combined condensed income statement for the 26 weeks ended October 29, 2006 and the fiscal year ended April 30, 2006 have been prepared to give effect to the transactions set forth below as if those transactions had occurred at the balance sheet date and at the beginning of the fiscal year ending April 30, 2006. Because Smithfield’s fiscal year differs from PSF’s, PSF’s unaudited condensed balance sheet as of September 23, 2006 and the unaudited pro forma combined condensed income statement for the 26 weeks ended September 23, 2006 and the fiscal year ended March 25, 2006 have been used in preparing the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements presented herein give effect to:

•	the issuance of 21.7 million shares of Smithfield’s common stock in exchange for 32.0 million shares of PSF common stock outstanding as of November 1, 2006. The value of Smithfield’s shares issued in the PSF acquisition is assumed to be $28.60 per share based on the average of the closing prices for the five days immediately prior and subsequent to the announcement of the PSF acquisition;

•	payment of $40.0 million in cash ($1.25 per outstanding share of PSF common stock);

•	the fair value of PSF stock options converted to Smithfield stock options, estimated to be $3.9 million; and

•	completion of the PSF acquisition.

Except as otherwise noted, the unaudited pro forma combined condensed financial statements do not give effect to several developments at Smithfield described above under “Other Recent Smithfield Transactions.” The unaudited pro forma combined condensed financial statements do not reflect future events that may occur after the PSF acquisition, including the potential realization of operating cost savings, revenue synergies or restructuring or other costs (other than Smithfield’s out-of-pocket transaction costs reflected in the unaudited pro forma combined condensed balance sheet) relating to the integration of the two companies nor do they include any other non-recurring costs related to the PSF acquisition, including any severance or change of control payments or benefits to executives of PSF.

Smithfield will account for the PSF acquisition using the purchase method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting, which are expected to change upon finalization of appraisals and other valuation studies that Smithfield will arrange to obtain. The final allocation will be based on the actual assets and liabilities that exist as of the date of the PSF acquisition. Any purchase price allocation to inventory for profit in inventory would impact cost of goods sold subsequent to the PSF acquisition. Any additional purchase price allocation to property, plant and equipment or finite lived intangible assets would result in additional depreciation and amortization expense, which may be significant. PSF’s property, plant and equipment balances have been adjusted to reflect their estimated fair values. In addition, PSF’s reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the acquisition will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Smithfield and PSF and the accompanying disclosures, which are incorporated by reference in this proxy statement/prospectus. In addition, see “Selected Historical Financial and

Other Data of Smithfield” beginning on page 11 and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Smithfield’s annual report on Form 10-K for the year ended April 30, 2006, Smithfield’s most recent quarterly reports on Form 10-Q for the periods ended July 30, 2006 and October 29, 2006, PSF’s annual report on Form 10-K for the year ended March 25, 2006, and PSF’s most recent quarterly reports for the periods ended June 24, 2006 and September 23, 2006, which are incorporated by reference. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what Smithfield’s financial position or results of operations would actually have been had the PSF acquisition occurred on such dates or to project results of operations or financial position for any future period.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

(in millions)

	Smithfield October 29, 2006	PSF September 23, 2006	Pro Forma Adjustments		Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$84.1	$16.5	$—		$100.6
Accounts receivable	729.6	30.0	—		759.6
Inventories	1,904.1	172.6	3.1	(1)	2,079.8
Prepaid expenses and other current assets	123.3	22.7	—		146.0

Total current assets	2,841.1	241.8	3.1		3,086.0

Property, plant and equipment, gross	3,468.6	777.0	(320.8)		3,924.8
Accumulated depreciation	(1,245.6)	(368.7)	368.7		(1,245.6)

Property, plant and equipment, net	2,223.0	408.3	47.9	(2)	2,679.2

Goodwill	701.0	76.0	166.1	(3)	943.1
Investments	675.1	—	—		675.1
Other	436.3	10.6	—		446.9

Total assets	$6,876.5	$736.7	$217.1		$7,830.3

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$263.9	$—	$—		$263.9
Current portion of long-term debt and capital lease obligations	100.4	0.6	—		101.0
Accounts payable	600.1	8.2	—		608.3
Accrued expenses and other current liabilities	457.5	56.5	—		514.0

Total current liabilities	1,421.9	65.3	—		1,487.2

Long-term debt and capital lease obligations	2,814.0	125.3	40.0	(4)(7)	2,982.6
			3.3	(4)
Deferred income taxes	229.7	70.7	18.6	(5)	319.0
Other	289.9	6.3	—		296.2

Total liabilities	4,755.5	267.6	61.9		5,085.0

Minority interests	16.4	—	—		16.4

Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—	—		—
Common stock	55.7	0.3	(0.3	)(6)	66.5
			10.8	(7)
Additional paid-in capital	497.6	379.0	(379.0	)(6)	1,111.1
			609.6	(7)
			3.9	(7)
Stock held in trust	(52.1)	—	—		(52.1)
Retained earnings	1,627.3	87.6	(87.6	)(6)	1,627.3
Accumulated other comprehensive loss	(23.9)	2.2	(2.2	)(6)	(23.9)

Total shareholders’ equity	2,104.6	469.1	155.2		2,728.9

Total liabilities and shareholders’ equity	$6,876.5	$736.7	$217.1		$7,830.3

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Income Statement

(in millions, except per share data)

	Fiscal Year Ended		Pro Forma Adjustments		Pro Forma as Adjusted
	April 30, 2006 Smithfield	March 25, 2006 PSF
Sales	$11,403.6	$919.5	$—		$12,323.1
Cost of sales	10,316.8	785.7	6.6	(8)	11,109.1

Gross profit	1,086.8	133.8	(6.6)		1,214.0
Selling, general and administrative expenses	675.2	25.8	0.1	(8)	701.1
Interest expense, net	149.5	8.9	2.7	(9)	161.1
Equity in income of affiliates	(9.2)	—	—		(9.2)
Loss on early extinguishment of debt	—	21.7	—		21.7

Income from continuing operations before income taxes	271.3	77.4	(9.4)		339.3
Income taxes	91.0	24.3	(3.7	) (10)	111.6

Income from continuing operations	$180.3	$53.1	$(5.7)		$227.7

Income from continuing operations per share:
Basic	$1.62	$1.71			$1.71

Diluted	$1.61	$1.70			$1.70

Weighted average shares:
Weighted average basic shares	111.1	31.0	(9.3	) (11)	132.8
Effect of dilutive options	0.9	0.3	(0.1)		1.1

Weighted average diluted shares	112.0	31.3	(9.4	) (11)	133.9

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Income Statement

(in millions, except per share data)

	26 Weeks Ended
	October 29, 2006 Smithfield	September 23, 2006 PSF	Pro Forma Adjustments		Pro Forma as Adjusted
Sales	$5,580.6	$426.5	$—		$6,007.1
Cost of sales	5,040.8	383.0	3.3	(8)	5,427.1

Gross profit	539.8	43.5	(3.3)		580.0
Selling, general and administrative expenses	347.4	21.6	0.1	(8)	369.1
Interest expense	84.7	3.0	1.4	(9)	89.1
Equity in income of affiliates	(13.5)	—	—		(13.5)
Loss on early extinguishment of debt	—	0.1	—		0.1

Income from continuing operations before income taxes	121.2	18.8	(4.8)		135.2
Income taxes	37.6	6.9	(1.9)		42.6

Income from continuing operations	$83.6	$11.9	$(2.9)		$92.6

Income from continuing operations per share:
Basic	$.75	$.38			$.70

Diluted	$.75	$.37			$.69

Weighted average shares:
Weighted average basic shares	111.2	31.6	(9.9	)(11)	132.9
Effective of dilutive options	0.8	0.2	(0.1)		0.9

Weighted average diluted shares	112.0	31.8	(10.0	)(11)	133.8

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

SMITHFIELD FOODS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

Note: All pro forma adjustments are preliminary. Tangible and intangible assets and liabilities will be adjusted to fair values, based on appropriate methodologies, subsequent to completion of the PSF acquisition. The effect of the termination of certain agreements between PSF and ContiGroup will not have a continuing impact on the combined company’s results of operations nor are there expected to be any changes to the compensation arrangements with officers or directors of PSF or Smithfield through the execution of new employment agreements or any other material changes to the compensation arrangements with officers or directors of PSF or Smithfield as a result of the PSF acquisition. Accordingly, no adjustments for the foregoing items are reflected in the unaudited pro forma combined condensed financial statements.

(1)	In connection with Smithfield’s acquisition of PSF, Smithfield is required to record PSF’s inventory on its consolidated balance sheet at fair market value. Smithfield’s assumed fair value of PSF’s inventory may change as it will engage independent third party appraisers to assist Smithfield’s management in Smithfield’s valuation of PSF’s inventory after the close of the acquisition. Smithfield’s pro forma fair value adjustment to inventory is based on PSF’s inventory levels and historical fair value adjustments to inventory subsequent to acquisition in recent acquisitions of companies with assets similar to PSF. In addition, as Smithfield sells the acquired inventory, its cost of sales will reflect the increased valuation, if any, of PSF’s inventory, which will temporarily reduce Smithfield’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the unaudited pro forma combined condensed income statements.

(2)	Reflects the assumptions as to revaluation of PSF’s property, plant and equipment historical balances to an assumed fair value (resulting in an increase in property, plant and equipment, net of $47.9 million). Smithfield’s assumptions as to the fair value of PSF’s property, plant and equipment will change as it conducts a valuation of PSF’s property, plant and equipment following the completion of the PSF acquisition with the assistance of independent third party appraisers. Smithfield’s pro forma adjustment to property, plant and equipment, net equals 11.7% of historical net book value which approximates historical adjustments Smithfield has recorded subsequent to recent acquisitions of companies with assets similar to PSF.

PSF has a bargain purchase option to acquire the title to land in Missouri from ContiGroup for $1.00 and the option will have been exercised and will no longer be outstanding as of the effective time of the PSF acquisition. The value of the land is currently recorded at historical value on PSF’s balance sheet. Therefore, in the opening balance sheet, the value of the option will not be recorded, but the fair market value of the land will be recorded. The pro forma adjustment reflects the assumed fair value adjustment referred to above of 11.7% of historical net book value. Smithfield intends to engage an independent appraiser to assist Smithfield in determining the fair value of both the tangible and intangible assets of PSF, including the land currently subject to this option.

(3)	Under the purchase method of accounting, the total purchase price was determined using the average closing price of Smithfield common stock for the five days immediately prior and subsequent to September 18, 2006, the announcement date of the PSF acquisition. The computation of the total purchase price, excess of the purchase price over the book values of the assets acquired and liabilities assumed and the resulting adjustment to goodwill are as follows (in millions):

Total stock consideration	$620.4
Total cash consideration	40.0
Estimated transaction costs	3.3
Estimated fair value of PSF stock options converted to Smithfield stock options	3.9

Total estimated purchase price	667.6
Less: Net book value of PSF assets and liabilities acquired	(469.1)
Add back: PSF intangibles	76.0

Excess of purchase price over net tangible book value of assets acquired	274.5
Adjustments to goodwill related to:
Inventories	(3.1)
Property, plant and equipment	(47.9)
Deferred tax liability	18.6

Total adjustments	(32.4)

Gross adjustment to goodwill	242.1
Less: PSF goodwill already booked	(76.0)

Net adjustment to goodwill	$166.1

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to PSF’s net tangible and intangible assets acquired and liabilities assumed for the purpose of preparing pro forma financial information based on their estimated fair values as of October 29, 2006. Final purchase price adjustments will be based on the actual fair values at the completion of the PSF acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of PSF’s assets and liabilities, market prices for pork and live hogs and interest rates prior to the completion of the PSF acquisition. Accordingly, the fair value of these assets and liabilities is preliminary and is also subject to change pending additional information that may come to Smithfield’s and PSF’s knowledge. An allocation of an increased portion of the purchase price to inventory, property, plant and equipment or any allocation to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial statements, and may result in increased depreciation and/or amortization expense.

Smithfield does not believe that there will be significant identifiable intangible assets from the PSF acquisition. The purchase price Smithfield has agreed to pay in excess of the value of PSF’s assets reflects the strategic value Smithfield places on PSF’s vertically integrated business model, principally in the Midwestern United States. Smithfield also hopes to benefit from synergies such as knowledge-sharing, economies of scale, and similar benefits as PSF’s operations are integrated with Smithfield’s existing operations. In determining the purchase price, Smithfield also considered the strong management team currently in place at PSF and the efficiency of PSF’s hog production and pork processing operations. Because these factors do not arise from contractual or other legal rights, nor are they separable as defined by paragraph 39 of SFAS No. 141, the value attributable to these factors is to be included in the amount recognized as goodwill. Accordingly, no pro forma adjustment has been made for identifiable intangible assets. Smithfield’s management, with the assistance of independent third party appraisers, will evaluate tradenames and customer relationship assets. While tradenames are not amortized, customer relationship assets would be amortized over approximately 10 years. If the fair value assigned to these assets was determined to be $10.0 million, amortization expense would be approximately $1.0 million per year.

(4)	Reflects borrowings under Smithfield’s credit facility to fund (a) the cash portion of the purchase price ($40.0 million) and (b) an estimate of the out-of-pocket transaction costs of Smithfield associated with the PSF acquisition ($3.3 million).

(5)	Represents the estimated deferred income tax liability, based on Smithfield’s marginal tax rate of 38.9%, multiplied by the fair value adjustment of $47.9 million to PSF’s fixed assets. Smithfield’s historical effective tax rate is generally lower than its marginal tax rate primarily due to foreign tax credits.

(6)	Reflects the elimination of PSF’s shareholders’ equity ($469.1 million).

(7)	Represents Smithfield’s common stock to be issued to the shareholders of PSF pursuant to the merger agreement ($620.4 million). Valuation assumes Smithfield’s common stock is valued at $28.60 per share, which is the average closing price of Smithfield common stock for the five days immediately prior and subsequent to September 18, 2006, the announcement date of the PSF acquisition.

The calculation of the purchase price is as follows (in millions, except per share and conversion factor data):

Stock Portion of Purchase Price
PSF shares outstanding	32.0
Conversion factor	0.6780

Smithfield shares to be issued	21.7
Smithfield price per share	$28.60

Total stock consideration	$620.4

Common stock, par value $0.50	$10.8
Additional paid-in capital	609.6

Total stock consideration	$620.4

Cash Portion of Purchase Price
PSF shares outstanding	32.0
Cash consideration per share	$1.25

Total cash consideration	$40.0

Fair Value of Stock Options
Estimated fair value of PSF stock options converted to Smithfield stock options	$3.9

Under limited circumstances under the merger agreement, Smithfield will increase, by up to $1.00 per share, the amount of cash to be included in the merger consideration and decrease the fraction of a share of Smithfield common stock by an amount having an equivalent value (based on the average price of Smithfield common stock during a specified period prior to closing) as the amount of the increase in cash. If Smithfield were to increase the cash portion of the purchase price, the effect would be an increase in borrowings on Smithfield’s credit facility and a decrease in equity. This would also result in a proportional increase in interest expense. Were Smithfield to increase the amount of cash paid per share by $1.00, based on a $28.60 price per share of Smithfield common stock, the exchange ratio would be reduced to 0.6430 and borrowings would increase and equity would decrease by $31.9 million. The impact on pro forma net income and pro forma earnings per share amounts would be less than 1%.

In accordance with SFAS No. 123(R), the fair value of PSF stock options that will be converted into Smithfield options (hereinafter called the “converted options”) will be recognized as purchase price, based on the fair value of the options, as described below. If, at the closing date of the acquisition, the fair value of the converted options exceeds the fair value of the PSF options, the excess value of the converted options over the PSF options will be recorded as compensation expense.

All outstanding stock options under PSF’s 2005 Long Term Incentive Plan and 1999 Equity Incentive Plan will become fully vested and will be converted into options to acquire shares of Smithfield common stock based on the special option exchange ratio set forth in the merger agreement. Smithfield believes that the fair value of the Smithfield stock options approximates the fair value of PSF’s stock options. Accordingly, the fair value of the converted stock options was recognized as purchase price and no additional amounts have been reflected as compensation expense.

The additional purchase price of $3.9 million (weighted-average fair value of $12.15 per share) was calculated using the Black-Scholes option pricing model which considered the market price of Smithfield’s shares of $28.60 per share (based on the average of the closing prices for the five days immediately prior and subsequent to the announcement of the PSF acquisition) and the following weighted average assumptions:

Expected option life (in years)	2.0
Volatility	26.0%
Risk-free rate	4.77%
Dividend yield	—

The expected life of the options was determined by taking into account the contractual life of the options, the accelerated vesting of all PSF options at the date of the acquisition, and estimated attrition of the option holders. The volatility assumption used was derived using historical data over a period commensurate with the expected option life assumption.

(8)	Represents the estimate of the increase in depreciation expense associated with the fair value adjustment to PSF’s property, plant and equipment. Increase in depreciation expense is based on a 11.7% increase in the book value of PSF’s property, plant and equipment due to purchase accounting and Smithfield’s historical allocation of depreciation expense to cost of sales and selling, general and administrative expenses. Smithfield identifies assets associated with production and processing activities and assets associated with selling, general and administrative activities and records their depreciation in cost of sales and selling, general and administrative expenses, respectively. For purposes of the depreciation adjustment, PSF’s historical useful lives, which approximate Smithfield’s, have been utilized, with historical depreciation expense increased by the 11.7% fair value adjustment to property, plant and equipment. Including the fair value adjustment, Smithfield considers the original useful lives of building and improvements to be 20–40 years, the original useful lives of machinery and equipment to be 5–20 years and the original useful lives of breeding stock to be 2 years. As indicated in (4) above, valuations of PSF’s property, plant and equipment have not been completed and such amounts are based on Smithfield’s preliminary estimate. If such estimates were to increase by 5%, pro forma income from continuing operations would decrease by $2.2 million and $1.1 million for the year ended April 30, 2006 and the 26 weeks ended October 29, 2006, respectively, and the pro forma basic and diluted earnings per share amounts would decrease by $.02 for the year ended April 30, 2006 and by $.01 for the 26 weeks ended October 29, 2006.

(9)	Represents the estimate of the increase in interest expense, using a 6.25% interest rate, associated with the borrowings under Smithfield’s credit facility to fund (a) the cash portion of the purchase price ($40.0 million) and (b) an estimate of the out-of-pocket transaction costs of Smithfield associated with the PSF acquisition ($3.3 million).

Actual interest rates in the transaction can vary from those depicted. The effect of a 1/4% variance in interest rates would be a $0.1 million change in interest expense.

(10)	Represents Smithfield’s marginal U.S. tax rate of 38.9% for all periods.

(11)	The preliminary adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

	Fiscal Year Ended April 30, 2006		26 Weeks Ended October 29, 2006
	Basic shares	Diluted shares	Basic shares	Diluted shares
Elimination of PSF shares	(31.0)	(31.0)	(31.6)	(31.6)
Issuance of Smithfield shares	21.7	21.7	21.7	21.7
Effect of dilutive options	—	(0.1)	—	(0.1)

	(9.3)	(9.4)	(9.9)	(10.0)

The adjustment to the effect of dilutive options was calculated as the exchange ratio applicable to the conversion of PSF options into Smithfield options under the merger agreement multiplied by the effect of dilutive options shown on PSF’s historical financial statements.

COMPARATIVE RIGHTS OF SMITHFIELD AND PSF STOCKHOLDERS

The rights of Smithfield shareholders are currently governed by the Virginia Stock Corporation Act, or VSCA, and the amended and restated articles of incorporation and amended bylaws of Smithfield, which we refer to as the articles of incorporation and bylaws of Smithfield. The rights of PSF stockholders are currently governed by the DGCL and the amended and restated certificate of incorporation and amended and restated bylaws of PSF, which we refer to as the certificate of incorporation and bylaws of PSF.

This section of the proxy statement/prospectus describes the material differences between the rights of Smithfield shareholders and PSF stockholders.

This section does not include a complete description of all differences among the rights of Smithfield shareholders and PSF stockholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that may be equally important do not exist.

You are urged to read carefully the relevant provisions of the VSCA and the DGCL, as well as the articles of incorporation and bylaws of Smithfield and the certificate of incorporation and bylaws of PSF. Copies of the articles of incorporation and bylaws of Smithfield and the certificate of incorporation and bylaws of PSF are filed as exhibits to the reports of Smithfield and PSF incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

Capitalization

Smithfield	PSF

The authorized capital stock of Smithfield currently consists of 200,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, consisting of:

•     200,000 preferred shares designated as Series A Junior Participating preferred shares;

•     1 preferred share designated as the Series B preferred share; and

•     an additional 799,999 preferred shares available for future issuance in one or more series to be designated by the board of directors.

The authorized capital stock of PSF currently consists of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. All of the PSF preferred shares are available for future issuance in one or more series to be designated by the board of directors.

Voting Rights of Shareholders

Smithfield	PSF

Each outstanding share of Smithfield common stock is entitled to one vote on each matter submitted to a vote at a meeting of the shareholders, including the election of directors. Currently, there are no classes of shares outstanding other than common stock.	Each outstanding share of PSF common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Currently, there are no classes of shares outstanding other than common stock.

Size of the Board of Directors

Smithfield	PSF

Smithfield’s bylaws provide for a minimum of three and a maximum of 16 directors, with the number of directors within this range determined by the Smithfield board of directors from time to time. The current size of the Smithfield board of directors is nine, but will increase to ten with the appointment of Paul J. Fribourg as an additional director upon the closing of the merger.	PSF’s bylaws provide for a minimum of five and a maximum of 15 directors, with the number of directors within this range determined by the PSF board of directors from time to time. The current size of the PSF board of directors is eight.

Classification of the Board

Smithfield	PSF

Smithfield’s articles of incorporation divide the board of directors into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of the directors and serving a three-year term. The terms of office of one class expire each year. If the number of directors is changed, the Smithfield board of directors apportions any newly created directorships or any decrease in directorships among the classes in order to make all classes as nearly equal in number as possible. Upon the closing of the merger, Mr. Fribourg will become a member of the class of directors whose terms expire in 2007.	PSF’s certificate of incorporation divides the board of directors into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of the directors and serving a three-year term. The terms of office of one class expire each year.

Vacancies on the Board

Smithfield	PSF

Smithfield’s articles of incorporation and bylaws provide that, subject to the rights of any preferred stock then outstanding, any vacancy occurring in the board of directors (including a vacancy resulting from an increase in the number of directors or the removal of a director) may be filled only by the affirmative vote of a majority of the directors remaining in office, whether or not a quorum.

Under the VSCA, if the board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. However, despite the expiration of a director’s term, a director continues to serve until a successor is elected and qualified or until there is a decrease in the number of directors.

PSF’s certificate of incorporation and bylaws provide that, subject to the rights of any preferred stock then outstanding, any vacancy occurring on the board of directors for any reason (including any newly created directorships resulting from any increase in the authorized number of directors) may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any directors so chosen will hold office until the next election of the class for which such directors were chosen and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

In addition, under the DGCL, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware

Under Smithfield’s bylaws and the VSCA, a vacancy may, in the case of a resignation, be filled before the vacancy occurs (but the new director may not take office until the vacancy occurs).	Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Removal of Directors

Smithfield	PSF

Under the VSCA, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors, unless the articles of incorporation provide that directors may be removed only with cause.

Smithfield’s articles of incorporation provide that, subject to the rights of any preferred stock outstanding, a director may be removed from office only with cause by the affirmative vote of shareholders representing at least two-thirds of the votes entitled to be cast on such action.

Additionally, Smithfield’s bylaws and the VSCA provide that a director may be removed by the shareholders only at a meeting called for that purpose. The meeting notice must state that removal is the purpose, or one of the purposes, of the meeting.

Under the DGCL, a director may be removed with or without cause by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors. However, members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise.

PSF’s certificate of incorporation and bylaws state that, subject to the rights of any preferred stock outstanding, any director may be removed only for cause at any time by the affirmative vote of at least a majority of all outstanding shares entitled to vote.

Cumulative Voting

Smithfield	PSF

Smithfield’s articles of incorporation do not permit cumulative voting.	PSF’s certificate of incorporation does not permit cumulative voting.

Notice of Shareholders’ Meetings

Smithfield	PSF

The VSCA requires notice to shareholders of the date, time, and place of each annual and special shareholders’ meeting at least 10 days, but no more than 60 days, before the meeting date. However, notice of a shareholders’ meeting to act on an amendment of the articles of incorporation, a plan of merger or share exchange, sale or other disposition of substantially all of the corporation’s assets, or the dissolution of the corporation must be given not less than 25 nor more than 60 days before the meeting date and state the purpose or purposes for which the meeting is called.

The DGCL requires notice to stockholders of the date, time and place of each annual and special stockholders’ meeting at least ten days, but no more than 60 days, before the meeting date. However, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets, must be delivered at least 20 but no more than 60 days before the meeting date.

PSF’s bylaws provide that, unless otherwise provided under a statute, written notice of the place, date and

Unless the VSCA or the articles of incorporation require otherwise, a Virginia corporation is required to give notice only to shareholders entitled to vote at the meeting.

Smithfield’s articles of incorporation and bylaws do not change these provisions.

hour and, in the case of a special meeting, purposes of a meeting of stockholders must be given not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting.

Ability to Call Special Meetings of Shareholders

Smithfield

Under the VSCA, a special meeting of shareholders may be called by the chairman of the board of directors, the president, the board of directors, or any other person or persons authorized to do so by the corporation’s articles of incorporation or bylaws.

Smithfield’s bylaws provide that special meetings of shareholders may be called by the chairman of the board, the chief executive officer, the president, or a majority of the entire board of directors.

PSF

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the bylaws.

PSF’s bylaws provide that special meetings of the stockholders, other than a special meeting for the election of directors or those regulated by statute, may be called by the chairman of the board, the chief executive officer or the board of directors.

Action by Written Consent of Shareholders

Smithfield The VSCA permits action by the shareholders of a public corporation such as Smithfield without a meeting only if all the shareholders consent in writing to the action taken.

PSF

PSF’s certificate of incorporation provides that, except as may be set forth in a board resolution providing the issue of a series of shares of preferred stock, and then only with respect to such series of preferred stock, no action required or permitted to be taken at any annual or special meeting of PSF stockholders can be taken without a meeting, and the power of the stockholders to consent in writing without a meeting to the taking of any such action, is specifically denied.

Shareholder Proposals

Smithfield

Smithfield’s bylaws provide that in order for a shareholder to bring business before an annual meeting of shareholders, the shareholder must give timely written notice to the secretary of Smithfield.

The notice must be delivered to, or mailed and received at, Smithfield’s principal office:

•      if the meeting date is anytime from August 1st to September 30th, on or after May 1st and before June 1st of that year, and

•      if the meeting date is before August 1st or after September 30th, at least 50 days before the date of the annual meeting.

PSF

PSF’s bylaws provide that in order for a stockholder to bring business before an annual meeting of stockholders, the stockholder must give timely written notice to the secretary of PSF. Generally, the notice must be delivered to, or mailed and received at, PSF’s principal office not less than 120 days before the annual meeting.

The notice must set forth all the following:

•      a brief description of the business to be brought before the meeting, the reasons for conducting this business, and any material interest of the stockholder or beneficial owner in such business,

The notice must set forth all of the following:

•      a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to do such business,

•      the name and address, as they appear on Smithfield’s books, of the shareholder proposing such business,

•      the class and number of shares of capital stock of Smithfield which are beneficially owned by the shareholder, and

•      any material interest of the shareholder in such business.

A shareholder seeking to have a proposal included in the Smithfield’s proxy statement for a meeting of the shareholders shall comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

• the name and address, as they appear on PSF’s books, of the stockholder or beneficial owner proposing such business,

•      a representation that the stockholder is a holder of record of shares entitled to vote and intends to appear in person or by proxy at the meeting,

•      the class and number of shares which are beneficially owned and of record by the stockholder or beneficial owner,

•      a description of all arrangements or understandings between the stockholder and any other person in connection with the proposal, and

•      all other information with respect to each such matter as would have been required for the proxy statement to comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

Director Nominations by Shareholders

Smithfield

Smithfield’s bylaws provide that in order for a shareholder to nominate a director for election by the shareholders, the shareholder must give timely written notice to the secretary of Smithfield. For annual meetings, the notice must be delivered to, or mailed and received at, Smithfield’s principal office:

•      if the meeting date is anytime from August 1st to September 30th, on or after May 1st and before June 1st of that year, and

•      if the meeting date is before August 1st or after September 30th, at least 50 days before the date of the annual meeting.

For special meetings, the notice must be delivered to, or mailed and received at, Smithfield’s principal office by the close of business on the tenth day following the day on which notice of the special meeting of the shareholders called for the purpose of electing directors is first mailed to the shareholders.

PSF

PSF’s bylaws provide that in order for a stockholder to nominate a director for election by the stockholders, the stockholder must give timely written notice to the secretary of PSF either by personal delivery or by certified or registered mail, return receipt requested. For annual meetings, the notice must be delivered no later than 120 days before the date of the meeting. For special meetings, the notice must be delivered by the close of business on the tenth day following the day on which the public announcement of the special meeting was first made.

The notice must set forth all of the following information:

•      the name, age and address of the stockholder making the nomination and the person(s) being nominated and the principal employment of the nominee(s),

•      a representation that the nominating stockholder is a holder of record of shares entitled to vote and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice,

The notice must set forth all of the following information:

•      About the nominating shareholder:

•      the shareholder’s name and address as they appear on Smithfield’s stock transfer books,

•      the class and number of shares of stock of Smithfield beneficially owned by the shareholder,

•      a representation that the nominating shareholder is a shareholder of record who will appear in person or by proxy at the meeting in order to nominate the person or persons listed in the notice, and

•      a description of all arrangements or understandings, if any, between the nominating shareholder and any other person relating to the nomination.

•      About the nominees:

•      the name, age, business address and residential address of each nominee,

•      the principal occupation or employment of each nominee,

•      the class and number of shares of Smithfield which are beneficially owned, directly or indirectly, by each nominee, including any shares over which the nominee has voting control,

•      any other information concerning each nominee that is required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of directors,

•      a written consent of each nominee to serve as director, if so elected, and

•      a written statement by each nominee that the information included in the notification is correct.

•      the class and number of shares which are owned beneficially by the nominating stockholder and the nominee(s),

•      a description of all agreements, arrangements or understandings between the nominating stockholder, each nominee and any other person in connection with the proposal,

•      any other information concerning each nominee that is required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of directors, and

•      a written consent of each nominee to serve if elected.

Dividends

Smithfield

The VSCA permits a corporation to declare and pay dividends and make other distributions to shareholders, unless after giving effect to the distribution:

•      the corporation would be unable to pay its debts as they became due in the usual course of business, or

•      the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

PSF

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amendment to Charter Documents

Smithfield

The VSCA provides that amendments to the articles of incorporation generally require the approval by each voting group entitled to vote by the affirmative vote of more than two-thirds of all votes entitled to be cast by that voting group at a meeting of shareholders. However, a corporation’s articles of incorporation may provide for a greater or lesser vote. Under the VSCA, a corporation’s board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis.

Smithfield’s articles of incorporation generally provide that any amendment to the articles of incorporation shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action. The provisions specified in the Smithfield articles of incorporation governing the board of directors, including the provisions on the election and term of directors, the removal of directors and vacancies, may not be amended or repealed, nor may any provision be adopted that is inconsistent with such provisions, unless such action has been approved by the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast by each voting group entitled to vote on such action.

PSF

The DGCL provides that amendments to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon separately as a class. However, a corporation’s certificate of incorporation may provide for a greater vote.

Generally, under PSF’s certificate of incorporation, any amendment, alteration or repeal of the certificate of incorporation must be approved by the holders of a majority of the shares of issued and outstanding common stock voting together as a single class. Any amendment to the provisions specified in the PSF certificate of incorporation governing the board of directors, including the number, election, terms of office, removal, vacancies and classes of the board of directors, must be approved by the holders of at least two-thirds of all outstanding shares of all classes of capital stock entitled to vote in the election of any director or the entire board of directors.

Amendment to Bylaws

Smithfield

Under the VSCA, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the articles of incorporation or the VSCA reserve the power exclusively to the shareholders. Under the VSCA, an amendment or repeal of a bylaw provision originally adopted by the shareholders that increases a quorum or voting requirement for the board of directors may only be amended or repealed by the shareholders unless the bylaw otherwise provides. A bylaw adopted or amended by the shareholders fixing a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

Smithfield’s bylaws provide that the bylaws may be amended or repealed, and new bylaws made, at any regular or special meeting of the board of directors. Bylaws made by Smithfield’s board of directors may be repealed or changed and new bylaws made by the shareholders. The shareholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the board of directors.

PSF

Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors.

PSF’s certificate of incorporation states that the bylaws of PSF may be made, altered or repealed by the board of directors. PSF’s bylaws state that the bylaws may be adopted, amended or repealed by a vote of the holders of a majority of the PSF common stock or by the board of directors. Any bylaws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote.

Mergers and Share Exchanges

Smithfield

Under the VSCA, specified actions such as mergers, share exchanges and sales of all or substantially all of a corporation’s assets not in the ordinary course of business, must be approved by the board of directors and, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, each voting group entitled to vote on the transaction by more than two-thirds of all the votes entitled to be cast by that voting group. Moreover, the VSCA provides that the vote specified in the articles of incorporation may not be reduced to require the approval of less than a majority of all votes cast by each voting group at a meeting at which a quorum of the voting group exists.

Under Smithfield’s articles of incorporation, any merger or share exchange to which Smithfield is a party or any direct or indirect sale of all or substantially all of Smithfield’s assets not in the ordinary course of business must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote

PSF

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

•      the merger agreement does not amend the certificate of incorporation of the surviving corporation,

•      each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

•      either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or the on such an action. However, Smithfield’s articles of incorporation state that the board of directors may condition its submission of any plan of merger, share exchange or direct or indirect sale of all or substantially all of Smithfield’s assets on any basis, including the requirement of a greater vote.

       authorized unissued shares or treasury shares of the surviving corporation to be issued do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective time of the merger.

Additional supermajority voting requirements may be applicable under the DGCL in certain circumstances.

Appraisal Rights

Smithfield

Appraisal rights are not available under the VSCA with respect to shares of any class or series of shares that are listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, or held by at least 2,000 shareholders of record and the outstanding shares of such class or series has a market value of at least $20 million, exclusive of the value of the shares held by the corporation’s subsidiaries, certain insiders and beneficial shareholders owning more than 10% of those shares, as long as:

•      the holders of the class or series of shares are not required by the terms of the corporate action to accept anything other than cash or shares of any class or series of shares that are listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or held by at least 2,000 shareholders of record and the outstanding shares of the class or series has a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, certain insiders and beneficial shareholders owning more than 10% of those shares, at the time the corporate action becomes effective,

•      none of the shares or assets of the corporation are being acquired or converted, whether by merger or share exchange, pursuant to the corporate action of a person, or by an affiliate of a person, who:

•      is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate

PSF

The DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment in cash of the fair value of their stock in certain mergers. As a general matter, appraisal rights are not available with respect to shares:

•      listed on a national securities exchange,

•      designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

•      held of record by more than 2,000 stockholders,

unless holders of shares are required to accept in the merger anything other than any combination of:

•      shares of stock of the surviving corporation in the merger or depository receipts in respect thereof,

•      shares of stock (or depository receipts in respect thereof) of another corporation that, at the effective date of the merger, will be:

•      listed on a national securities exchange,

•      designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

•      held of record by more than 2,000 holders, and

•      cash instead of fractional shares of stock or depository receipts received.

       action requiring appraisal rights was the beneficial owner of 20% or more of the voting power of the corporation, or

•      directly or indirectly has, or at any time in the one year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25% or more of the board of directors, and

•      none of the shares or assets of the corporation are being acquired or converted, whether by merger or share exchange, by a person, or an affiliate of a person, who is, or at any time in the one-year period immediately prior to the approval of the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or an affiliate and that senior executive officer or director receives a financial benefit not generally available to other shareholders except for:

•      employment, consulting, retirement or similar benefits established separately and not in contemplation of the merger,

•      employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the merger but are not more favorable than those existing before the merger or if more favorable, have been approved on behalf of the corporation by disinterested members of the board of directors, or

•      in the case of a director who will become a director of the surviving entity after the merger, rights and benefits that are provided on the same basis as those afforded to other directors.

A shareholder who is entitled to appraisal rights and receives payment of the “fair value” of his or her shares must follow the procedural requirements specified under the VSCA in order to maintain such right and obtain such payment.

Anti-takeover Statutes

Smithfield	PSF

The VSCA contains several provisions relating to transactions with interested shareholders (i.e., holders of more than 10% of any class of a corporation’s outstanding voting shares). Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The VSCA requires that certain affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without the approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required.

The provisions of the VSCA relating to an affiliated transaction do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The VSCA permits corporations to opt out of the affiliated transactions provisions. Smithfield has not opted out.

The VSCA also contains provisions regarding certain control share acquisitions, which are transactions causing the voting strength of shares of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee - director of the corporation. The acquiring person may

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•      the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder,

•      upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or

•      after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by these provisions of the DGCL (and such amendment is duly approved by the stockholders entitled to vote thereon).

Section 203 of the DGCL is applicable to PSF.

require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

The VSCA permits corporations to opt out of the control share acquisition provisions. Smithfield has not opted out.

Shareholder Rights Plan

Smithfield	PSF

Smithfield has a shareholder rights plan, pursuant to which Smithfield has issued a right to purchase one two-thousandth of a Series A Junior Participating preferred share at a purchase price of $90, subject to adjustment. The rights expire on May 31, 2011, unless earlier exercised by a holder or redeemed by Smithfield. For a more complete description of Smithfield’s shareholder rights plan, please see “Description of Smithfield Capital Stock—Shareholder Rights Plan.”	PSF does not have a stockholder rights plan.

Duties of Directors

Smithfield	PSF

The VSCA requires a director to discharge such director’s duties as a director, including such director’s duties as a member of a committee, in accordance with such director’s good faith business judgment of the best interests of the corporation. In performing the director’s duties, unless a director has knowledge or information concerning the matter in question that makes reliance unwarranted, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

•      one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented,

•      legal counsel, public accountants or other persons as to matters that the director believes, in good faith, are within the professional or expert competence of that person, or

•      a committee of the board of which the director is not a member, which committee the director believes, in good faith, to merit confidence.

There is no corresponding provision in the DGCL.

The Delaware standards of conduct for directors have developed through written opinions of the Delaware courts. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires “directors . . . in managing the corporate affairs .. . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances.” Later case law has established “gross negligence” as the test for breach of the standard for the duty of care in the process of decision-making by directors of Delaware corporations.

Limitations on Liability of Directors and Officers
Smithfield	PSF

The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of:

•      the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or

•      the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

The liability of an officer or director is not limited under the VSCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

A director who votes or assents to a distribution in violation of the VSCA or the articles of incorporation is personally liable to the corporation and its creditors for the amount of the unlawful distribution to the extent that such distribution exceeded the amount that could be legally distributed under the VSCA or under the articles of incorporation, unless the director complied with the applicable standards of conduct for a director as provided in the VSCA. A director held liable for an unlawful distribution is entitled to contribution from the other directors who voted for or assented to such distribution (and who, in doing so, violated the standards of director conduct established by the VSCA) and the shareholders who received the unlawful distribution.

Smithfield’s articles of incorporation eliminate or limit a director’s personal liability for monetary damages to Smithfield or its shareholders to the full extent permitted under the VSCA.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

•      breach of the duty of loyalty,

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•      unlawful payments of dividends, certain stock repurchases or redemptions, or

•      any transaction from which the director derived an improper personal benefit.

PSF’s certificate of incorporation provides that no director will be personally liable to PSF or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of the director’s duty of loyalty to PSF or its stockholders,

•      for acts or omissions not in good faith or which involved fraud or intentional misconduct or a knowing violation of law,

•      for an unlawful payment of dividends or unlawful stock purchase or redemption, or

•      for any transaction from which the director derived any improper personal benefits.

Indemnification of Directors and Officers

Smithfield	PSF

The VSCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify against reasonable expenses incurred in connection with a proceeding any director or officer who entirely prevails in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation. The term “proceeding” includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

The VSCA permits a corporation to indemnify its directors and officers, as long as the director or officer:

•      conducted himself or herself in good faith,

•      believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interest of the corporation or, in all other cases, was at least not opposed to its best interest, and

•      in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

The VSCA permits a corporation to make any further indemnity to a director or officer authorized by the articles of incorporation or any bylaw made by the shareholders except an indemnity against willful misconduct or a knowing violation of criminal law.

A determination that indemnification is permissible must first be made before a director or officer can be indemnified. This determination can be made:

•      by majority vote of disinterested directors, as long as there are at least two,

•      by special legal counsel selected by disinterested directors, as long as there are at least two. If there are not two disinterested directors, then legal council can be selected by the board of directors, or

•      by the shareholders, though shares owned by any director cannot be voted unless the director is disinterested.

Smithfield’s articles of incorporation provide that Smithfield shall indemnify its directors and officers against all liabilities and reasonable expenses to the full

The DGCL provides that a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•      acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests, and

•      in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

extent permitted by law. Smithfield must indemnify a director or officer who is a party to a proceeding because he or she is a director or officer of Smithfield or because he or she is a director or officer serving any other legal entity at the request of Smithfield except that Smithfield may not indemnify a director or officer against willful misconduct or a knowing violation of the criminal law. The determination that indemnification is permissible and the evaluation of reasonable expenses in a specific case shall be made as provided by law regarding directors and by general or specific action of the board of directors regarding officers.

Expenses (including attorneys’ fees) incurred by a director or officer who is a party to a proceeding may be paid in advance of final disposition of the proceeding if:

•      the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she met the standard of conduct allowing for indemnification, and

•      the director or officer provides a written undertaking to repay any funds advanced if it is ultimately determined that such person is not entitled to be so indemnified.

PSF’s certificate of incorporation requires PSF to indemnify and hold harmless any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer or employee of PSF, or at the request of PSF, is or was serving as a director, officer or employee of any other corporation, or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all liability and loss, arising from judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses reasonably incurred (including attorneys’ fees and disbursements).

PSF’s certificate of incorporation also requires PSF to reimburse or advance to any director or officer or other person entitled to indemnification the necessary funds for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any proceeding, in advance of the final disposition of such proceeding. Such expenses can only be paid in advanced if the director, officer or other person makes an undertaking to PSF to repay any advanced expenses if it is determined by final judicial decision with no right of appeal that the director, officer or person is not entitled to be indemnified for the expenses.

Restrictions on Ownership of Shares by Non-U.S. Citizens

Smithfield	PSF

Smithfield has no restrictions on ownership of shares by non-U.S. citizens.	Under PSF’s certificate of incorporation, as long as PSF is subject to specified statutory limitations applicable to PSF under Missouri law, which laws we refer to as the Foreign Ownership Limitations, if PSF has reason to believe that the ownership, or proposed ownership, of shares of capital stock by any PSF stockholder or any proposed transferee may be inconsistent with, or in violation of, any provisions of the Foreign Ownership Limitations, a PSF stockholder or proposed transferee, upon request by PSF, is required to furnish promptly such information as PSF reasonably requests to determine whether the ownership of, or the exercise of any rights with respect to, shares by the PSF stockholder or proposed transferee is inconsistent with, or in violation of, the Foreign Ownership Limitations.

As long as PSF is subject to the Foreign Ownership Limitations, no person who proposes to acquire shares of PSF capital stock and whose ownership of these shares would cause PSF to become a “foreign business” as defined in the Foreign Ownership Limitations may at any time acquire or own any of these shares. If anyone owns shares in violation of the Foreign Ownership Limitations, such person is required to dispose of such number of shares as will reduce his or her ownership of shares to 10% or less. This disposition must begin within 30 calendar days of notification by PSF. If the shares are not disposed of within this time period,

•      PSF is not required or permitted to make distributions to such person,

•      such person is not entitled to vote on any matter, and

•      PSF may redeem the number of shares necessary for it not to be a foreign business.

DESCRIPTION OF SMITHFIELD’S CAPITAL STOCK

The following description of Smithfield’s capital stock is a summary and is qualified in its entirety by reference to Smithfield’s articles of incorporation and bylaws and shareholder rights plan, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and by applicable law.

Smithfield’s authorized capital consists of 200,000,000 common shares, $.50 par value, and 1,000,000 preferred shares, $1.00 par value. Of the authorized preferred shares, 200,000 are designated Series A Junior Participating preferred shares and one is designated a Series B preferred share. At November 30, 2006, 111,842,366 common shares were outstanding. At that date, no Series A or Series B preferred shares were outstanding.

Preferred shares

The Smithfield board of directors can, without the approval of shareholders, issue one or more series of preferred shares. The board can also determine the rights, preferences and limitations of each series including the maximum number of shares in the series, voting rights, conversion rights, redemption rights, dividend rights, liquidation rights, any preferences over the common shares with respect to dividend or liquidation distributions, and the terms and conditions of issue.

Common shares

Smithfield’s outstanding shares of common stock are listed on the NYSE under the symbol “SFD”. Smithfield’s transfer agent and registrar for common shares is Computershare Investor Services, LLC.

Common shareholders only receive dividends when declared by the board of directors. If declared, dividends may be paid in cash, stock or other forms. If and when Smithfield issues preferred shares, common shareholders may not receive dividends until Smithfield has satisfied its obligations to the preferred shareholders. Some of Smithfield’s outstanding debt securities, credit agreements and other loan agreements also restrict Smithfield’s ability to pay cash dividends.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common shares issued in connection with the merger would also be fully paid and non-assessable. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to the shares of common stock.

Each share of common stock is entitled to one vote in the election of directors and other matters. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Common shareholders are not entitled to cumulative voting rights. Members of the Smithfield board of directors serve three-year terms and such elections are staggered. Directors may be removed from office only for cause by the vote of at least two-thirds of the outstanding shares entitled to vote.

The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast against the action, except for the election of directors as described above. However, approval is required by the majority of all votes entitled to be cast on the transaction by each voting group entitled to vote (or such greater vote as the board of directors may specify in a particular case), in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	an amendment to the articles of incorporation (other than an amendment to the provisions relating to the board of directors, which requires approval by at least 66 2/3% of the votes entitled to be cast), or

•	the sale, lease, exchange or other disposition of all or substantially all of Smithfield’s property, other than in the usual and regular course of business.

Under Virginia law, the affirmative vote of more than two-thirds of the shares entitled to vote is required for the dissolution of Smithfield.

Shareholder rights plan

Under Smithfield’s shareholder rights plan, each outstanding common share has associated with it a right to purchase one two-thousandth of a Series A Junior Participating preferred share at a purchase price of $90, subject to adjustment.

The purpose of the rights plan is to:

•	give the board of directors the opportunity to negotiate with any persons seeking to obtain control of Smithfield;

•	deter acquisitions of voting control of Smithfield, without assurance of fair and equal treatment of all of its shareholders; and

•	prevent a person from acquiring in the market a sufficient amount of Smithfield voting power, or a sufficient number of common shares, to be in a position to block an action sought to be taken by the shareholders.

Until a distribution date occurs, the rights:

•	will not be exercisable; and

•	will be represented by the same certificate that represents the shares with which the rights are associated and will trade together with those shares.

A distribution date would occur upon the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons (person or group) becomes the beneficial owner of 15% or more of the outstanding common shares (acquiring person) or

•	10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares.

In the event that any person or group becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of common shares having a market value of two times the exercise price of the right. In the event that Smithfield is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or otherwise transferred after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, the Smithfield board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or part, at an exchange ratio of one common share, or one two-thousandth of a Series A preferred share, per right.

The purchase price, the number of Series A preferred shares covered by each right and the number of rights outstanding are subject to certain anti-dilution adjustments. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A preferred share, which may, at Smithfield’s election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred shares on the last trading day prior to the date of exercise.

At any time prior to a person or group becoming an acquiring person, the Smithfield board of directors may redeem the rights in whole, but not in part, at a price of $.00005 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

The terms of the rights may be amended by the board of directors without the consent of the holders of the rights, except that from and after such time as any person or group becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights as a shareholder of Smithfield, including, without limitation, the right to vote or to receive dividends. After exercise, each Series A preferred share will have a quarterly dividend rate equal to the greater of $1.00 per share or 2,000 times the quarterly dividend declared on the common shares. In the event of liquidation, the holders of the Series A preferred shares will receive a preferential liquidation payment equal to the greater of $180,000 per share or 2,000 times the payment made per common share. Each Series A preferred share will have 2,000 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 2,000 times the amount received per common share.

The rights will expire on May 31, 2011, unless earlier exercised by a holder or redeemed by Smithfield.

Anti-takeover effects

Certain provisions of Virginia law and Smithfield’s articles of incorporation and bylaws could make it more difficult for shareholders to change the composition of the board of directors and may also have the effect of discouraging a change of control transaction or limiting the price that certain investors might be willing to pay in the future for Smithfield’s common stock. These provisions include:

•	a provision allowing the board of directors to issue preferred shares and to determine the rights and preferences of the preferred shares, including voting rights, without any vote or action by the holders of common shares. In some cases, the issuance of preferred shares could delay a change in control of Smithfield and make it harder to remove present management;

•	a provision dividing the board of directors into three classes which means that only approximately one-third of the directors are elected each year;

•	a provision allowing the removal of directors only for cause by the vote of at least two-thirds of the outstanding shares entitled to vote;

•	a provision allowing the amendment of the provisions of the articles of incorporation relating to the board of directors only if the amendment receives the affirmative vote of at least two-thirds of the shares entitled to vote;

•	a provision requiring a majority vote of all votes entitled to be cast for certain major transactions;

•	a provision requiring that shareholders provide advance notice when nominating directors or submitting other shareholder proposals;

•	a provision limiting the people who can call a special shareholders’ meeting to the chairman of the board, the chief executive officer, the president or a majority of the board of directors;

•	the section of the VSCA governing “affiliated transactions,” which prohibits Smithfield from entering into a business combination with the beneficial owner of 10% or more of the outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless certain conditions are met; and

•	the section of the VSCA governing “control share acquisitions,” which generally denies voting rights to shares acquired in a transaction that causes the voting strength of any person acquiring beneficial ownership of common stock to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors.

In addition, the exercise of the rights conferred by Smithfield’s shareholder rights plan would cause substantial dilution to a person attempting to acquire Smithfield on terms not approved by the board of directors and therefore would significantly increase the price that person would have to pay to acquire Smithfield. Consequently, the shareholder rights plan may deter a potential hostile acquisition or tender offer.

EXPERTS

The consolidated financial statements of Smithfield included in Smithfield’s Annual Report (Form 10-K) for the year ended April 30, 2006 (including the schedule appearing therein), and Smithfield management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, the related financial statements schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference from the Annual Report on Form 10-K of PSF for the year ended March 25, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Smithfield common stock offered hereby will be passed upon for Smithfield by McGuireWoods LLP, Virginia counsel to Smithfield. Simpson Thacher & Bartlett LLP, counsel to Smithfield, and Sidley Austin LLP, counsel to PSF, will each deliver opinions concerning the U.S. federal income tax consequences of the merger.

STOCKHOLDER PROPOSALS

PSF will hold an annual meeting of its stockholders in 2007 only if the merger has not been completed by that date. If PSF’s 2007 annual meeting is to be held, in order to be considered for inclusion in PSF’s proxy statement for the meeting, stockholder proposals must be received at PSF’s principal executive offices, 805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri 64105, no later than May 17, 2007 and otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

WHERE YOU CAN FIND MORE INFORMATION

PSF and Smithfield file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Smithfield or PSF at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about Smithfield at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Smithfield and PSF, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Smithfield and PSF through the websites maintained by Smithfield and PSF, which are http://www.smithfieldfoods.com and http://www.psfarms.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/prospectus.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Smithfield to register the shares of stock to be issued in the merger and the exhibits to the registration statement. The SEC allows Smithfield and PSF to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Smithfield (Commission file number 001-15321) and PSF (Commission file number 000-51347) have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

SMITHFIELD FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE

Annual Report on Form 10-K (including information incorporated therein by reference to Smithfield’s 2006 Annual Report to Stockholders)	Year ended April 30, 2006, as filed June 30, 2006
Quarterly Reports on Form 10-Q	Quarter ended July 30, 2006, as filed September 8, 2006, and quarter ended October 29, 2006, as filed December 8, 2006
Definitive Proxy Statement on Schedule 14A	Filed July 31, 2006
Current Reports on Form 8-K	Filed June 15, 2006, June 20, 2006, June 30, 2006, August 4, 2006, August 10, 2006, August 28, 2006, September 6, 2006, September 18, 2006, September 20, 2006, October 5, 2006, October 24, 2006, November 7, 2006 and November 30, 2006.

PSF FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE

Annual Report on Form 10-K	Year ended March 25, 2006, as filed May 31, 2006
Quarterly Reports on Form 10-Q Definitive Proxy Statement on Schedule 14A	Quarter ended June 24, 2006, as filed August 3, 2006, and quarter ended September 23, 2006, as filed November 2, 2006. Filed July 21, 2006 and November 7, 2006
Current Reports on Form 8-K	Filed April 4, 2006, July 11, 2006, August 10, 2006, September 18, 2006, September 20, 2006, September 25, 2006, October 5, 2006 and November 7, 2006.

All documents filed by Smithfield and PSF pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this proxy statement/prospectus to the date of the special meeting shall also be deemed to be incorporated herein by reference.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Premium Standard Farms, Inc. Investor Relations 805 Pennsylvania Avenue Suite 200 Kansas City, Missouri 64105 Telephone: (816) 843-1488 e-mail: investor.relations@psfarms.com	Smithfield Foods, Inc. Investor Relations 499 Park Avenue New York, New York 10022 Telephone: (212) 758-2100 e-mail: ir@smithfieldfoods.com

Neither Smithfield nor PSF have authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of September 17, 2006

among

SMITHFIELD FOODS, INC.,

KC2 MERGER SUB, INC.

and

PREMIUM STANDARD FARMS, INC.

i

Page
ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger	A-43
SECTION 6.02. Conditions to Obligations of Parent and Merger Sub	A-44
SECTION 6.03. Conditions to Obligation of the Company	A-44

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination	A-45
SECTION 7.02. Effect of Termination	A-46
SECTION 7.03. Amendment	A-46
SECTION 7.04. Extension; Waiver	A-46
SECTION 7.05. Procedure for Termination or Amendment	A-46

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties	A-46
SECTION 8.02. Notices	A-46
SECTION 8.03. Definitions	A-47
SECTION 8.04. Interpretation	A-49
SECTION 8.05. Consents and Approvals	A-50
SECTION 8.06. Counterparts	A-50
SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries	A-50
SECTION 8.08. GOVERNING LAW	A-50
SECTION 8.09. Assignment	A-50
SECTION 8.10. Specific Enforcement; Consent to Jurisdiction	A-50
SECTION 8.11. Waiver of Jury Trial	A-51
SECTION 8.12. Severability	A-51
SECTION 8.13. Structure	A-51

Exhibit A Voting Agreement
Exhibit B Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C Amended and Restated Bylaws of the Surviving Corporation
Exhibit D Affiliate Letter

INDEX OF DEFINED TERMS

Page
Actions	A-12
Affiliate	A-47
Agreement	A-1
Antitrust Conditions	A-38
Antitrust Laws	A-47
Business Day	A-48
Cash Consideration	A-3
Cautionary Disclosures	A-10
Certificate	A-3
Certificate of Merger	A-1
Closing	A-1
Closing Date	A-1
Code	A-1
Common Shares Trust	A-5
Commonly Controlled Entity	A-15
Commonly Controlled Parent Entity	A-27
Company	A-1
Company Adverse Recommendation Change	A-33
Company Benefit Plans	A-15
Company Bylaws	A-7
Company Certificate	A-2
Company Common Stock	A-2
Company Disclosure Schedule	A-6
Company Loan Agreement	A-8
Company Pension Plan	A-15
Company Personnel	A-48
Company Preferred Stock	A-7
Company Recommendation	A-36
Company Restricted Stock	A-7
Company SEC Documents	A-10
Company Stock Options	A-7
Company Stock Plans	A-7
Company Stock-Based Awards	A-8
Company Stockholder Approval	A-20
Company Stockholders’ Meeting	A-35
Company Warrants	A-7
Company Welfare Plan	A-15
Confidentiality Agreement	A-37
Continuing Employees	A-41
Contract	A-9
DGCL	A-1
Dissenting Shares	A-3
Effect	A-48
Effective Time	A-1
Environmental Laws	A-48
ERISA	A-15
Exchange Act	A-10
Exchange Agent	A-4
Exchange Fund	A-4

Page
Exchange Ratio	A-3
Filed Company SEC Documents	A-10
Filed Parent SEC Documents	A-24
Foreign Benefit Plans	A-15
Form S-4	A-35
GAAP	A-10
Governmental Entity	A-9
Hazardous Materials	A-48
HSR Act	A-10
Infringe	A-20
Intellectual Property	A-20
Intervening Event	A-34
IRS	A-15
Key Personnel	A-48
Law	A-9
Leased Real Property	A-19
Liens	A-7
Material Adverse Effect	A-48
Material Contract	A-12
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Certificate	A-22
Non-Clearance Termination Fee	A-40
Notice of Superior Proposal	A-34
NYSE	A-5
Order	A-9
Outside Date	A-45
Owned Real Property	A-19
Parent	A-1
Parent Articles	A-22
Parent Benefit Plans	A-27
Parent Bylaws	A-22
Parent Common Stock	A-3
Parent Disclosure Schedule	A-21
Parent Expenses	A-40
Parent Material Adverse Effect	A-49
Parent Pension Plan	A-27
Parent Preferred Stock	A-22
Parent Reference Price	A-49
Parent SEC Documents	A-23
Parent Stock Option	A-38
Permits	A-14
person	A-49
Proxy Materials	A-35
Proxy Statement	A-35
Real Property	A-19
Release	A-49
Representatives	A-32
SEC	A-10
Securities Act	A-10

Page
SOX	A-11
Special Option Exchange Ratio	A-39
Stock Consideration	A-3
Stockholder Party	A-1
Structures	A-20
Subsidiary	A-49
Superior Proposal	A-33
Surviving Corporation	A-1
Takeover Proposal	A-33
Tax	A-19
Tax Return	A-19
Taxing Authority	A-19
Termination Fee	A-40
Voting Agreement	A-1

v

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 17, 2006, among SMITHFIELD FOODS, INC., a Virginia corporation (“Parent”), KC2 MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and PREMIUM STANDARD FARMS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein;

WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, ContiGroup Companies, Inc. (the “Stockholder Party”) is entering into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which, subject to the terms thereof, the Stockholder Party has agreed, among other things, to vote its shares of the Company Common Stock in favor of the adoption of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and the Stockholder Party have entered into the Missouri Sale Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined in Section 8.03) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and By-laws; Directors. (a) The Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended and Restated Bylaws of the Company shall be amended at the Effective Time so as to read in their entirety as set forth on Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall take such actions (including the delivery of resignations and the making of appointments) at or prior to the Effective Time as are necessary to implement the provisions of this Section 1.06 as of the Effective Time.

SECTION 1.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.08. Directors of Parent. Upon completion of the Closing, Parent shall cause to be appointed to the board of directors of Parent the individual specified in Section 1.08(a) of the Company Disclosure Schedule (or if such individual shall have declined to serve, such other individual designated by the Company and reasonably acceptable to Parent). In addition, upon completion of the Closing, Parent shall cause to be appointed as an advisory director of Parent the individual specified in Section 1.08(b) of the Company Disclosure Schedule.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a wholly-owned Subsidiary (as defined in Section 8.03) of the Company shall be cancelled pursuant to this Section 2.01(b).

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that are owned by a wholly-owned Subsidiary of the Company but excluding shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive (i) 0.6780 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share (“Parent Common Stock”), of Parent (the “Stock Consideration”) and (ii) $1.25 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). If Parent reasonably determines it is necessary in order to satisfy the condition in Section 6.01(b) without the requirement of a vote of Parent’s stockholders, Parent shall, prior to Closing, subject to prior consultation with, and by written notice to, the Company, modify the Merger Consideration by substituting up to $1.00 in additional Cash Consideration in lieu of a portion of, and appropriately reducing, the Stock Consideration (and appropriate adjustment to the Exchange Ratio) using a fixed value per share of Parent Common Stock equal to the Parent Reference Price. At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii) The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. At the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, certificates representing shares of Parent Common Stock and cause the Surviving Corporation to deposit with the Exchange Agent cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.01(c) in the aggregate amount equal to the number of shares and amount of cash into which shares of Company Common Stock have been converted. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(c), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions as are payable pursuant to Section 2.02(c) and such cash in lieu of any fractional shares as is payable pursuant to Section 2.02(e) upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.02(c) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the “NYSE”), all in the manner provided in paragraph (iii) of this Section.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the “Common Shares Trust”). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

(iv) Notwithstanding the foregoing provisions of clauses (ii) and (iii) above, Parent may elect, at its option, to pay to each holder of a Certificate an aggregate amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the last trading day immediately prior to the Closing Date, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(v) Notwithstanding anything else in this Agreement to the contrary, no shares of Company Common Stock that are owned by a wholly-owned Subsidiary of the Company shall be entitled to receive cash pursuant to this Section 2.02(e) and no such shares will be taken into account in determining the amount of cash to which any other holder is entitled pursuant to this Section 2.02(e).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Company Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be so organized, qualified or in good standing or have such power or authority individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03). The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Bylaws (the “Company Bylaws”), and the comparable organizational documents of each Subsidiary of the Company, in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by securities Laws). Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on September 15, 2006:

(i) 31,972,252 shares of Company Common Stock were issued and outstanding (which number includes 310,773 shares of Company Common Stock subject to vesting and restrictions on transfer (“Company Restricted Stock”));

(ii) warrants to purchase 143,325 shares of Company Common Stock having an exercise price of $15.21 per share were issued and outstanding (the “Company Warrants”);

(iii) 1,594,226 shares of Company Common Stock were reserved and available for issuance upon the exercise of options to purchase Company Common Stock (“Company Stock Options”), or otherwise deliverable in connection with equity based awards, granted pursuant to the Company’s 1999 Equity Incentive Plan and its 2005 Long Term Incentive Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), of which 444,433 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to grant Company Stock Options and no equity based awards were outstanding;

(iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(v) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by any Subsidiary of the Company;

(vi) except as set forth above in this Section 3.01(c), at the close of business on September 15, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on September 15, 2006, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) issued by the Company or any of its Subsidiaries that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding Company Stock Options and grants of shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options and Company Warrants set forth above in this Section 3.01(c) and, with respect to changes following the date of this Agreement, except as permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

(vii) as of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating leases) is (A) $125,000,000 of term loans and no revolving loans, in each case outstanding under the Second Amended and Restated Loan and Security Agreement, dated as of June 24, 2005 (the “Company Loan Agreement”), among the Company, two of its Subsidiaries, U.S. Bank National Association and the other lenders named therein and (B) not more than $3,000,000 of other indebtedness for borrowed money, including capital lease obligations. In addition, as of the date of this Agreement, there are undrawn stand-by letters of credit of approximately $13,400,000 issued under the Company Loan Agreement for which the Company has reimbursement obligations.

(d) Authority; Noncontravention. (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Voting Agreement, to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) or to consummate the transactions contemplated by the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (A) approved, and declared advisable, this Agreement, (B) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (C) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company as promptly as practicable, (D) recommended that the stockholders of the Company adopt this Agreement at the Company Stockholders’ Meeting, and (E) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Company Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Voting Agreement or to permit the Company and the Stockholder Party to perform their respective obligations hereunder and thereunder, which resolutions have not (subject to Section 4.02) been subsequently rescinded, modified or withdrawn in any way.

(iii) The execution and delivery of this Agreement and the Voting Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and compliance by the Company with the provisions of this Agreement and the Voting Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Stockholder Approval and obtaining or making the governmental filings and other matters referred to in Section 3.01(d)(iv), any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens (1) that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect or (2) under the Company Loan Agreement.

(iv) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Voting Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933 (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934 (including all rules and regulations promulgated thereunder, the “Exchange Act”), and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of NASDAQ and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents. (i) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as disclosed in Company SEC Documents filed prior to the date of this Agreement (such Company SEC Documents, the “Filed Company SEC Documents”)(excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature (such disclosures, collectively, the “Cautionary Disclosures”)), neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.03) of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since March 25, 2006 in the ordinary course of business consistent with past practice which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (C) liabilities or obligations incurred pursuant to this Agreement. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other

Company SEC Documents. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, was true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX. As of the date hereof, the Company has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(v) Since January 1, 2001, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. Since March 25, 2006 there has not been any Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents (other than in the Cautionary Disclosures) and for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 4.01(a), since the date of the most recent financial statements included in the Filed Company SEC Documents, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a).

(h) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative, for condemnation or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of the Company, except, in each case, for those that individually or in the aggregate have not had and would not reasonably be expected to have, a Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents. To the Knowledge of the Company, there are no formal or informal inquiries or investigations by any Governmental Entity or internal investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any executive officer of the Company or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(i) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean:

(A) any employment, severance, consulting or other Contract with an employee or former employee, officer or director of the Company or any of its Subsidiaries which will require the payment of amounts by the Company or any of its Subsidiaries, as applicable, after the date hereof in excess of $250,000 per annum;

(B) any collective bargaining Contract with any labor union;

(C) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,000,000;

(D) any Contract containing covenants of the Company or any of its Subsidiaries not to (or otherwise to restrict or limit the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area;

(E) any Contract requiring aggregate future payments or expenditures in excess of $1,000,000 and relating to corrective, cleanup, abatement, remediation or similar actions in connection with environmental liabilities or obligations;

(F) any Contract relating to Intellectual Property which (x) requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum or is material to the Company and its Subsidiaries, taken as a whole; or (y) licenses or makes available any Intellectual Property of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, to any other person;

(G) any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries) and for which the Company’s investment, capital commitment or reasonably expected liability is greater than $1,000,000;

(H) any indenture, mortgage, loan, guarantee or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness for borrowed money or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000;

(I) other than as disclosed pursuant to clause (8) above, any pledges, security agreements, sale/leaseback arrangements and equipment or other capitalized leases (other than leases for copy machines, postage machines and fax machines) entered into by the Company or any of its Subsidiaries, in each case, relating to a current outstanding or pledged amount in excess of $1,000,000;

(J) any Contract under which the Company or any of its Subsidiaries is (1) a lessee of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person, (3) a lessor of real property, or (4) a lessor of any tangible personal property owned by the Company or any of its Subsidiaries, in each case which requires annual payments in excess of $1,000,000;

(K) any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum;

(L) any Contract which requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum containing “change of control” or similar provisions;

(M) any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $5,000,000;

(N) any Contract (other than Contracts of the type described in subclauses (A) through (M) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $2,000,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course consistent with past practice that are terminable or cancelable without penalty upon 90 days’ notice or less.

(ii) Schedule 3.01(i) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each such Material Contract is valid and in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the counterparty to such Material Contract in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or be enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Laws; Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect and except as disclosed in the Filed Company SEC Documents (other than the Cautionary Disclosures):

(i) each of the Company and its Subsidiaries is and has been at all prior times in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations,

(ii) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and there has occurred no default under, or violation of, any such Permit;

(iii) to the Knowledge of the Company, the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit;

(iv) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(v) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(vi) none of the Company or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(vii) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person imposing obligations or liabilities on the Company or any of its Subsidiaries under Environmental Laws; and

(viii) to the Knowledge of the Company, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

(k) Labor Relations and Other Employment Matters.

(i) As of the date of this Agreement, (A) none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, (B) there is no pending demand for recognition or certification to the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries, and (C) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic) with respect to the Company or any of its Subsidiaries, and (D) there is no pending or, to the Knowledge of the Company, threatened, material labor dispute, work stoppage, slowdown or lockout due to labor disagreements against the Company or any of its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (D) the Company and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

(l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Company Personnel (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the “Company Benefit Plans”). Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(ii) The Company has provided to Parent current, complete and accurate copies of (A) each Company Benefit Plan or, at the Company’s option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (“Foreign Benefit Plans”), a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans or Foreign Benefit Plans, accurate descriptions thereof), (B) for the two most recent years (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements (if any such statements were required), and (3) actuarial valuation reports (if any such reports were required), (C) the most recent summary plan description for each

Company Benefit Plan for which such summary plan description is required, (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (E) the most recent favorable IRS determination letter, to the extent applicable.

(iii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been administered in accordance with its terms and (B) the Company, its Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(iv) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, each of the Company Benefit Plans subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 and the proposed regulations issued thereunder. Each Company Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Stock Option on the grant date thereof.

(v) All Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(vi) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Company no condition exists, that would be reasonably expected to subject the Company, any Subsidiary or Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any Company Benefit Plan subject to Title IV of ERISA.

(vii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action and (D) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.

(viii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected in the most recent financial statements included in the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix) With respect to each Company Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability which would reasonably be expected to have a Material Adverse Effect at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code) that are material to the Company and its Subsidiaries, taken as a whole.

(xi) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or (D) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code.

(xii) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries, except for such liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

(xiii) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel of the Company or any of its Subsidiaries, the Company has previously provided to Parent (A) accurate Form W-2 information for the 2001, 2002, 2003, 2004 and 2005 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 calendar years and target annual bonus for the 2006 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof).

(xiv) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Benefit Plan, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or the applicable Subsidiary to the extent so required; and (C) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been accrued in the consolidated financial statements of the Company included in the Filed Company SEC Documents.

(m) No Parachute Gross Up. No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(n) Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing;

(iii) there are no Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable;

(iv) the Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes;

(v) no written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

(vi) there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension;

(vii) no written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;

(viii) neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent;

(ix) neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) with any person other than the Company and its Subsidiaries;

(x) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(xi) neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2);

(xii) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries; and

(xiii) neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xiv) As used in this Agreement (A) “Tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or, (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement; (B) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(o) Title to Properties.

(i) Section 3.01(o)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company and its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole (the “Owned Real Property”) identifying the owner and address thereof.

(ii) Section 3.01(o)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property other than those that are not material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”; together with the Owned Real Property the “Real Property”) identifying the address and use thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof.

(iii) The Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in, or relating to, all the Real Property and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, free and clear of all Liens, except for defects in title, recorded easements, restrictive covenants and other encumbrances of record that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iv) All buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Structures”) are in reasonably good condition and repair and sufficient for the operation of the business of the Company, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets, except for such failures to be in such good condition and repair or sufficient as has not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any person (other than pursuant to this Agreement), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

(vi) The present use of the land and Structures on the Real Property are in conformity with all applicable Laws, including all applicable zoning Laws and with all registered deeds, restrictions of record or other agreements affecting such Real Property, except for such failures to be in conformity that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by the Company or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or cancelled, require no action within 90 days after Closing to maintain same, and to the Knowledge of the Company, are valid and enforceable; and (E) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to the Company.

(ii) “Intellectual Property” shall mean all patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information or rights.

(q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

(r) State Takeover Laws; Company Certificate Provisions. Assuming that none of Parent, Merger Sub or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) has been an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof, none of Section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the Company Certificate or Company Bylaws, would (i) prohibit or restrict the ability of the Company or the Stockholder Party to perform their respective obligations under this Agreement, the Voting Agreement or the Certificate of Merger or their respective ability to consummate the Merger or the other transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Voting Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreement or the Certificate of Merger.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Centerview Partners LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisors. The Company has received the opinion of Centerview Partners LLC, dated as of the date of this Agreement, to the effect that, as of such date, the consideration provided for pursuant to this Agreement is fair to the holders of shares of Company Common Stock from a financial point of view.

(u) Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries, except for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Parent Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to be so organized, qualified or in good standing or have such power or authority individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and accurate copies of the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”) and the Bylaws of Parent (the “Parent Bylaws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”) and the Bylaws of Merger Sub, in each case as amended to the date hereof.

(b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). At the close of business on September 15, 2006, (i) 111,307,692 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 4,085,750 shares of Parent Common Stock were subject to outstanding options to purchase or Parent’s obligation to issue shares of Parent Common Stock granted under Parent’s stock incentive plans and other employment arrangements, and (iv) 200,000 shares of Parent Preferred Stock have been designated as Series A Preferred Stock, all of which shares are reserved for issuance upon exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement, dated as of May 30, 2001 between Parent and Computershare Investor Services, LLC, as Rights Agent. Except as set forth above in this Section 3.02(b), at the close of business on September 15, 2006, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.02(b), at the close of business on September 15, 2006, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

(c) Authority; Noncontravention. (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Voting Agreement and to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement by Parent and the execution of this Agreement by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, assuming for purposes of determining the absence of a required vote of the stockholders of Parent the accuracy of the representations and warranties of the Company set forth in Section 3.01(c) and the compliance by the Company with its obligations under Section 4.01(a)(ii), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement or the Voting Agreement (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)). Each of this Agreement and the Voting Agreement has been duly executed and delivered by Parent and this Agreement has duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

(ii) The execution and delivery of this Agreement and the Voting Agreement by Parent and this Agreement by Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement and the Voting Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or any of its Subsidiaries under (x) the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Bylaws of Merger Sub or the comparable organizational documents of any other Subsidiaries of Parent, (y) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or other assets is subject or (z) subject to obtaining or making the governmental filings and other matters referred to in Section 3.02(c)(iii), any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Voting Agreement by Parent and this Agreement by Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, as applicable, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE, (4) any filings required pursuant to state securities and “blue sky” laws and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Prior to the execution of this Agreement and the Voting Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) beneficially owned shares of Company Common Stock in an amount sufficient to make any such person an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof.

(v) Neither Parent nor any of its Subsidiaries conducts a “foreign business” as defined in Missouri Revised Statutes Section 442.566.

(d) Parent SEC Documents. (i) Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2003 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Parent SEC Documents filed prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding, in each case, Cautionary Disclosures), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of Parent, does any basis exist therefor, other than (A) liabilities or obligations which would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (C) liabilities or obligations incurred pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, was true and accurate. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX. As of the date hereof, Parent has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) Parent has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Parent’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(iv) Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(v) Since January 1, 2001, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(f) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub on or prior to the date of this Agreement.

(h) Absence of Changes. Since April 30, 2006 there has not been a Parent Material Adverse Effect. Except for liabilities incurred in connection with this Agreement, since the date of the most recent financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have not taken or committed to take any action which, if taken following the entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.01(b).

(i) Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Parent SEC Documents. Neither the Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Parent SEC Documents. To the Knowledge of Parent, there are no formal or informal inquiries or investigations by any Governmental Entity or internal investigations, in each case regarding accounting or disclosure practices of Parent or any of its Subsidiaries, compliance by Parent or any of its Subsidiaries with any Law or any malfeasance by any executive officer of Parent or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(j) Compliance With Law; Environmental Matters. (i) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect and except as disclosed in the Filed Parent SEC Documents (other than the Cautionary Disclosures), (A) each of Parent and its Subsidiaries is and has been at all times since January 1, 2001 in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations, and (B) each of Parent and its Subsidiaries has in effect all Permits, including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted. Since January 1, 2001, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The consummation of the Merger would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect and except as disclosed in the Filed Parent SEC Documents (other than the Cautionary Disclosures):

(A) during the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(B) prior to and after, as applicable, the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of Parent, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(C) none of Parent or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(D) neither Parent nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person imposing obligations or liabilities on Parent or any of its Subsidiaries under Environmental Laws; and

(E) to the Knowledge of Parent, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting Parent or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

(k) Labor Relations and Other Employment Matters. Except as disclosed in the Filed Parent SEC Documents (other than the Cautionary Disclosures) or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against Parent or any of its Subsidiaries are pending or, to the Knowledge of Parent, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, (C) neither Parent nor any of its

Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (D) Parent and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

(l) ERISA Compliance.

(i) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by Parent or any of its Subsidiaries or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Parent Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any current or former employee, director or consultant of Parent or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under such plans, the “Parent Benefit Plans”) has been administered in accordance with its terms and (B) the Parent, its Subsidiaries and all the Parent Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(ii) Each option to purchase Parent Common Stock was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of the Parent Common Stock underlying such option on the grant date thereof.

(iii) Each Parent Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Parent Pension Plan”) intended to be qualified within the meaning of Section 401(a) of the Code has received favorable determination letters from the IRS, to the effect that such Parent Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Parent Pension Plan that would reasonably be expected to adversely affect the qualification of such Parent Pension Plan or require security under Section 307 of ERISA.

(iv) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Commonly Controlled Parent Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of Parent, no condition exists that presents a material risk to Parent or any Commonly Controlled Parent Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Parent Benefit Plan and, to the Knowledge of Parent, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Parent no condition exists, that would be reasonably expected to subject the Parent, any Subsidiary or Commonly Controlled Parent Entity, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any Parent Benefit Plan subject to Title IV of ERISA.

(v) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Parent Benefit

Plans that are required to have been made as of the date hereof in accordance with the terms of the Parent Benefit Plans have been timely made or have been reflected in the most recent financial statements included in the Filed Parent SEC Documents and (B) no Parent Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no liability or obligation of Parent or its Subsidiaries exists with respect to any Parent Benefit Plan maintained primarily for the benefit of individuals regularly employed outside the United States that has not been accrued in the consolidated financial statements of the Parent included in the Filed Parent SEC Documents.

(m) Taxes. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(ii) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing;

(iii) there are no Liens or encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries other than for Taxes not yet due and payable;

(iv) Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes;

(v) no written notification has been received by Parent or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Parent or its Subsidiaries;

(vi) there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign Taxes with respect to Parent or any of its Subsidiaries nor has any request been made for any such extension;

(vii) no written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which Parent or any of its Subsidiaries currently does not file Tax Returns, alleging that Parent or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;

(viii) neither Parent nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which Parent is the common parent;

(ix) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(x) neither Parent nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2);

(xi) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Parent or any of its Subsidiaries; and

(xii) neither Parent nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent may not be unreasonably withheld or delayed):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) quarterly cash dividends with respect to the Company Common Stock not in excess of $.06 per share, with usual declaration, record and payment dates and (B) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or Company Stock Options or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the Company Warrants or Company Stock-Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof); provided, however, that the Company may grant Company Stock Options, Company Restricted Stock, and Company Stock-Based Awards (and issue shares of Company Common Stock upon the exercise thereof) to employees or directors pursuant to its currently existing Company Benefit Plans in the ordinary course and consistent with past practice but only to the extent that such grants are not related to more than 175,000, or such greater number as Parent shall reasonably agree would not require a vote of Parent’s stockholders to satisfy the condition set forth in Section 6.01(b) (without giving effect to the second sentence of Section 2.01(c)), but in any event no more than 310,000 shares of Company Common Stock in the aggregate (not more than 35,000 shares of which can be granted before June 1, 2007) and such grants are not related to more than 70,000 shares of Company Common Stock for any individual (not more than 15,000 shares for grants to any individual before June 1, 2007); provided, further, that any grant, as a condition to being granted hereunder without the consent of Parent by their terms, (i) will only be granted at a price that is not less than the fair market value of the Company Common Stock on the date of the grant (with respect to any Company Stock Option or Company Stock-Based Award, where there is an exercise price or other initial floor price for measuring the increase in value of the shares of Company Common Stock), (ii) will otherwise only contain such customary terms and conditions, including vesting provisions, as are, in each instance, consistent with past practice of the Company, both as to amounts of the grants and terms and conditions thereof and (iii) with respect to any grants on or after June 1, 2007, will not vest, become free of restrictions, immediately exercisable, or immediately payable (as applicable) in connection with the transactions contemplated in connection with the Merger;

(iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of inventory, raw materials or supplies, and other assets up to $2,000,000 in the aggregate, in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $10,000,000 in the aggregate in each of 2006 and 2007;

(v) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that have been disclosed to Parent, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $2,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;

(vi) (x) redeem, repurchase, prepay (other than prepayments of revolving loans under the Company Loan Agreement), defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or incur, assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings (including issuances of letters of credit) under the Company Loan Agreement in the ordinary course of business consistent with past practice, in an aggregate amount such that the aggregate amount of borrowings thereunder (other than the $125,000,000 term loan) do not exceed $45,000,000 at any time outstanding) or (y) make any loans or advances to any person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company, which would result in the aggregate principal amount of all loans and advances of the Company and its Subsidiaries, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company, exceeding $2,000,000 at any time outstanding;

(vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (A) disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or (B) incurred since the date of such financial statements in the ordinary course of business consistent with past practice where the amount paid under this clause (x) does not exceed the amounts set forth in Section 4.01(a)(viii) of the Company Disclosure Letter or (y) waive or assign any claims or rights material to the Company and its Subsidiaries taken as a whole;

(ix) (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which, in the case of each of clauses (x) and (y), if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, or (B) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(x) except (w) as required by applicable Law, (x) as required to comply with any Company Benefit Plan or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (y) as may be required to avoid adverse treatment under Section 409A of the Code or (z) as permitted pursuant to Section 4.01(a)(ii), (A) adopt, enter into, terminate or amend (I) any Company Benefit Plan or (II) any Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any Company Personnel, (C) remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xi) except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(xii) take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(xiii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such as to maintain the primary nature of Parent’s business, and shall use reasonable best efforts to keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, Parent shall not without the Company’s prior written consent (which consent may not be unreasonably withheld or delayed):

(i) amend, or propose or agree to amend, the Parent Articles or the Parent Bylaws in any manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(iii) issue, deliver or sell any shares of Parent Common Stock (or any securities convertible into or exercisable for, or any warrants or options to acquire, Parent Common Stock), in each case if such issuance, delivery or sale would require approval of Parent’s shareholders;

(iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or dispose of assets (including by merger or consolidation) or securities of Parent or its Subsidiaries, in each case if such acquisition or disposition would reasonably be expected to materially delay or impede the consummation of the Merger;

(v) take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(vi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Other Actions. The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(e) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (B) timely pay all material Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (D) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; and (E) not make or change any material Tax election, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice. Any Tax Returns described in this Section 4.01(e) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company.

(ii) Parent and the Company will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) shall execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger.

SECTION 4.02. No Solicitation. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate (collectively, “Representatives”) not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and its financial advisors) would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with this Section 4.02, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any person relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and financial advisors) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal (i) to be (A) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) reasonably capable of being completed on the terms set forth in the proposal and (ii) for which financing, to the extent required, is then committed or reasonably likely to be obtained.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or (B) make any public statement in connection with the Company Recommendation or Company Stockholders’ Meeting, or in reference to a Takeover Proposal, that is inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 4.02(a)) or any tender offer providing for, with respect to, or in connection with, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to Section 4.02(d), the Board of Directors of the Company may, in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside legal advisors and its financial advisors) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) complied in all material respects with this Section 4.02, (B) provided to Parent five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period), (C) provided to Parent all materials and information delivered or made available to the person or group of persons making any Superior Proposal in connection with such Superior Proposal, (D) during such five Business Day period (or three Business Day period in the case of an amendment), if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (E) at the end of such five Business Day period (or three Business Day period in the case of an amendment), such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (D) or otherwise). In addition, and notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval the Board of Directors of the Company may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Takeover Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Intervening Event, the failure of the Board of Directors to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided that, the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three Business Days’ prior written notice (unless the Intervening Event arises fewer than three Business Days prior to the Company Stockholders’ Meeting) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Voting Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, (A) the Company shall nevertheless submit this

Agreement and the Merger to a vote of its stockholders and (B) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by the Company had no Company Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Proxy Statement stating that such Company Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Takeover Proposal or Intervening Event giving rise to the Company Adverse Recommendation Change to the extent required by applicable Law. The Company agrees that it shall not submit to the vote of its stockholders any Takeover Proposal (whether or not a Superior Proposal) or propose to do so.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent informed on a reasonably current basis of material developments with respect to any such Takeover Proposal.

(e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Company Stockholders’ Meeting. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company (in each case including documents incorporated by reference therein), in each case without providing the other party a reasonable opportunity to review and comment thereon; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to (i) this Agreement or the transactions contemplated hereby, (ii) the other party or (iii) such other party’s business, financial condition or results of operation. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement (the “Company Recommendation”). Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall, consistent with Section 4.02(c), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws to the extent not otherwise available on the SEC’s EDGAR system and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that in no event shall the Company be required pursuant to this Section 5.02(a) to provide any information that, based on advice of the Company’s counsel, could (A) reasonably be expected to violate applicable Law or waive any applicable legal privilege (provided that the Company and Parent shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege) or (B) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality (provided that to the extent specifically requested by Parent, the Company will use commercially reasonable efforts to obtain an appropriate waiver from the third party to whom it or its Subsidiary owes an obligation of confidentiality).

(b) To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby.

(c) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of September 6, 2006 between Parent and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 5.04. Governmental Approvals.

(a) Within fifteen (15) Business Days after the date hereof or any shorter period as required by applicable Law, each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(b) Within thirty (30) Business Days after the date hereof, each of Parent and the Company shall make, and shall cause its Subsidiaries to make all necessary filings, with or applications to any Governmental Entity that has issued a Permit to the Company or any of its Subsidiaries which Permit is material to the Company and its Subsidiaries, taken as a whole, with respect to the transactions contemplated by this Agreement.

(c) Upon and subject to the terms of this Section 5.04, Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use their reasonable best efforts to obtain prompt termination of any waiting period under the HSR Act and prompt termination of any other requisite waiting period under any applicable Law; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 5.04, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted before being provided to the other party (x) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement. In furtherance and not in limitation of the covenants of the parties contained in Sections 5.04(a), (b) and this Section 5.04(c), each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Entity reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the other party hereto in such defense.

(d) If any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the Merger under any applicable Antitrust Law, Parent shall, subject to the provisions of this Section 5.04, use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date, and the Company shall use its reasonable best efforts to assist Parent in effectuating the foregoing; provided, however, that (A) the Company shall not take any of the foregoing actions without the consent of Parent, and (B) Parent shall not take any of the foregoing actions without the consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) irrespective of whether the Closing occurs. Parent and the Company and their respective Subsidiaries shall, subject to the provisions of this Section 5.04, use their respective reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of any Antitrust Conditions.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obligated to agree, and neither the Company nor any Subsidiary shall agree without Parent’s prior consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Parent, the Company or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

(f) Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying the Antitrust Conditions which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs. Without in any way limiting its rights or obligations hereunder (including under Section 5.04(e) and this 5.04(f)), Parent acknowledges and agrees that it is the intent of Parent to cause the closing of the Merger to occur as soon as reasonably practicable.

(g) As used herein, “Antitrust Conditions” means any of the conditions set forth in Section 6.01(c), Section 6.01(d) and Section 6.02(c) (but solely, in the case of Sections 6.01(c) and 6.02(c), to the extent the order, injunction, judgment, decree or litigation referred to in such Sections is issued or brought under applicable Antitrust Laws).

SECTION 5.05. Company Stock Options. (a) The Company shall take all requisite action so that at the Effective Time, each outstanding Company Stock Option issued pursuant to any Company Stock Plan shall be converted into an option to acquire such number of shares of Parent Common Stock (a “Parent Stock Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Special Option Exchange Ratio (as defined in Section 5.05(b)) (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Parent Stock Option shall otherwise generally remain the same as the terms and conditions of the Company Stock Option, after giving effect to any acceleration, lapse or other vesting occurring by reason of the Merger, except that the exercise price per share of each Parent Stock Option shall be equal to the quotient of (i) the exercise price per share of such Company Stock Option divided by (ii) the Special Option Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent) or except as shall be reasonably necessary to reflect the conversion to an option on Parent Common Stock or as may be required by applicable Law; provided, however, that in the case of any incentive stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. Parent shall take all requisite action to assume each Company Stock Option, as so modified, at the Effective Time.

(b) For purposes of this Section 5.05, the term “Special Option Exchange Ratio” shall mean the sum of (i) the Exchange Ratio plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Reference Price.

SECTION 5.06. Indemnification, Exculpation and Insurance. (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.06.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent with an outside insurance company of comparable standing to the Company’s current insurer and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.06(c), neither the Company nor Parent shall be obligated to pay more than 300% of the premiums paid as of the date of this Agreement by the Company to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.07. Fees and Expenses. (a) Except as provided in paragraphs (b), (c), (d) and (e) of this Section 5.07, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(e) or (B) by Parent or the Company pursuant to Section 7.01(b)(i), (b)(ii)(B) or (b)(iii) or Section 7.01(c), in each case following a Company Adverse Recommendation Change and prior to receipt of the Company Stockholder Approval, then the Company shall pay Parent a fee equal to $27,381,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement.

(c) In the event that prior to obtaining the Company Stockholder Approval, (i) a Takeover Proposal shall have been made after the date hereof to the Company or a Takeover Proposal made after the date hereof shall have been made publicly to the stockholders of the Company generally or shall have otherwise become publicly known after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(i) or 7.01(c) (but only if a vote to obtain the Company Stockholder Approval is not held or the Company Stockholders’ Meeting has not been held and, in the case of termination pursuant to Section 7.01(b)(i), unless at the time of such termination any Antitrust Condition shall not have been satisfied, so long as the principal cause of the failure of the Antitrust Condition to be satisfied is not a material breach by Company of any representation, warranty or covenant hereunder, or from the facts or circumstances underlying such breach) or pursuant to Section 7.01(b)(iii) by reason of a failure to obtain the Company Stockholder Approval (in each case other than a termination resulting in payment of the Termination Fee pursuant to Section 5.07(b)), then the Company shall pay to Parent all documented fees and expenses of Parent, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (“Parent Expenses”), up to a maximum amount of $6 million, by wire transfer of same-day funds on the first Business Day following the receipt of an invoice therefor. In the event that within 12 months after any such termination referred to in the immediately preceding sentence, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay to Parent, by wire transfer of same day funds, the excess of the Termination Fee minus the Parent Expenses paid pursuant to the immediately preceding sentence on the date of the first to occur of such event(s) referred to above in this sentence; provided that for purposes of this sentence, each reference to 15% in the term “Takeover Proposal” shall be deemed to be a reference to a majority.

(d) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii)(A) and, in each case, at the time of such termination, (i) the conditions set forth in Sections 6.01 and 6.02 (other than (A) the Antitrust Conditions, (B) the delivery of certificates and opinions which (in light of the underlying facts as of the time of such termination and any waiver of the condition set forth in Section 6.02(a) deemed made pursuant to Section 7.01(b)(i)) would be capable of being delivered but are to be delivered on the Closing Date and (C) other such conditions the failure of which to be satisfied by such date has been principally caused by a material breach by Parent of any representation, warranty or covenant hereunder or the facts or circumstances underlying such breach) have been satisfied or (to the extent permitted by Law) waived (or in the case of termination pursuant to Section 7.01(b)(ii)(A), are reasonably likely to have been satisfied by the Outside Date), and (ii) neither Parent nor the Company has the right to terminate this Agreement pursuant to Section 7.01(b)(ii)(B) (or would have the right to so terminate assuming that the relevant order, decree, ruling or action referenced in Section 7.01(b)(ii)(B) has become final and non-appealable at the time of such termination) (other than in connection with an action described in Section 7.01(b)(ii)(B) the principal cause of which has been a material breach by Parent of any representation, warranty or covenant hereunder or from the facts or circumstances underlying such breach), then Parent shall pay the Company a fee equal to $100 million (the “Non-Clearance Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement.

(e) The Company and Parent acknowledge and agree that the agreements contained in Sections 5.07(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly (i) if the Company fails promptly to pay the amount due pursuant to Section 5.07(b) or Section 5.07(c) or (ii) Parent fails promptly to pay the amount due pursuant to Section 5.07(d), and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company for the Termination Fee or against Parent for the Non-Clearance Termination Fee, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee or the Non-Clearance Termination Fee as applicable from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

SECTION 5.08. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.09. Affiliates; Section 16 Matters. (a) As soon as practicable following the mailing of the Proxy Statement, the Company shall deliver to Parent a letter identifying all persons who, in the reasonable judgment of the Company, at the time this Agreement is submitted for adoption by the stockholders of the Company may be deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

(b) Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.10. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and the shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options, to be approved for listing upon the Effective Time on the NYSE.

SECTION 5.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.12. Employee Matters. (a) (i) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation, who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to the employee benefits provided to such employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of vesting (but not benefit accrual) under any defined benefit pension plan, (ii) for purposes of eligibility for, and amount of, vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for, and amount of, any company matching contributions and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any “welfare plan” (as defined in Section 3(1) of ERISA) maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) Notwithstanding the foregoing provisions of Section 5.12, the provisions of Section 5.12(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(f) The provisions of this Section 5.12 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.12) under or by reason of any provision of this Agreement.

SECTION 5.13. Takeover Laws. The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. The Company and its Board of Directors shall not take any action to approve any Takeover Proposal made by any person other than Parent or any Subsidiary of Parent for purposes of any state takeover Law or to cause any state takeover Law that would otherwise apply to any such Takeover Proposal to become inapplicable thereto. Without limiting the foregoing, the Company and its Board of Directors shall not approve, for purposes of Section 203 of the DGCL, any acquisition of Company Common Stock by, or any business combination with, any person other than Parent or its Subsidiaries. The Company and its Board of Directors shall not take any action that would cause the shares of Company Common Stock held by the Stockholder Party not to be outstanding for purposes of Section 203 of the DGCL.

SECTION 5.14. Cooperation in Connection with Company Loan Agreement. The Company will reasonably cooperate with Parent in connection with any efforts reasonably requested by Parent to obtain any waivers or amendments under the Company Loan Agreement to be effective at the Effective Time that Parent deems advisable to facilitate the Merger and the transactions contemplated hereby, including any waivers or amendments intended to prevent any defaults under the Company Loan Agreement or the outstanding indebtedness of Parent and its Subsidiaries as a result of the consummation of the Merger and the assumption of the Company Loan Agreement in connection therewith.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement, and the shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(d) Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e) Consents and Approvals. Other than the filing provided for in Section 1.03 and filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect or a Material Adverse Effect, shall have been obtained.

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c) (excluding Section 3.01(c)(v) and (vii)) and 3.01(d)(i), the first sentence of Section 3.01(g), 3.01(q), 3.01(r) and 3.01(s) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for Section 4.01(d)), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any United States Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(d) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary representations and assumptions provided by the Parent, the Company and Merger Sub that counsel reasonably deems relevant.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 3.02(b), 3.02(c)(i) and 3.02(g) and the first sentence of Section 3.02(h) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for Section 4.01(d)), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Sidley Austin LLP, counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary representations and assumptions provided by the Company, Parent and Merger Sub that counsel reasonably deems relevant.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; and provided, further, that (A) if any of the Antitrust Conditions or the condition set forth in Section 6.01(e) shall not have been satisfied on such first anniversary, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of Parent by written notice to the Company, the Outside Date may be extended until the fifteenth month after the date of this Agreement and (B) if any of the Antitrust Conditions or the condition set forth in Section 6.01(e) shall not have been satisfied on such first anniversary, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date), at the election of the Company by written notice to Parent, such Outside Date may be extended until the fifteenth month after the date of this Agreement; and provided, further, that, if Parent shall have elected to extend the Outside Date as described above with respect to any period during which any Antitrust Condition has not been satisfied, then Parent shall be deemed to have waived the conditions to the obligations of Parent and Merger Sub set forth in Section 6.02(a) with respect to any non-willful breach of a representation or warranty of the Company to the extent solely relating to the period following such extension and during which any Antitrust Condition remains unsatisfied;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or (B) for any reason other than as contemplated by Section 7.01(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Outside Date;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent by the Outside Date; or

(e) by Parent prior to the time at which the Company Stockholder Approval has been obtained, in the event that (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal or (iii) the Company shall have materially breached its obligations under Section 5.01.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(g), Section 5.02(c), Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or (to the extent required by applicable Law) an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Fax: (757) 365-3025

Attention: C. Larry Pope

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention: Robert E. Spatt

                 Maripat Alpuche

if to the Company, to:

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, MO 64105

Fax: (816) 472-5837

Attention: Gerard J. Schulte

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Fax: (312) 853-7036

Attention: John J. Sabl

                 Dennis V. Osimitz

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6065

Fax: (212) 757-3990

Attention: Robert B. Schumer

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

(c) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(d) “Company Personnel “ means any current or former employee, director or consultant of the Company or any of its Subsidiaries.

(e) “Environmental Laws” means all Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, Release of, or exposure to, Hazardous Materials.

(f) “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, animal wastes, ammonia, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(g) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $100,000.

(h) “Knowledge of Parent” means, with respect to any matter in question, the actual knowledge of the executive officers of Parent.

(i) “Knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the executive officers of the Company.

(j) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (1) any change, effect, event, occurrence, state of facts or development (an “Effect”) in the financial or securities markets or the economy in general, including prevailing interest rates, commodity prices and energy costs; (2) any Effect in the industries in which the Company or any of its Subsidiaries operates in general; (3) a change in the trading prices of the Company Common Stock on NASDAQ provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (4) any Effect that is demonstrated by the Company to have resulted from the announcement of the execution of this Agreement (including losses or threatened losses of relationships with customers, distributors or suppliers demonstrated by the Company to have resulted from the announcement of the execution of this Agreement) or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken or to be taken in compliance with this Agreement to satisfy the Antitrust Conditions, provided that the exception in this clause (4) shall not affect the representations of the Company in Section 3.01(d)(iii) and (iv); or (5) the settlement of, or the outcome of, any of the Actions disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents or Section 3.01(h) of the Company Disclosure Schedule; to the extent, with respect to clauses (1) and (2) only, such Effects do not disproportionately impact the Company and its Subsidiaries compared to other industry participants; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(k) “Missouri Sale Agreement” means the letter agreement, dated the date hereof, among Parent, the Company and the Stockholder Party, regarding matters relating to the Grower Agreement (as defined therein).

(l) “Parent Material Adverse Effect” means any Effect which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: (1) a change in the trading prices of Parent’s equity or debt securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect; (2) any Effect in the financial or securities markets or the economy in general, including prevailing interest rates, commodity prices and energy costs; (3) any Effect in the industries in which Parent or any of its Subsidiaries operates in general; (4) any Effect that is demonstrated by Parent to have resulted from the announcement of the execution of this Agreement (including losses or threatened losses of relationships with customers, distributors or suppliers demonstrated by Parent to have resulted from the announcement of the execution of this Agreement) or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken or to be taken in compliance with this Agreement to satisfy the Antitrust Conditions, provided that the exception in this clause (4) shall not affect the representations of Parent and Merger Sub in Section 3.02(c)(ii) and (iii); or (5) the settlement of, or the outcome of, any of the Actions disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents or Section 3.02(i) of the Parent Disclosure Schedule; to the extent, with respect to clauses (2) and (3) only, such Effects do not disproportionately impact Parent or any of its Subsidiaries compared to other industry participants; or (ii) is or would reasonably be expect to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(m) “Parent Reference Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing) for each of the 10 consecutive full trading days ending on the third trading day prior to the Closing Date.

(n) a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(o) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment.

(p) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (from and after the Effective Time) for the provisions of Section 5.06, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

SECTION 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.13 Structure. If necessary to obtain the opinions under Sections 6.02(d) and 6.03(c) that the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, the parties shall change the structure or method of effecting the combination with the Company to provide for a merger of the Company into any direct wholly owned Subsidiary of Parent, provided, however, that no such change will be required if it would reasonably be expected to have a Material Adverse Effect; and provided, further, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement or (ii) impede or materially delay consummation of the transactions contemplated by this Agreement. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Effective Time) of the representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.01.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SMITHFIELD FOODS, INC.

By:	/s/ RICHARD J.M. POULSON
Name:	Richard J. M. Poulson
Title:	Executive Vice President

KC2 MERGER SUB, INC.

By:	/s/ MICHAEL COLE
Name:	Michael Cole
Title:	Vice President and Secretary

PREMIUM STANDARD FARMS, INC.

By:	/s/ JOHN M. MEYER
Name:	John M. Meyer
Title:	Chief Executive Officer and President

EXHIBIT A TO THE MERGER AGREEMENT

Voting Agreement

(see Annex B to this proxy statement/prospectus)

EXHIBIT B TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation

of the Surviving Corporation

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Premium Standard Farms, Inc.

SECOND: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value.

THIRD: The street address of the Corporation’s registered office is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of its initial registered agent at that office is CT Corporation.

FOURTH: The name and mailing address of the incorporator of the Corporation is James Heeter, Sonnenschein Nath & Rosenthal LLP, 4520 Main Street, Suite 1100, Kansas City, MO 64111-7700.

FIFTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware.

NINTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Any director may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares entitled to vote at an election of directors.

EXHIBIT C TO THE MERGER AGREEMENT

Amended and Restated Bylaws of the

Surviving Corporation

ARTICLE I

MEETING OF STOCKHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place, if any, fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, notice of the time, date and place, if any, of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting.

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, the stockholders, by a majority in voting power present, or any officer entitled to preside at or to act as secretary of the meeting, shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting; Proxies. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the votes cast. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 6. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the

Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 7. Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE II

DIRECTORS

Section 1. Number, Election and Removal of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. Within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. The directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders. A director may be removed with or without cause by the stockholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by the Board of Directors. Telegraphic, facsimile or written notice of each special meeting of the Board of Directors shall be sent to each director not less than 24 hours before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors. Any meeting of the Board of Directors may be held in person or by telephone, videoconference or other communication facilities by means of which all persons participating in such meeting can hear each other. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

Section 3. Quorum. One-third of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4. Committees of Directors. The Board of Directors may, by resolution adopted by the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of one or more Presidents or Co-Presidents, one or more Vice Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

INDEMNIFICATION & PREPAYMENT OF EXPENSES

Section 1. Right to Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article IV shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

Section 2. Prepayment of Expenses. The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware.

ARTICLE V

GENERAL PROVISIONS

Section 1. Notices. Whenever any statute, the Certificate of Incorporation or these By-Laws require notice to be given to any director or stockholder, such notice may be given in writing by mail, addressed to such director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to directors may also be given by e-mail, facsimile or telegram.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors

ARTICLE VI

AMENDMENTS

Section 1. These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the majority vote of the Board of Directors.

EXHIBIT D TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

The undersigned, a holder of shares of common stock, par value $0.01 per share (“Company Common Stock”), of Premium Standard Farms, Inc., a Delaware corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC ”). Pursuant to the terms of the Agreement and Plan of Merger, dated as September 17, 2006 (the “Merger Agreement”), among Smithfield Foods, Inc., a Virginia corporation (“Parent”), KC2 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger, the undersigned is entitled to receive cash and shares of common stock, par value $0.50 per share, of Parent (“Parent Common Stock”).

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) if the undersigned provides evidence of compliance with Rule 145 to Parent, in the form of a letter in the form of Annex I hereto, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with Rule 145, pursuant to a Registration Statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Dated:

ANNEX I TO EXHIBIT D

[DATE]

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

On                     , the undersigned sold the securities of Smithfield Foods, Inc. (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of a wholly owned subsidiary of Parent with and into Premium Standard Farms, Inc.

Transferred Securities:             shares of Parent common stock

The undersigned hereby represents that the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities in anticipation or in connection with such transactions, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Name:

Annex B

EXECUTION COPY

VOTING AGREEMENT

BY AND AMONG

SMITHFIELD FOODS, INC.,

CONTIGROUP COMPANIES, INC.

AND

(SOLELY FOR PURPOSES OF SECTION 5.2 HEREOF)

PREMIUM STANDARD FARMS, INC.

DATED AS OF SEPTEMBER 17, 2006

i

INDEX OF DEFINED TERMS

Page
Affiliate	B-1
Agreement	B-1
Beneficial Ownership	B-1
Beneficially Own	B-2
Beneficially Owned	B-2
Common Stock	B-1
Company	B-1
control	B-2
Covered Shares	B-2
Encumbrance	B-2
Existing Shares	B-2
Grantees	B-3
Merger	B-1
Merger Agreement	B-1
Merger Sub	B-1
Parent	B-1
Permitted Transfer	B-2
Person	B-2
Prohibited Activity	B-7
Representatives	B-2
Specified Rights	B-4
Stockholder	B-1
Subsidiary	B-2
Traded Securities	B-7
Transfer	B-2
Valuation Period	B-7

ii

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 17, 2006 (this “Agreement”), by and among Smithfield Foods, Inc., a Virginia corporation (“Parent”), ContiGroup Companies, Inc., a Delaware corporation (“Stockholder”), and, solely for the purposes of Section 5.2 hereof, Premium Standard Farms, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, KC2 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner, in the aggregate, of 12,428,592 outstanding shares of Common Stock, all of which such shares Stockholder controls the right to vote.

WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and the Stockholder have entered into the Missouri Sale Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws.

“Existing Shares” means, with respect to the Stockholder, the number of shares of Common Stock Beneficially Owned (and except as may be set forth on Schedule 1 hereto, owned of record) by the Stockholder, as set forth opposite the Stockholder’s name on Schedule 1 hereto.

“Permitted Transfer” means a Transfer by the Stockholder to a wholly owned Subsidiary of the Stockholder, provided that such transferee Subsidiary executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as the Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1. Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote (i) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders; (ii) against any action or agreement submitted for the vote or written consent of stockholders that is in opposition to, or competitive or materially inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (iii) against any Takeover Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement. The obligations of the Stockholder specified in this Section 2.1(b) shall, subject to Section 2.1(c), apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company.

(c) Notwithstanding the foregoing, in the event of a Company Adverse Recommendation Change (as defined in the Merger Agreement) made in compliance with the Merger Agreement, other than a Company Adverse Recommendation Change not made in connection with a Superior Proposal, the obligation of the Stockholder to vote Covered Shares as to which the Stockholder controls the right to vote in the manner set forth in this Section 2.1 shall only apply to an aggregate number of Covered Shares entitled to vote in respect of such matter that is equal to thirty-two percent (32%) of the total number of shares of Common Stock entitled to vote in respect of such matter and the Stockholder shall cause all remaining Covered Shares so entitled to vote to be voted in a manner that is proportionate to the manner in which all shares of Common Stock (other than shares voted by the Stockholder) which are voted in respect of such matter, are voted.

2.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

2.3. Proxy. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Michael Cole and Richard Poulson, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares as to which the Stockholder controls the right to vote in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the matters described in Section 2.1(a) was to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Stockholder, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer or constitute any warrants, options, conversion rights or similar rights with respect to Common Stock (collectively, “Specified Rights”) that expire after the date hereof. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by the Stockholder. Except (i) to the extent Covered Shares are transferred after the date hereof pursuant to a Permitted Transfer or constitute Specified Rights that expire after the date hereof or (ii) as set forth on Schedule 1, the Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date (subject, in the case of Covered Shares underlying Specified Rights acquired after the date hereof, to the terms of such Specified Rights).

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of the Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the

Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. Other than compliance with applicable securities laws and Antitrust Laws (including any filing under the HSR Act), the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e) Absence of Litigation. There is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

(g) Reliance by Parent and Merger Sub. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers, Other Actions. The Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. No Solicitation. The Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its Subsidiaries, Affiliates or Representatives to, (i) solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 2.1, (v) vote, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, or (vi) agree or publicly propose to do any of the foregoing. The Stockholder hereby agrees immediately to cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with any Person other than Parent with respect to any Takeover Proposal, and will take commercially reasonable steps to inform its Affiliates and Representatives of the obligations undertaken by the Stockholder pursuant to this Agreement, including this Section 4.3. The Stockholder also agrees that any violation of this Section 4.3 by any of its Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Section 4.3.

4.4. Notice of Acquisitions, Proposals Regarding Prohibited Transactions. The Stockholder hereby agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) in writing of (i) the number of any additional shares of Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof, (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, the Stockholder or any of its Affiliates with respect to any Takeover Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be) and (iii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein. The Stockholder will keep Parent informed on a reasonably current basis of material developments with respect to any such Takeover Proposal.

4.5. Stockholder Profit.

(a) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, but in each case subject to such Termination Fee actually becoming payable under the Merger Agreement, the Stockholder shall pay to Parent an amount equal to 50% of the Stockholder’s profit (determined in accordance with Section 4.5(b) below) (A) from the sale or other Transfer of any Covered Shares pursuant to a Takeover Proposal (including a Superior Proposal) so long as the agreement with respect to such Takeover Proposal is entered into or consummated within 12 months of the termination of this Agreement, or (B) from the sale or other Transfer of any Covered Shares (including a distribution to a Stockholder’s shareholders, unless such distributee agrees to be bound by the terms of this Agreement) within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt of the proceeds from such sale or other disposition and shall only be required to be paid if such sale or other disposition is completed or, if later, when the Termination Fee is paid.

(b) For purposes of this Section 4.5, the profit of the Stockholder shall equal (A) the aggregate consideration received by the Stockholder for or on account of the Covered Shares that were sold or otherwise Transferred as described in Section 4.5(a) (including extraordinary distributions directly or indirectly made in connection with any Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) any exercise price or similar expense with respect to Specified Rights constituting Covered Shares and reasonable costs or expenses incurred by the Stockholder or its Affiliates in connection with such sale or other Transfer, and less (C) the product of (x) the per share closing price of the Parent Common Stock on the last trading day immediately prior to the date of this Agreement, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), (y) the Exchange Ratio and (z) the number of Covered Shares so sold or otherwise Transferred (on an as-exercised or as-converted basis, as applicable, with respect to Specified Rights constituting Covered Shares). With respect to a distribution of Covered Shares to shareholders of a Stockholder at such time as a Takeover Proposal is pending with respect to which a payment is required under Section 4.5(a) above, the aggregate consideration shall be deemed to be the amount proposed to be paid pursuant to the Takeover Proposal as of the date of such distribution, and with respect to a distribution of Covered Shares to shareholders of a Stockholder at such other time during such period when a Takeover Proposal is not pending, the aggregate consideration shall be deemed to be the fair market value of the Covered Shares distributed to the shareholders, as of the date of such distribution, plus the fair market value as of such date of any consideration required to be paid (and actually paid) by such shareholder to the Stockholder in order to receive such distribution.

(c) For purposes of this Section 4.5, the fair market value of any non-cash consideration consisting of:

(i) securities listed on a national securities exchange or traded or quoted on the Nasdaq (“Traded Securities”) shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination (the “Valuation Period”); and

(ii) consideration which is other than cash or securities of the form specified in clause (i) of this Section 4.5(c) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder within ten Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment-banking firm shall be binding upon the parties.

(d) Any payment of profit under this Section 4.5 shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholder in the Takeover Proposal or other disposition.

(e) The Stockholder shall not engage in any transaction with respect to the Covered Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(f) Neither the Stockholder nor Parent shall, or shall permit any of their respective Affiliates to engage in any Prohibited Activity with respect to any subject Traded Securities during an applicable Valuation Period. “Prohibited Activity” means (i) any acquisition or disposition, in open market transactions, private transactions or otherwise, during the Valuation Period of any of the subject Traded Securities or any securities convertible into or exchangeable for or derivative of the subject Traded Securities or (ii) any other action taken intentionally for the purpose of manipulating the price of the subject Traded Securities during the Valuation Period.

4.6. Waiver of Appraisal Rights. To the fullest extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

4.7. Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this agreement.

4.8. Piggy-back Registration Rights. Prior to the Effective Time Parent and the Stockholder will negotiate and enter into a piggy-back registration rights agreement in customary form and substance and including the terms and conditions set forth in Annex A hereto.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Closing, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) the delivery of written notice of termination by the Stockholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Stockholder which would reduce or change the form of consideration to be paid in the Merger, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of Section 4.5, this Section 5.1, the last sentence of Section 5.2(a) and Sections 5.4 through 5.12 shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

5.2. Legends; Stop Transfer Order.

(a) In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by the Stockholder and to legend the share certificates. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock and to legend the share certificates. The Company agrees that, promptly following the termination of this Agreement, the Company will cause any stop transfer instructions imposed pursuant to this Section 5.2 to be lifted and any legended certificates delivered pursuant to this Section 5.2 to be replaced with certificates not bearing such legend.

(b) In the event that the Stockholder intends to undertake a Permitted Transfer of Covered Shares held of record by the Stockholder, the Stockholder shall provide notice thereof to the Company and Parent and shall authorize the Company to instruct its transfer agent to (i) lift the stop transfer order in order to effect such Permitted Transfer only upon certification by Parent that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to the definition of “Permitted Transfer” is satisfactory to Parent and (ii) re-enter the stop transfer order upon completion of the Permitted Transfer. The Company agrees that as promptly as practical after the receipt of such notice of a contemplated Permitted Transfer together with a duly executed copy of the applicable written agreement of the proposed transferee agreeing to be bound by the terms of this Agreement, and written acknowledgement from Parent of its approval of such written agreement (not to be unreasonably withheld or delayed), it shall instruct the transfer agent for the Common Stock to (x) lift such stop transfer order with respect to such Covered Shares in order to effect such Permitted Transfer and (y) re-enter the stop transfer order upon completion of the Permitted Transfer; provided that the Company shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if Parent has not so approved, and received a copy of, such duly executed written agreement of the proposed transferee.

(c) Each certificate representing Covered Shares held of record by the Stockholder shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT

CERTAIN VOTING AGREEMENT DATED AS OF SEPTEMBER 17, 2006, AMONG SMITHFIELD FOODS, INC., CONTIGROUP COMPANIES, INC., AND, SOLELY FOR THE PURPOSES OF SECTION 5.2 THEREOF, PREMIUM STANDARD FARMS, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF PREMIUM STANDARD FARMS, INC..”

The Stockholder will cause all of its Existing Shares held of record by the Stockholder and any securities that become Covered Shares held of record by the Stockholder after the date hereof to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance). The Company shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

5.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Fax: (757) 757-365-3025

Attention: C. Larry Pope

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention: Robert E. Spatt

                    Maripat Alpuche

(b)	if to the Company (for purposes of Section 5.2) to:

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, MO 64105

Fax: (816) 472-5837

Attention: Gerard J. Schulte

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Fax: (312) 853-7036

Attention: John J. Sabl

                    Dennis V. Osimitz

(c)	if to the Stockholder, to:

ContiGroup Companies, Inc. 277 Park Avenue

New York, NY 10172

Attention: Michael J. Zimmerman

Fax: (212) 207-5193

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax: (212) 757-3990

Attention: Robert B. Schumer

5.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.8.

5.9. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder, provided that any amendment to Section 5.2 shall also require the consent of the Company. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholder.

5.10. Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.13. Stockholder Capacity. The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SMITHFIELD FOODS, INC.

By:	/s/ RICHARD J.M. POULSON
Name:	Richard J. M. Poulson
Title:	Executive Vice President

CONTIGROUP COMPANIES, INC.

By:	/s/ PAUL J. FRIBOURG
Name:	Paul J. Fribourg
Title:	Chairman, President and Chief Executive Officer

PREMIUM STANDARD FARMS, INC.
(solely for purposes of Section 5.2)

By:	/s/ JOHN M. MEYER
Name:	John M. Meyer
Title:	Chief Executive Officer and President

ANNEX C

September 17, 2006

Board of Directors

Premium Standard Farms, Inc.

805 Pennsylvania Avenue,

Suite 200

Kansas City, Missouri 64105

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Premium Standard Farms, Inc. (the “Company”) of the Consideration (as defined below) to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2006 (the “Merger Agreement”), between the Company, Smithfield Foods, Inc. (“Parent”) and KC2 Merger Sub, Inc., a wholly owned subsidiary of Parent (“Sub”). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company (the “Merger”) pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (other than any such shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries) will be converted into the right to receive (i) 0.678 shares of common stock, par value $0.50 per share, of Parent plus (ii) $1.25 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and Parent for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, together with certain published estimates of equity research analysts relating to Parent, and we have met with management of the Company to review and discuss such information and, among other matters, each of the Company’s and Parent’s business, operations, assets, financial condition and future prospects. In addition, we have met with management of Parent to discuss future prospects of Parent.

We have reviewed and considered certain financial and stock market data relating to the Company and Parent, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and Parent or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain acquisitions and business combination transactions in the protein industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and (i) in the case of the Company, on bases reflecting the best currently available judgments and estimates of the Company’s management as to the future operating and financial performance of the Company and (ii) in the case of Parent, on bases not materially different from the best currently available judgments and estimates of the Company’s management as to the future operating and financial performance of Parent. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of

C-1

the Company or Parent, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have a material adverse impact on the Parent or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Parent or the Company will actually trade at any time.

We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger, as well as a fee for rendering this opinion. Employees of Centerview Partners LLC who worked on the Merger have performed investment banking services for an affiliate of the Company in the past and the firm for whom such employees then worked was compensated for such services. In addition, Centerview has performed investment banking services to such affiliate and has earned customary compensation for such services.

Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company of the Consideration to be received, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company’s underlying business decision to effect the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company or the Parent following consummation of the Merger or at any time.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger. This opinion does not constitute a recommendation to the Board of Directors of the Company or any shareholder as to how to vote with respect to the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

C-2

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the Articles of Incorporation (the “Smithfield Articles”) of Smithfield Foods, Inc. (“Smithfield”), the liability of officers and directors to Smithfield is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

To the fullest extent permitted by Virginia law, the Smithfield Articles require it to indemnify any director or officer who is, was or is threatened to be made a party to any proceeding because he or she was or is a director or officer of Smithfield, or because he or she is or was serving Smithfield or any other legal entity in any capacity at the request of Smithfield while a director or officer of Smithfield, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Articles, “proceeding” is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield. Similarly, “liability” is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Articles also provide that it may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require Smithfield to pay reasonable expenses incurred by a director or officer of Smithfield in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

The rights of indemnification provided in the Smithfield Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Smithfield Articles authorize Smithfield to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield, whether or not Smithfield would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to Smithfield or any other legal entity at the request of Smithfield.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Smithfield of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on January 9, 2007.

SMITHFIELD FOODS, INC.

By:	/s/ C. LARRY POPE
Name:	C. Larry Pope
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated below on January 9, 2007.

Name	Title

* NAME: JOSEPH W. LUTER, III	Chairman of the Board of Directors

/s/ C. LARRY POPE NAME: C. LARRY POPE	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ ROBERT W. MANLY NAME: ROBERT W. MANLY	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* NAME: JEFFREY A. DEEL	Corporate Controller (Principal Accounting Officer)

* NAME: WENDELL H. MURPHY	Director

* NAME: RAY A. GOLDBERG	Director

* NAME: JOHN T. SCHWIETERS	Director

* NAME: MELVIN O. WRIGHT	Director

* NAME: ROBERT L. BURRUS, JR.	Director

* NAME: HON. CAROL T. CRAWFORD	Director

* NAME: FRANK S. ROYAL, M.D.	Director

*	By:	/S/ MICHAEL H. COLE
	Name: Title:	Michael H. Cole Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield Foods, Inc., KC2 Merger Sub, Inc. and Premium Standard Farms, Inc. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement)

3.1	Articles of Amendment effective August 29, 2001 to the Amended and Restated Articles of Incorporation, including the Amended and Restated Articles of Incorporation of the Company, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form 10-Q Quarterly Report filed with the SEC on September 12, 2001)

3.2	Amendment to the Bylaws adopted May 30, 2001, including the Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 30, 2001)

4.1	Form of certificate of common stock of Smithfield Foods, Inc. (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 30, 2001)

5.1	Opinion of McGuireWoods LLP regarding legality of common stock being registered

8.1	Opinion of Simpson Thacher & Bartlett LLP as to the United States federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield Foods, Inc., KC2 Merger Sub, Inc. and Premium Standard Farms, Inc.

8.2	Opinion of Sidley Austin LLP as to the United States federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield Foods, Inc., KC2 Merger Sub, Inc. and Premium Standard Farms, Inc.

10.1	Voting Agreement by and among Smithfield Foods, Inc., ContiGroup Companies, Inc. and Premium Standard Farms, Inc. (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement)

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)

23.2	Consent of Sidley Austin LLP (included as part of its opinion filed as Exhibit 8.2)

23.3	Consent of McGuireWoods LLP (included as part of its opinion filed as Exhibit 5.1)

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm for Smithfield Foods, Inc.

23.5	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Premium Standard Farms, Inc.

†24.1	Power of Attorney (included on signature page to this registration statement)

†99.1	Consent of Centerview Partners LLC

†99.2	Proxy Card

†99.3	Consent of Paul J. Fribourg

†	Previously filed